Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

February 7, 2024

by and among

Telix Pharmaceuticals Limited,

CYCLONE Merger Sub I, Inc.,

CYCLONE Merger Sub II, Inc.,

QSAM BIOSCIENCES, INC.

and

DAVID H. CLARKE

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	4.11	FDA Matters	40
	4.12	Contracts; No Defaults	43
	4.13	Company Benefit Plans	45
	4.14	Employment and Labor Relations	47
	4.15	Taxes	49
	4.16	Brokers’ Fees	52
	4.17	Insurance	52
	4.18	Licenses, Permits and Authorizations	52
	4.19	Real Property	52
	4.20	Intellectual Property	52
	4.21	Environmental Matters	55
	4.22	Data Privacy	55
	4.23	Absence of Changes	55
	4.24	Affiliate Matters	56
	4.25	Accredited Investors	56
	4.26	No Additional Representations or Warranties	56

ARTICLE V.	REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUBS		57

	5.1	Corporate Organization	57
	5.2	Due Authorization	57
	5.3	No Conflict	58
	5.4	Governmental Consents	58
	5.5	Litigation and Proceedings	58
	5.6	Issuance of Buyer Ordinary Shares	59
	5.7	No Additional Representations or Warranties	59

ARTICLE VI.	COVENANTS OF THE COMPANY		59

	6.1	Conduct of Business	60
	6.2	Inspection	62
	6.3	Information Statement	63
	6.4	Director & Officer Tail Policy	64
	6.5	Exclusivity	64
	6.6	Reverse Split	64

ARTICLE VII.	COVENANTS OF BUYER		65

	7.1	Appendix 3B	65
	7.2	Director & Officer Indemnification and Insurance	65

ARTICLE VIII.	JOINT COVENANTS		66

	8.1	Support of Transaction	66
	8.2	Stockholder Approval	66
	8.3	Further Assurances	66
	8.4	Tax Matters	66
	8.5	Private Placement	68
	8.6	CVR Agreement	68

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ARTICLE IX.	CONDITIONS TO OBLIGATIONS		68
	9.1	Conditions to the Obligations of Buyer and Merger Subs	68
	9.2	Conditions to the Obligations of the Company	69
	9.3	Waiver of Conditions; Frustration of Conditions	70

ARTICLE X.	TERMINATION/EFFECTIVENESS		70

	10.1	Termination	70
	10.2	Effect of Termination	72

ARTICLE XI.	INDEMNIFICATION		72

	11.1	Survival of Representations, Warranties and Covenants	72
	11.2	Indemnification	72
	11.3	Indemnification Claim Procedures	74
	11.4	Limitations on Indemnification Liability	75
	11.5	Offset	76
	11.6	Indemnification Sole and Exclusive Remedy	77
	11.7	Tax Treatment	77

ARTICLE XII.	MISCELLANEOUS		77

	12.1	Waiver	77
	12.2	Notices	77
	12.3	Assignment	79
	12.4	Rights of Third Parties	79
	12.5	Expenses	79
	12.6	Governing Law	79
	12.7	Captions; Counterparts	79
	12.8	Schedules and Annexes	79
	12.9	Entire Agreement	80
	12.1	Amendments	80
	12.11	Publicity	80
	12.12	Severability	80
	12.13	Jurisdiction; Waiver of Jury Trial	81
	12.14	Enforcement	81
	12.15	Tax Advice	81

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Annexes

Annex A – Form of Lock-up Agreement

Annex B – Form of CVR Agreement

Annex C – Preliminary Allocation Schedule

Annex D – Form of Written Consent

Annex E-1 – Form of First Certificate of Merger

Annex E-2 – Form of Second Certificate of Merger

Annex F – Form of Option Acknowledgement Agreement

Annex G – Form of Letter of Transmittal

Annex H – Form of Investor Questionnaire

Schedules

Schedule A – Lock-up Parties

Company Disclosure Schedule

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of February 7, 2024, is entered into by and among Telix Pharmaceuticals Limited ACN 616 620 369, a public limited company registered under the Laws of the Commonwealth of Australia (“Buyer”), Cyclone Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Buyer (“Merger Sub I”), Cyclone Merger Sub II, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Buyer (“Merger Sub II”, and together with Merger Sub I, “Merger Subs”), QSAM Biosciences, Inc., a Delaware corporation (the “Company”), and David H. Clarke, solely in his capacity as the Company Stockholder Representative hereunder.

RECITALS

WHEREAS, the respective Boards of Directors of Buyer, Merger Sub I and the Company have approved and declared advisable the First Merger upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”) and have determined that the First Merger (as defined below) is in furtherance of and consistent with their respective business strategies and is fair to, and in the best interest of, their respective stockholders;

WHEREAS, the Board of Directors of the Company has determined that an amendment to the Company Charter to effect the Reverse Split is advisable and in the best interests of the Company and its stockholders and determined to recommend that the Company Stockholders vote to approve an amendment to the Company Charter to effect the Reverse Split, to become effective prior to the First Effective Time;

WHEREAS, Buyer, the Merger Subs and the Company intend to effect a reorganization in which, as steps in a single, integrated transaction, (a) Merger Sub I will merge with and into the Company, Merger Sub I will cease to exist, and the Company will survive as a direct, wholly owned subsidiary of Buyer (the “First Merger”), and (b) as part of the same overall transaction, the Company will merge with and into Merger Sub II, the Company will cease to exist, and Merger Sub II will survive as a direct, wholly owned subsidiary of Buyer (the “Second Merger” and, collectively or ad seriatim with the First Merger, as appropriate, the “Merger”);

WHEREAS, the parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement be a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and within the meaning of Section 1.368-2(g) of the Treasury Regulations;

WHEREAS, immediately after the execution and delivery of this Agreement, the Company will obtain and deliver to Buyer a true, correct and complete copy of an irrevocable written consent of stockholders of the Company in sufficient number to evidence the approval of this Agreement, the First Merger and the other transactions contemplated hereby in accordance with the DGCL;

WHEREAS, concurrently with the execution of this Agreement, and as a condition of the willingness of Buyer to enter into this Agreement, the Company Employees and Company Stockholders listed on Schedule A are entering into Lock-Up Agreements with Buyer, the form of which is attached as Annex A hereto (each, a “Lock-Up Agreement”);

WHEREAS, subject to the terms and conditions of this Agreement, at or prior to the Closing, Buyer and a rights agent mutually agreeable to Buyer and the Company (the “Rights Agent”) will enter into a Contingent Value Rights Agreement in substantially the form attached hereto as Annex B, subject to any revisions to the CVR Agreement that are reasonably requested by such Rights Agent or are required by applicable Law (the “CVR Agreement”); and

WHEREAS, for certain limited purposes, and subject to the terms set forth herein, the Company Stockholder Representative shall serve as a representative of the Pre-Reverse Split Company Stockholders and the Company Stockholders.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Buyer, Merger Subs, the Company and, solely in his capacity as such, the Company Stockholder Representative, agree as follows:

Article I.

CERTAIN DEFINITIONS

1.1 Definitions. As used herein, the following terms shall have the following meanings:

“Accredited Investor” means an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

“Acquisition Proposal” has the meaning specified in Section 6.5(a).

“Action” means any claim, action, demand, complaint, suit, audit, assessment, arbitration, inquiry, hearing, proceeding or investigation, in each case, by or before any Governmental Authority.

“Adjustment Amount” means the sum of (a) the Closing Indebtedness Amount, plus (b) the Closing Transaction Expenses.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. For the avoidance of doubt, following the Closing, (i) the Company shall constitute an Affiliate of Buyer and (ii) neither Buyer nor any of its Subsidiaries (including the Company) shall constitute an Affiliate of any Company Stockholder.

“Aggregate Non-CVR Closing Consideration Amount” means an amount equal to (a) Aggregate Non-CVR Consideration Amount, minus (b) the Reverse Split Fractional Share Cashout Amount.

“Aggregate Non-CVR Consideration Amount” means an amount equal to (a) the Base Purchase Price, minus (b) the Adjustment Amount.

“Agreement” has the meaning specified in the preamble hereto.

“Anti-Bribery Laws” has the meaning specified in Section 4.10(b).

“ASX” means ASX Limited ACN 008 624 691 and the securities exchange operated by it (as the case applies).

“ASX Listing Rules” means the official listing rules of the ASX.

“Base Purchase Price” means $33,100,000.

“Basket Amount” has the meaning specified in Section 11.4(b).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which the commercial banking institutions in New York, New York or Melbourne, Australia are authorized to close for business.

“Buyer” has the meaning specified in the preamble hereto.

“Buyer Closing Certificate” has the meaning specified in Section 9.2(c).

“Buyer Cure Period” has the meaning specified in Section 10.1(c)(i).

“Buyer Financial Reports” means all ASX announcements, annual reports, financial reports and presentations and corporate governance documents disclosed or otherwise made available by Buyer at https://telixpharma.com/investor-centre/ as of on or after January 1, 2021.

“Buyer Indemnified Parties” has the meaning specified in Section 11.2(a).

“Buyer Ordinary Shares” means the ordinary shares of Buyer.

“Buyer Share Price” means $7.5745, representing the volume weighted average price at which Buyer Ordinary Shares traded on the ASX (excluding special crossings and overnight sales) over the ten (10) trading-day period ending on the Business Day prior to the date hereof, as converted from AUD to USD at the exchange rate published in the Wall Street Journal as of the Business Day prior to the date hereof.

“Cancelled Shares” has the meaning specified in Section 3.1(a).

“CERCLA” means the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“Certificates” has the meaning specified in Section 3.7(b).

“Change in Control Payments” means any amounts payable by the Company, the Final Surviving Corporation or their Subsidiaries at or at any time after the Closing (or, to the extent such amounts are unpaid as of immediately prior to the Closing, at any time prior to the Closing) as a result of the execution and delivery of this Agreement or the consummation of the First Merger (whether or not conditioned upon a related or concurrent or subsequent termination of employment or the occurrence of any other event), plus the employer’s share of Taxes payable with respect to all such amounts.

“Closing” has the meaning specified in Section 2.3.

“Closing Adjustment Schedule” means a schedule, prepared by the Company, setting forth, in reasonable detail, the Company’s good faith calculations of the Adjustment Amount, including calculations of the Closing Indebtedness Amount and the Closing Transaction Expenses, prepared in accordance with GAAP and certified by the Company’s chief executive officer and chief financial officer.

“Closing Certificate” has the meaning specified in Section 9.1(c).

“Closing Date” has the meaning specified in Section 2.3.

“Closing Date Allocation Schedule” means a schedule, prepared by the Company in the format of the Preliminary Allocation Schedule and dated as of the date on which the Closing Payment Certificate is delivered to Buyer setting forth: (a) for each Pre-Reverse Split Company Stockholder who is a stockholder of record or a non-objecting beneficial owner of shares of Company Stock held in street name: (i) such Person’s name and address, or other identifying information reasonably requested by Buyer to the extent that the name and address are not available; (ii) the number of shares of Company Capital Stock held or beneficially owned, as applicable, as of the Measurement Date by such Person; (iii) the aggregate Pre-Reverse Split Pro Rata Share and Pro Rata Share attributable to such Person’s Company Capital Stock, assuming such Person will hold or beneficially own, as applicable, the number of shares of Company Capital Stock set forth in (a)(ii) above as of the Reverse Split and will hold or beneficially own, as applicable, all shares received by such Person in the Reverse Split as of the Closing; (iv) the amounts of Buyer Ordinary Shares, CVRs and cash payable to such Person pursuant to the Reverse Split, assuming such Person will hold or beneficially own, as applicable, the number of shares of Company Capital Stock set forth in clause (a)(ii) of this definition as of the Reverse Split; (v) the amounts of Buyer Ordinary Shares (rounded to the nearest whole share in accordance with Section 3.12) and CVRs payable to such Person at Closing pursuant to Section 3.1(a), assuming such Person will hold or beneficially own, as applicable, the number of shares of Company Capital Stock set forth in (a)(ii) above as of the Reverse Split and will hold or beneficially own, as applicable, all shares received by such Person in the Reverse Split as of the Closing; (vi) the number of Holdback Shares to be withheld from such Person’s portion of the Share Consideration at Closing (in accordance with their respective Pro Rata Shares) pursuant to Section 3.5(b), assuming such Person will hold or beneficially own, as applicable, the number of shares of Company Capital Stock set forth in (a)(ii) above as of the Reverse Split and will hold or beneficially own, as applicable, all shares received by such Person in the Reverse Split as of the Closing and (vii) whether such Person has provided a valid and signed Investor Questionnaire and, if so, whether such signed Investor Questionnaire indicates that such Person is an Accredited Investor and (b) the information described in clause (a) of this definition for each Pre-Reverse Split Company Stockholder who is an objecting beneficial owner of shares of Company Stock held in street name, to the extent known or obtained by the Company. As used in this definition, the term “Measurement Date” means (1) with respect to information regarding Pre-Reverse Split Company Stockholders of record, the Business Day prior to the date on which the Closing Payment Certificate is delivered to Buyer and (2) with respect to Pre-Reverse Split Company Stockholders who are the beneficial owners of Shares held in street name, the date of a NOBO list and OBO share range report as provided from Broadridge which shall be no earlier than five (5) Business Days prior to the date that the Closing Payment Certificate is delivered to Buyer pursuant to Section 3.4(a).

“Closing Indebtedness” means all Indebtedness and payables of the Company as of immediately prior to the First Effective Time, except for the Indebtedness and payables set forth on Section 1.1(a) of the Company Disclosure Schedule (which schedule may be updated from time to time after the date hereof at the mutual written agreement of Buyer and the Company), calculated in accordance with GAAP applied in a manner consistent with the principles applied in connection with the preparation of the most recent audited balance sheet included in the Financial Statements, in each case to the extent such Closing Indebtedness is unpaid as of the Closing.

“Closing Indebtedness Amount” means the amount of all Closing Indebtedness.

“Closing Payment Certificate” means a certificate, signed by an executive officer of the Company on behalf of the Company, which (a) sets forth (i) the amounts and payees of any Closing Indebtedness, (ii) the amounts of any Transaction Expenses and the payees to whom such amounts are owed, and whether such payments are payable in cash or in Buyer Ordinary Shares, (iii) the applicable wire (or issuance) instructions for the account or accounts of such payees and (iv) the aggregate estimated Reverse Split Fractional Share Cashout Amount in respect of all fractional shares of Company Common Stock resulting from the Reverse Split and (b) attaches the Closing Date Allocation Schedule as a schedule thereto.

“Closing Transaction Expenses” means the Excess Transaction Expenses and the Specified Transaction Expenses.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the preamble hereto.

“Company Balance Sheet” means the balance sheet of the Company as of September 30, 2023 contained in the Company SEC Reports.

“Company Benefit Plans” has the meaning specified in Section 4.13(a).

“Company Bylaws” means the bylaws of the Company, as amended.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Charter” means the Amended and Restated Certificate of Incorporation of the Company, as amended.

“Company Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company Cure Period” has the meaning specified in Section 10.1(c)(i).

“Company Disclosure Schedule” means the Company Disclosure Schedule delivered by the Company to Buyer on the date hereof.

“Company Employee” means each current and former employee of the Company and its Subsidiaries.

“Company Equity Plans” means any stock incentive or equity-related agreement or plan of the Company.

“Company Intellectual Property” means the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

“Company’s Knowledge,” “Knowledge of the Company” and words of similar effect means the knowledge of each of the individuals identified in Section 1.1(b) of the Company Disclosure Schedule, in each case after due and reasonable inquiry.

“Company Licensed Intellectual Property” means all Intellectual Property that is, or is purported to be, licensed to the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has been given a covenant not to assert, by any third party.

“Company Option” means each option to purchase shares of Company Common Stock granted pursuant to any Company Equity Plan.

“Company Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company and its Subsidiaries, solely or jointly with any other Person.

“Company Permits” has the meaning specified in Section 4.18.

“Company Registered IP” has the meaning specified in Section 4.20(a).

“Company Regulated Product” has the meaning specified in Section 4.11(a).

“Company Preferred Stock” means the Company Series A Preferred Stock and the Company Series B Preferred Stock.

“Company SEC Reports” has the meaning specified in Section 4.7(a),

“Company Series A Preferred Stock” means the Company’s Series A Preferred Stock, par value $0.0001 per share.

“Company Series B Preferred Stock” means the Company’s Series B Preferred Stock, par value $0.0001 per share.

“Company Stockholder” means each Person who holds one or more Shares immediately prior to the First Effective Time (after giving effect to the Reverse Split).

“Company Stockholder Representative” means a representative designated by the parties to act on behalf of the Pre-Reverse Split Company Stockholders and the Company Stockholders, as the exclusive agent and attorney-in-fact for and on behalf of such Persons, for certain limited purposes, as specified herein. Company Stockholder Representative shall initially be David H. Clarke.

“Company Stockholder Representative Expense Amount” has the meaning specified in Section 3.9(c).

“Company Stockholder Representative Expense Fund” has the meaning specified in Section 3.9(c).

“Confidentiality Agreement” has the meaning specified in Section 12.9.

“Contract” means any contract, covenant, plan, undertaking, concession, agreement, agreement in principle, franchise, instrument, license, sublicense, lease, sublease, note, bond, indenture, deed of trust, mortgage, Lien, loan agreement, instrument of Indebtedness or other understanding, commitment or arrangement, whether written or oral.

“Corporations Act” means the Corporations Act 2001 (Cth) of Australia,

“CVR” has the meaning specified in Section 3.1(a).

“CVR Agreement” has the meaning specified in the Recitals.

“DGCL” has the meaning specified in the Recitals.

“Dispute Notice” has the meaning specified in Section 3.8(a).

“Dissenting Share” has the meaning specified in Section 3.1(a).

“D&O Tail Policy” has the meaning specified in Section 6.4.

“Environmental Law” means any Law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to: (a) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (b) air, water and noise pollution; (c) groundwater and soil contamination; (d) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (e) transfer of interests in or control of real property which may be contaminated; (f) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (g) the protection of wild life, marine life and wetlands, and endangered and threatened species; (h) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (i) health and safety of employees and other persons. As used above, the term “release” shall have the meaning specified in CERCLA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which is, or at any applicable time was, a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company, or otherwise would be treated as a single employer with the Company for purposes of Title IV of ERISA.

“Excess Transaction Expenses” means (without duplication) any and all Transaction Expenses, other than the fees, costs and expenses designated as “Assumed/Paid by Telix” on Section 1.1(a) of the Company Disclosure Schedule (which schedule may be updated from time to time after the date hereof at the mutual written agreement of Buyer and the Company) to the extent unpaid as of Closing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 3.7(a).

“Existing In-License Agreements” has the meaning specified in Section 4.20(b).

“Exploitation” means the act of making, having made, importing, using, selling, offering for sale, otherwise disposing of, researching, developing, registering, modifying, enhancing, improving, manufacturing, having manufactured, licensing, storing, formulating, optimizing, exporting, transporting, distributing, commercializing, promoting, marketing, having sold or otherwise having. disposed of.

“FDA” means the United States Food and Drug Administration.

“FDCA” means the United States Federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated thereunder.

“Final Surviving Corporation” has the meaning specified in Section 2.1(d).

“Financial Statements” has the meaning specified in Section 4.7(b).

“First Certificate of Merger” has the meaning specified in Section 2.1(a).

“First Effective Time” has the meaning specified in Section 2.3.

“First Merger” has the meaning specified in the Recitals.

“First Merger Constituent Corporations” has the meaning specified in Section 2.1(a).

“First Step Surviving Corporation” has the meaning specified in Section 2.1(b).

“Fully Diluted Shares” means a number of shares of Company Capital Stock equal to (a) the aggregate number of shares of Company Common Stock outstanding as of immediately prior to the First Effective Time (other than the Cancelled Shares), plus (b) the aggregate number of shares of Company Common Stock issuable upon conversion of the Company Preferred Stock outstanding immediately prior to the First Effective Time in accordance with the Company Charter, in each case after giving effect to the Reverse Split. Fully Diluted Shares shall be deemed to be held by a Company Stockholder to the extent the corresponding shares of Company Capital Stock are held by such Company Stockholder as of immediately prior to the First Effective Time, after giving effect to the Reverse Split.

“Fundamental Representations” means the representations and warranties of the Company in Sections 4.1, 4.2, 4.3, 4.4(b), 4.6, 4.15, 4.16 and 4.25 and the representations and warranties of Buyer and Merger Subs in Sections 5.1, 5.2, 5.3(b) and 5.6.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any U.S. or foreign federal, state, local or municipal government or any agency, instrumentality, commission, office, legislative body, court, arbitrational tribunal, mediator, securities exchange, administrative agency, government authority or other governmental or quasi-governmental regulatory authority or body.

“Grant Date” has the meaning specified in Section 4.6(d).

“HIPAA” has the meaning specified in Section 4.11(h).

“Holdback Amount” means $500,000.

“Holdback Shares” means 66,011 Buyer Ordinary Shares, representing the Holdback Amount divided by the Buyer Share Price.

“Indebtedness” with respect to any Person means (a) any indebtedness or other obligation for borrowed money, including indebtedness evidenced by notes, bonds, mortgages, debentures or similar instruments; (b) any obligation incurred for all or any part of the purchase price of property or other assets (including earnout, milestone, royalty, seller note, installment payment, contingency payments and similar obligations) or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in respect of property purchased in the ordinary course of business; (c) the face amount of all letters of credit issued for the account of such Person; (d) obligations (whether or not such Person has assumed or become liable for the payment of such obligation) secured by Liens; (e) capitalized lease obligations and any off-balance sheet financing; (f) all guarantees and similar obligations of such Person; (g) the amount of any unpaid Taxes of such Person with respect to a Pre-Closing Tax Period and any Transfer Taxes allocated to the Company Stockholders pursuant to Section 8.4(e); (h) Liabilities for any commissions earned but not yet paid; (i) Liabilities for any earned but unpaid compensation (including salary, bonuses and paid time off); (j) Liabilities for any unpaid severance arising from any terminations prior to the Closing (whether or not accrued); (k) Liabilities with respect to any bonuses accrued with respect to the period commencing on the first day of the Company’s current fiscal year and ending on the Closing Date; (l) Liabilities for the employer portion of Taxes arising in connection any of clauses (h), (i), (j) or (k); (m) all accrued interest, fees and charges in respect of any indebtedness; (n) obligations arising out of hedging, interest rate and currency swap arrangements, collar agreements and any other arrangements designed to provide protection against fluctuations in interest or currency rates, in each case, to the extent payable if such agreements are terminated at the Closing; (o) obligations pursuant to conditional sale or other title retention agreements; (p) all bankers acceptances and overdrafts; (q) all Liabilities of the type described in the foregoing clauses (a) through (p) of this definition of any other Person for which such first Person is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations; and (r) all interest, prepayment premiums and penalties, and any other fees, expenses, indemnities and other amounts payable as a result of the prepayment or discharge of any of the foregoing.

“Indemnified Persons” has the meaning specified in Section 7.1.

“Indemnitor” means the party required to provide indemnification pursuant to Section 11.2; provided, however, that solely for the purposes of Sections 11.3 and 11.4, the Company Stockholder Representative shall be considered the Indemnitor with respect to claims for indemnification pursuant to Section 11.2(a) (it being understood that such status as an Indemnitor is solely for the purpose of providing the Company Stockholder Representative with the right (i) to control the defense and settlement of any Action giving rise to a claim for indemnification pursuant to Section 11.2(a) and (ii) to engage in discussions, negotiations, and other dispute resolution with the applicable Buyer Indemnified Party regarding the claim for indemnification, and such status shall not obligate the Company Stockholder Representative, in such capacity, to provide any indemnification or otherwise impose any liability on the Company Stockholder Representative).

“Independent Auditor” has the meaning specified in Section 3.8(b).

“Information Statement” has the meaning specified in Section 6.3(b).

“Intellectual Property” means any of the following: (i) patents and patent applications (including provisional patent applications) and other governmental grants for the protection of inventions, including any substitutions, divisionals, continuations, continuations-in-part, reissues, renewals, registrations, re-examinations, extensions, supplementary protection certificates and the like (collectively, “Patent Rights”); (ii) registered and unregistered trademarks, service marks and trade names, pending trademark and service mark registration applications, and intent-to-use registrations or similar reservations of marks, and all goodwill in the foregoing; (iii) registered and unregistered copyrights, moral rights of authors and applications for registration of copyright; (iv) internet domain names; and (v) trade secrets, inventions, invention disclosures, data, technology, processes and know-how.

“Intended Tax Treatment” has the meaning specified in Section 8.4(f).

“Investor Questionnaire” has the meaning specified in Section 4.25.

“IRB” has the meaning specified in Section 4.11(d).

“IRS” means the United States Internal Revenue Service.

“Key Employees” has the meaning specified in the Recitals.

“Last Exercise Date” has the meaning specified in Section 3.2(a).

“Law” means any United States federal, state, municipal, or local or foreign law, common law, constitution, treaty, statute, standard, ordinance, code, rule, regulation, resolution, guidance or promulgation, or any decree, order, injunction, rule, judgment, consent of or by any Governmental Authority, or any Permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

“Leased Real Property” means all real property leased by the Company or any of its Subsidiaries.

“Liability” means any debt, loss, damage, claim, Tax, fine, penalty, expense, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest or other lien of any kind.

“Lock-Up Agreement” has the meaning specified in the Recitals.

“Losses” means any and all claims, debts, losses, obligations and other Liabilities (whether absolute, accrued, contingent, fixed, or whether known or unknown, or due or to become due or otherwise), monetary damages (including (a) direct damages, (b) consequential or incidental damages in each case to the extent reasonably foreseeable and (c) subject to, and in accordance with, Section 11.4(e), special, exemplary or punitive damages), fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation, arbitration or other dispute resolution procedures).

“Material Adverse Effect” means, (i) with respect to the Company, any event, occurrence, fact, condition or change that, individually or in the aggregate, (x) has had or would reasonably be expected to have a material adverse effect on the business, assets, Liabilities, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; provided, however, that, for purposes of this clause (x), in no event will any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on or in respect of the Company, in each case to the extent first arising after the date hereof: (A) any change in Law, regulatory policies, accounting standards or principles (including GAAP) or any guidance relating thereto or interpretation thereof, (B) any change in interest rates or economic, political, business or financial market conditions generally (including any changes in credit, financial, commodities, securities or banking markets), (C) any change generally affecting any of the industries in which the Company operates or the economy as a whole, (D) any natural disaster, (E) any acts of terrorism, sabotage, war, the outbreak or escalation of hostilities, weather conditions, change in geopolitical conditions or other force majeure events, or (F) any failure of the Company to meet any projections or forecasts, provided that this clause (F) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect); except, in the case of clauses (A), (B), (C), (D) and (E) above, to the extent that any such change, condition, event or effect has a materially disproportionate and adverse effect on the business of the Company relative to other businesses in the industries in which the Company operates or (y) would or would reasonably be expected to prevent or materially delay or impair the Company from consummating the transactions contemplated by this Agreement or from performing its material obligations under this Agreement; and (ii) with respect to Buyer or Merger Subs, any event, occurrence, fact, condition or change that would or would reasonably be expected to prevent or materially delay or impair Buyer from consummating the transactions contemplated by this Agreement or from performing its material obligations under this Agreement.

“Materials of Environmental Concern” means any: pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any Law due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

“Merger” has the meaning specified in the Recitals.

“Merger Consent” has the meaning specified in Section 8.2.

“Merger Consideration” means the Share Consideration and the CVRs, including any amounts that become payable to the holders of CVRs pursuant to the CVR Agreement.

“Merger Sub I” has the meaning specified in the preamble hereto.

“Merger Sub II” has the meaning specified in the preamble hereto.

“Merger Subs” has the meaning specified in the preamble hereto.

“Necessary Company IP” has the meaning specified in Section 4.20(d).

“Outside Date” has the meaning specified in Section 10.1(b)(ii).

“Patent Rights” has the meaning specified in the definition of Intellectual Property.

“Pay-Off Letter” has the meaning specified in Section 3.4(a).

“Permits” means all permits, licenses, registrations, certificates, orders, approvals, consents, franchises, variances and similar rights issued by or obtained from any Governmental Authority (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).

“Permitted Liens” means (a) mechanic’s, material men’s and similar liens, the existence of which would not constitute an event of default under, or a breach of, a lease and the Liabilities of the Company or any Subsidiary in respect of which are not overdue or otherwise in default, (b) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, and (c) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business of the Company and the Subsidiaries and not material to the Company and the Subsidiaries, taken as a whole.

“Person” means any natural person, firm, limited liability company, general or limited partnership, association, corporation, unincorporated organization, company, joint venture, trust, Governmental Authority or other entity.

“Personal Information” has the meaning specified in Section 4.22.

“Post-Closing Adjustment Schedule” has the meaning set forth in Section 3.8(a).

“Pre-Closing Taxes” means (i) any Taxes for, or allocated in accordance with Section 8.4(b) to, any Pre-Closing Tax Period due and payable by the Company or any of its Subsidiaries; (ii) any Taxes for which the Company or any of its Subsidiaries has any liability under Treasury Regulations Section 1.1502-6 or under any comparable or similar provision of state, local or foreign Laws as a result of being a member of an affiliated, consolidated, combined, unitary or similar group on or prior to the Closing Date; (iii) any Taxes for which the Company or any of its Subsidiaries has any liability as a transferee or successor, pursuant to any contractual obligation or otherwise, which Tax is attributable to the operations of the Company or any of its Subsidiaries on or prior to the Closing Date or an event or transaction occurring before the Closing; and (iv) any Transfer Taxes.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

“Pre-Reverse Split Company Stockholder” means each holder of Company Capital Stock as of immediately prior to the Reverse Split.

“Pre-Reverse Split Fully Diluted Shares” means a number of shares of Company Capital Stock equal to (a) the aggregate number of shares of Company Common Stock outstanding as of immediately prior to the Reverse Split, plus (b) the aggregate number of shares of Company Common Stock issuable upon conversion of the Company Preferred Stock outstanding as of immediately prior to the Reverse Split in accordance with the Company Charter. Fully Diluted Shares shall be deemed to be held by a Company Stockholder to the extent the corresponding shares of Company Capital Stock are held by such Company Stockholder as of immediately prior to the Reverse Split.

“Pre-Reverse Split Pro Rata Share” means, with respect to any shares of Company Capital Stock (or the shares of Company Capital Stock held by any Company Stockholder, as applicable), a fraction, (a) the numerator of which is the number of shares of Company Common Stock represented thereby or subject thereto (as applicable) as of immediately prior to the Reverse Split (it being understood that the number of shares of Company Common Stock represented by a share of Company Preferred Stock shall be the number of shares of Company Common Stock issuable upon conversion thereof pursuant to the Company Charter), and (b) the denominator of which is the number of Pre-Reverse Split Fully Diluted Shares.

“Preliminary Allocation Schedule” means the schedule attached hereto as Annex C and dated the date hereof, setting forth: (a) for each Pre-Reverse Split Company Stockholder who is a stockholder of record or a non-objecting beneficial owner of shares of Company Stock held in street name: (i) such Person’s name and address, or other identifying information reasonably requested by Buyer to the extent that the name and address are not available; (ii) the number of shares of Company Capital Stock held or beneficially owned, as applicable, as of the Measurement Date by such Person; (iii) the aggregate Pre-Reverse Split Pro Rata Share and Pro Rata Share attributable to such Person’s Company Capital Stock, assuming such Person will hold or beneficially own, as applicable, the number of shares of Company Capital Stock set forth in (a)(ii) above as of the Reverse Split and will hold or beneficially own, as applicable, all shares received by such Person in the Reverse Split as of the Closing; (iv) the amounts of Buyer Ordinary Shares, CVRs and cash payable to such Person pursuant to the Reverse Split, assuming such Person will hold or beneficially own, as applicable, the number of shares of Company Capital Stock set forth in clause (a)(ii) of this definition as of the Reverse Split; (v) the amounts of Buyer Ordinary Shares (rounded to the nearest whole share in accordance with Section 3.12) and CVRs payable to such Person at Closing pursuant to Section 3.1(a), assuming such Person will hold or beneficially own, as applicable, the number of shares of Company Capital Stock set forth in (a)(ii) above as of the Reverse Split and will hold or beneficially own, as applicable, all shares received by such Person in the Reverse Split as of the Closing; (vi) the number of Holdback Shares to be withheld from such Person’s portion of the Share Consideration at Closing (in accordance with their respective Pro Rata Shares) pursuant to Section 3.5(b), assuming such Person will hold or beneficially own, as applicable, the number of shares of Company Capital Stock set forth in (a)(ii) above as of the Reverse Split and will hold or beneficially own, as applicable, all shares received by such Person in the Reverse Split as of the Closing and (vii) whether such Person has provided a valid and signed Investor Questionnaire and, if so, whether such signed Investor Questionnaire indicates that such Person is an Accredited Investor and (b) the information described in clause (a) of this definition for each Pre-Reverse Split Company Stockholder who is an objecting beneficial owner of shares of Company Stock held in street name, to the extent known or obtained by the Company. As used in this definition, the term “Measurement Date” means (1) with respect to information regarding Pre-Reverse Split Company Stockholders of record, January 26, 2024 and (2) with respect to Pre-Reverse Split Company Stockholders who are the beneficial owners of Shares held in street name, January 26, 2024.

“Preliminary Information Statement” has the meaning specified in Section 6.3(a).

“Preliminary Stockholder Materials” has the meaning specified in Section 6.3(a).

“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Pro Rata Share” means, with respect to any shares of Company Capital Stock (or the shares of Company Capital Stock held by any Company Stockholder, as applicable), a fraction, (a) the numerator of which is the number of shares of Company Common Stock represented thereby or subject thereto (as applicable) as of immediately prior to the First Effective Time (it being understood that the number of shares of Company Common Stock represented by a share of Company Preferred Stock shall be the number of shares of Company Common Stock issuable upon conversion thereof pursuant to the Company Charter), and (b) the denominator of which is the number of Fully Diluted Shares.

“Remedies Exception” has the meaning specified in Section 4.3.

“Response Date” has the meaning specified in Section 3.8(a).

“Reverse Split” means a reverse stock split of all outstanding shares of Company Common Stock, in a ratio approved by the Company Stockholders and as recommended by the Company’s Board and within the range set forth on Section 1.1(c) of the Company Disclosure Schedule (and in any event, such finally determined ratio shall be subject to the consent of Buyer, such consent not to be unreasonably withheld, conditioned or delayed), that is effected by the Company prior to the First Effective Time pursuant to which, among other things, any remaining fractional shares of Company Common Stock held by a holder of Company Common Stock (determined after determining the whole number of shares of Company Common Stock held by such holder, if any) after giving effect to the Reverse Split will be automatically exchanged for (a) such holder’s Pre-Reverse Split Pro Rata Share of the Reverse Split Fractional Share Cashout Amount (to be paid to the holders of such fractional shares after the Closing) and (b) the right to receive, upon execution of the CVR Agreement at Closing, one (1) CVR for each share of Company Common Stock that was converted into a fractional share (and not aggregated into a whole number of shares held by the applicable holder) pursuant to the Reverse Split.

“Reverse Split Fractional Share Cashout Amount” means an amount of cash equal to the aggregate amount of the Pre-Reverse Split Pro Rata Share of the Aggregate Non-CVR Consideration Amount in respect of all fractional shares resulting from the Reverse Split (after determining the amount of any whole numbers of Company Common Stock held by any Company Stockholder after aggregating all as-converted post-Reverse Split shares of Company Common Stock held by such Company Stockholder).

“Rights Agent” has the meaning specified in the Recitals.

“SEC” means the United States Securities and Exchange Commission.

“Second Certificate of Merger” has the meaning specified in Section 2.1(c).

“Second Effective Time” has the meaning specified in Section 2.3.

“Second Merger” has the meaning specified in the Recitals.

“Second Merger Constituent Corporations” has the meaning specified in Section 2.1(c).

“Securities Act” means the Securities Act of 1933, as amended.

“Security Incident” has the meaning specified in Section 4.22.

“Share Consideration” means the aggregate Buyer Ordinary Shares issuable to the Company Stockholders pursuant to Section 3.1(a).

“Shares” has the meaning specified in Section 3.1(a).

“Specified Transaction Expenses” means the amounts designated on Section 1.1(a) of the Company Disclosure Schedule as “Purchase Price Adjustments” (which schedule may be updated from time to time after the date hereof at the mutual written agreement of Buyer and the Company).

“Stockholder Materials” has the meaning specified in Section 6.3(b).

“Straddle Period” means any Tax period that begins on or before, and ends after, the Closing Date.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Survival Expiration Date” has the meaning specified in Section 11.1.

“Tax Authority” means any Governmental Authority having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Returns” means any and all reports, returns (including information returns), declarations, or statements relating to Taxes, including any schedule or attachment thereto and any amendment thereof, filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of Taxes or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.

“Taxes” means all federal, state, local, foreign or other tax, charge, fee, duty, contribution, levy or other similar assessment or Liability in the nature of a tax, including all income, gross receipts, corporation, net worth, capital gains, insurance, business license, business organization, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, escheat, profits, withholding, social security (or similar), national insurance, workers compensation, unemployment, disability, real property, personal property, sales, use, lease, service, service use, transfer, registration, documentary, recapture, recording, alternative or add-on minimum, or estimated tax and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fine, penalty or addition thereto.

“Term Sheet” means the term sheet, dated November 14, 2023, between the Company and Telix Pharmaceuticals (US) Inc.

“Third-Party Claim” has the meaning specified in Section 11.3(a).

“Transaction Expenses” means (without duplication) any and all (a) legal, accounting, investment banking, consulting and other out-of-pocket fees, costs or expenses incurred by or on behalf of the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement and (b) all Change in Control Payments, in each case to the extent unpaid as of the Closing.

“Transfer Taxes” means any transfer, sales, use, stamp, documentary, registration, conveyance, recording, value-added or other similar non-income Tax or governmental fee (including, without limitation, notary fees) arising in connection with the consummation of the transactions contemplated by this Agreement.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“Written Consent” means a written consent of the stockholders of the Company in the form attached hereto as Annex D.

1.2 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article,” “Section,” “Schedule” or “Annex” refer to the specified Article or Section of, or Schedule or Annex to, this Agreement; (v) the word “including” shall mean “including, without limitation,” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to Contracts and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c) Unless the context of this Agreement otherwise requires, references to statutes shall include all rules and regulations promulgated thereunder.

(d) The language used in this Agreement shall be deemed to be the language chosen jointly by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(f) The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(g) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(h) All amounts payable pursuant to this Agreement shall be paid in U.S. dollars, and all references to “$” or “dollars” shall mean the lawful currency of the United States of America and all references to “A$” and “AUD” shall mean Australian Dollars, being the lawful currency of the Commonwealth of Australia.

(i) All references in this Agreement to a list or a copy will be deemed to mean a complete and accurate list and copy.

(j) All references to “ordinary course of business” will be deemed to mean “ordinary course of business consistent with past practice”.

(k) When reference is made in this Agreement to information that has been “made available” to Buyer, that shall consist of only the information that was contained in the Company’s electronic data room no later than 5:00 p.m., Eastern time, on the second (2nd) Business Day prior to the date of this Agreement.

Article II.

THE MERGER; CLOSING

2.1 First Merger and Second Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DGCL, Buyer, Merger Sub I and the Company (Merger Sub I and the Company sometimes being referred to herein as the “First Merger Constituent Corporations”) shall cause the First Merger to be consummated. The First Merger shall be consummated at the First Effective Time in accordance with this Agreement and evidenced by a certificate of merger relating to the First Merger in substantially the form of Annex E-1 (the “First Certificate of Merger”).

(b) Upon consummation of the First Merger, the separate corporate existence of Merger Sub I shall cease and the Company, as the surviving corporation of the First Merger (hereinafter referred to for the periods at and after the First Effective Time as the “First Step Surviving Corporation”), shall continue its corporate existence under the DGCL as a wholly owned subsidiary of Buyer.

(c) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DGCL, Buyer, Merger Sub II and the First Step Surviving Corporation (Merger Sub II and the First Step Surviving Corporation sometimes being referred to herein as the “Second Merger Constituent Corporations”) shall cause the Second Merger to be consummated. The Second Merger shall be consummated at the Second Effective Time in accordance with this Agreement and evidenced by a certificate of merger relating to the Second Merger in substantially the form of Annex E-2 (the “Second Certificate of Merger”).

(d) Upon consummation of the Second Merger, the separate corporate existence of the First Step Surviving Corporation shall cease and Merger Sub II, as the surviving corporation of the Second Merger (hereinafter referred to for the periods at and after the Second Effective Time as the “Final Surviving Corporation”), shall continue its corporate existence under the DGCL as a wholly owned subsidiary of Buyer.

2.2 Effects of the Merger.

(a) At and after the First Effective Time, the effect of the First Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the foregoing, the First Step Surviving Corporation shall thereupon and thereafter possess all of the rights, property, privileges, powers and franchises, of a public as well as a private nature, of the First Merger Constituent Corporations, and shall become subject to all the restrictions, disabilities and duties of each of the First Merger Constituent Corporations.

(b) At and after the Second Effective Time, the effect of the Second Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the foregoing, the Final Surviving Corporation shall thereupon and thereafter possess all of the rights, property, privileges, powers and franchises, of a public as well as a private nature, of the Second Merger Constituent Corporations, and shall become subject to all the restrictions, disabilities and duties of each of the Second Merger Constituent Corporations.

2.3 Closing; First Effective Time and Second Effective Time. Subject to the terms and conditions of this Agreement, the closing of the First Merger (the “Closing”) shall take place by the electronic exchange of executed counterpart documents as soon as practicable on or after the execution and delivery of this Agreement, but in any event no later than the date which is two (2) Business Days after the date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or such other time and place as Buyer and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article IX, and provided that this Agreement has not theretofore been terminated pursuant to its terms, at the Closing, Buyer, Merger Sub I and the Company shall cause the First Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The First Merger shall become effective at the time when the First Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by Buyer and the Company in writing and specified in the First Certificate of Merger (the “First Effective Time”). Promptly following the First Effective Time, but in no event later than two (2) Business Days thereafter, Buyer, the First Step Surviving Corporation and Merger Sub II shall cause the Second Certificate of Merger to be filed with the Secretary of State of Delaware (the “Second Effective Time”).

2.4 Certificate of Incorporation and Bylaws.

(a) At the First Effective Time, the Company Charter shall be amended as of the First Effective Time to read in its entirety as the certificate of incorporation of Merger Sub I reads as in effect immediately prior to the First Effective Time, provided, that such certificate of incorporation shall reflect, as of the First Effective Time, “Telix QSAM, Inc.” as the name of the First Step Surviving Corporation, and, as so amended, shall become the certificate of incorporation of the First Step Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation.

(b) The parties hereto shall take all actions necessary so that the Company Bylaws shall, from and after the First Effective Time, be amended in their entirety in the form of the bylaws of Merger Sub I as in effect immediately prior to the First Effective Time (except that all references to the name of Merger Sub I shall be changed to refer to the name of the First Step Surviving Corporation as set forth in Section 2.4(a)), until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the First Step Surviving Corporation and such bylaws.

(c) At the Second Effective Time, the certificate of incorporation of the First Step Surviving Corporation shall be amended as of the Second Effective Time to read in its entirety as the certificate of incorporation of Merger Sub II reads as in effect immediately prior to the Second Effective Time, provided, that such certificate of incorporation shall reflect, as of the Second Effective Time, “Telix QSAM, Inc.” as the name of the Final Surviving Corporation, and, as so amended, shall become the certificate of incorporation of the Final Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation.

(d) The parties hereto shall take all actions necessary so that the bylaws of the Final Surviving Corporation shall, from and after the Second Effective Time, be amended in their entirety in the form of the bylaws of Merger Sub II as in effect immediately prior to the Second Effective Time (except that all references to the name of Merger Sub II shall be changed to refer to the name of the Final Surviving Corporation as set forth in Section 2.4(c)), until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Final Surviving Corporation and such bylaws.

2.5 Directors and Officers.

(a) The directors of Merger Sub I immediately prior to the First Effective Time shall be the directors of the First Step Surviving Corporation immediately after the First Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the First Step Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the First Step Surviving Corporation.

(b) The officers of Merger Sub I immediately prior to the First Effective Time shall be the officers of the Final Surviving Corporation immediately after the First Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Final Surviving Corporation until their respective successors are duly appointed or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Final Surviving Corporation.

(c) The directors of Merger Sub II immediately prior to the Second Effective Time shall be the directors of the Final Surviving Corporation immediately after the Second Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Final Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Final Surviving Corporation.

(d) The officers of Merger Sub II immediately prior to the Second Effective Time shall be the officers of the Final Surviving Corporation immediately after the Second Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Final Surviving Corporation until their respective successors are duly appointed or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Final Surviving Corporation.

Article III.

EFFECTS OF THE MERGER ON THE CAPITAL STOCK AND EQUITY AWARDS

3.1 Conversion of Capital Stock.

(a) At the First Effective Time, by virtue of the First Merger and without any further action on the part of any stockholder of the Company, Buyer or Merger Sub I, each share of Company Capital Stock held by Buyer, Merger Subs or the Company in treasury or otherwise, shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered or receivable in exchange therefor (such shares, “Cancelled Shares”). At the First Effective Time, by virtue of the First Merger and without any action on the part of any Company Stockholder (other than compliance with Section 3.7(b) by the applicable holder), each share of Company Capital Stock (a “Share”) that is issued and outstanding immediately prior to the First Effective Time (which, for clarity, shall exclude any non-whole number shares of Company Capital Stock, which shall have been automatically cancelled in exchange for the right to receive cash in the Reverse Split, and shall be determined after giving effect to the conversion of all shares of Company Preferred Stock into Company Common Stock), other than (A) Cancelled Shares and (B) shares of Company Capital Stock held by Persons who object to the First Merger and comply with the provisions of the DGCL concerning the rights of holders of Company Capital Stock to dissent from the First Merger and require appraisal of their shares of Company Capital Stock (each such share, a “Dissenting Share”), shall thereupon be cancelled and converted into and become the right to receive, in each case as set forth on the Closing Date Allocation Schedule: (i) subject to Sections  3.8(c)(ii) and 3.14, a number of Buyer Ordinary Shares equal to (x) such Share’s Pro Rata Share of the Aggregate Non-CVR Closing Consideration Amount, divided by (y) the Buyer Share Price, plus (ii) a number of CVRs equal to the denominator in the Reverse Split, in each case, upon the terms and subject to the conditions of the CVR Agreement, without interest (each, a “CVR”), and upon the terms and subject to the conditions of this Agreement.

(b) At the First Effective Time, by virtue of the First Merger and without any action on the part of Buyer or Merger Sub I, each share of common stock, par value $0.0001 per share, of Merger Sub I issued and outstanding immediately prior to the First Effective Time shall be cancelled and, in exchange for the cancellation of such shares of Merger Sub I common stock and the payment of the Merger Consideration by Buyer, the First Step Surviving Corporation shall issue an equivalent number of shares of common stock, par value $0.0001 per share, all of which shares shall be held by Buyer, and which shall constitute the only outstanding shares of common stock of the First Step Surviving Corporation immediately following the First Effective Time.

(c) From and after the First Effective Time, (i) the Company Stockholders shall cease to have any rights as stockholders of the Company and (ii) the consideration paid to each Company Stockholder pursuant to this Article III upon the completion by such Company Stockholder of the exchange procedures set forth in Section 3.7 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares, subject to the continuing rights of the Company Stockholders under this Agreement. At the First Effective Time, the transfer books of the Company shall be closed and no transfer of Shares shall be made thereafter.

(d) At the Second Effective Time, by virtue of the Second Merger and without any action on the part of Buyer or Merger Sub II, each share of common stock, par value $0.0001 per share, of the First Step Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be cancelled and, in exchange for the cancellation of such shares of First Step Surviving Corporation common stock, the Final Surviving Corporation shall issue an equivalent number of shares of common stock, par value $0.0001 per share, all of which shares shall be held by Buyer, and which shall constitute the only outstanding shares of common stock of the Final Surviving Corporation immediately following the Second Effective Time.

3.2 Treatment of Company Options.

(a) Effective as of the date of the filing of the definitive Information Statement, each then-outstanding and unexercised Company Option shall vest in full and become exercisable up to and through the close of regular trading on seventh Business Day after the date the definitive Information Statement is filed (such date, the “Last Exercise Date”) in accordance with the terms and conditions of such Company Option in effect on the date hereof, and such Company Option shall terminate for no consideration and be of no further force or effect as of immediately prior to Closing if not exercised by the holder on or prior to the close of regular trading on the Last Exercise Date.

(b) As soon as practicable following the execution of this Agreement, the Company shall mail to each Person who is a holder of outstanding Company Options an Option Acknowledgement Agreement in the form attached hereto as Annex F (each, an “Option Acknowledgement Agreement”) describing the treatment of the Company Options under the terms of this Agreement, which the option holder shall be required to execute and return to the Company. Prior to the First Effective Time, the Company, the Board of Directors of the Company and/or the Compensation Committee of the Board of Directors of the Company, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of this Section 3.2 and to terminate each Company Equity Plan, in each case after consultation with, and subject to the reasonable approval of, Buyer.

3.3 Certain Adjustments. In the event of any share split, combination, reclassification, bonus issue of shares or similar capitalization change with respect to Buyer Ordinary Shares prior to Closing and/or before the Holdback Shares, if payable, are paid, or if a record date with respect to the foregoing is fixed, appropriate and proportionate adjustments shall be made to the unissued Share Consideration and the Closing Date Allocation Schedule.

3.4 Closing Payment Certificate.

(a) No later than five (5) Business Days prior to the Closing Date, the Company shall deliver to Buyer: (i) the Closing Payment Certificate (with the Closing Date Allocation Schedule and Closing Adjustment Schedule attached as annexes thereto); (ii) a pay-off letter in form and substance reasonably satisfactory to Buyer duly executed by each Person to whom any Closing Indebtedness (other than Taxes included in Closing Indebtedness) is (or at the Closing will be) owed by the Company, the Final Surviving Corporation or any Subsidiary of the Company, which shall include a complete release of the Company, the Final Surviving Corporation and each Subsidiary of the Company from all Liens and Liabilities with respect to such Closing Indebtedness, effective upon the discharge of such Closing Indebtedness at the Closing, and authorization of Buyer or the Company to prepare and file all related Lien release documentation (each, a “Pay-Off Letter”); and (iii) final invoices submitted by each Person to whom any Transaction Expenses (other than any Taxes included in Transaction Expenses) are (or at the Closing will be) owed, which shall state that the amount invoiced thereby represents all Transaction Expenses payable to such Person with respect to the period through the Closing.

(b) Between the date of delivery of the Closing Payment Certificate and until the Closing, the Company shall make available its accountants and/or counsel, the work papers and back-up materials used or useful in preparing the Closing Payment Certificate to Buyer, as reasonably requested by Buyer, and shall cause the relevant personnel of the Company to cooperate with Buyer in connection with its review.

(c) The Company will review any comments to the Closing Payment Certificate, the Closing Date Allocation Schedule, the Closing Adjustment Schedule and the Adjustment Amount provided by Buyer and consider, in good faith, any changes proposed by Buyer, and shall accept any reasonable comments proposed by Buyer. If any information contained in the Closing Payment Certificate, including the Closing Date Allocation Schedule and/or the Closing Adjustment Schedule, is determined to be inaccurate or incomplete, the Company shall deliver an updated Closing Payment Certificate, Closing Date Allocation Schedule and Closing Adjustment Schedule no later than the next Business Day after the need for such update is determined or identified.

3.5 Closing Date Payments; Holdback; Specified Transaction Expenses.

(a) On the Closing Date, Buyer shall make (or cause to be made) the following payments, in each case in the respective amounts set forth in the Closing Payment Certificate:

(i) to each Person specified in the Closing Payment Certificate as a recipient of payments in respect of the Closing Indebtedness who has delivered a Pay-Off Letter, by wire transfer of immediately available funds, the amount payable to such Person as specified in the Closing Payment Certificate; and

(ii) to each Person specified in the Closing Payment Certificate as a recipient of payments in respect of Excess Transaction Expenses, by wire transfer of immediately available funds, the amount payable to such Person as specified in the Closing Payment Certificate.

(b) For clarity, at the Closing, Buyer shall hold back, and not deliver, the Holdback Shares from the Share Consideration due to the Company Stockholders as partial security in respect of the Company Stockholders’ obligations set forth in Section 3.8(c)(ii).

(c) Buyer shall make (or cause to be made), in each case in the respective amounts set forth in the Closing Payment Certificate (subject to Section 3.11), all payments of Buyer Ordinary Shares in respect of Specified Transaction Expenses on or promptly following the date on which Buyer issues and delivers the Share Consideration to the Exchange Agent.

3.6 Closing Date Allocation Schedule.

(a) Upon the Company’s transfer agent’s determination of the Reverse Split Fractional Share Cashout Amount, the Company Stockholder Representative shall make appropriate updates to the Closing Date Allocation Schedule and deliver such updated Closing Date Allocation Schedule to Buyer. The Company Stockholder Representative will review any comments to the updated Closing Date Allocation Schedule provided by Buyer and consider, in good faith, any changes proposed by Buyer, and shall accept any reasonable comments proposed by Buyer.

(b) From time to time after the Second Effective Time (but without limiting Buyer’s rights under Article XI), the Company Stockholder Representative may, with the prior written agreement of Buyer, update, correct or otherwise amend or modify the Closing Date Allocation Schedule in any manner that is consistent with the express provisions of Article I and this Article III. Buyer shall be entitled to rely conclusively on the Closing Date Allocation Schedule as in effect from time to time, and, as between any or all Company Stockholders, on the one hand, and Buyer and the Final Surviving Corporation, on the other hand, any amounts delivered by Buyer to any Company Stockholder in accordance with the Closing Date Allocation Schedule in effect from time to time shall be deemed for all purposes to have been delivered to the applicable Company Stockholder in full satisfaction of the obligations of Buyer, the First Surviving Corporation and the Final Surviving Corporation under this Article III.

3.7 Exchange Procedures.

(a) As soon as practicable following the determination of the Reverse Split Fractional Share Cashout Amount and the delivery of the updated Closing Date Allocation Schedule pursuant to Section 3.6(a), in consideration of the First Merger being consummated, Buyer shall cause to be issued and delivered to Equiniti Trust Company, LLC, as exchange agent (the “Exchange Agent”) the Share Consideration (less, for avoidance of doubt, the aggregate number of Holdback Shares to be withheld from the Share Consideration at Closing, unless and until such Holdback Shares become payable to the Company Stockholders pursuant to this Agreement) for distribution to the Company Stockholders (in respect of their Shares) who have complied with Section 3.7(b).

(b) After the First Effective Time, each Company Stockholder, upon surrender of any outstanding certificate or certificates for shares of Company Capital Stock (collectively, the “Certificates”), or receipt by the Exchange Agent of an “agent’s message” with respect to shares of Company Capital Stock in book entry form, as applicable, delivery of a letter of transmittal in the form attached hereto as Annex G (“Letter of Transmittal”) (which shall include, among other things, an executed consent to the indemnification obligations contemplated by Article XI and the appointment of the Company Stockholder Representative) and, to the extent not delivered by such Company Stockholder to the Company prior to the Closing, delivery of an Investor Questionnaire, in each case to the Exchange Agent or Buyer, shall be entitled to receive from the Exchange Agent or Buyer in exchange therefor the consideration specified in Section 3.1(a), less the number of Holdback Shares to be withheld from such Company Stockholder’s consideration as set forth in the Closing Date Allocation Schedule (unless and until such Holdback Shares become payable to such Company Stockholder pursuant to Section 3.8(c)). Upon delivery of Buyer Ordinary Shares to the applicable Company Stockholders pursuant to this Section 3.7(b), the Exchange Agent shall request from Buyer’s share registry, and promptly provide to the applicable Stockholder upon receipt, a holding statement in respect of such Buyer Ordinary Shares.

(c) Any amount of the Merger Consideration that remains undistributed to the Company Stockholders until twelve (12) months after the Closing Date shall be delivered to Buyer or its nominee (subject to abandoned property, escheat or similar Law). If any Company Stockholder shall not have completed the exchange procedures contemplated by Section 3.7(b) prior to the date that is twelve (12) months after the Closing Date, any such Merger Consideration in respect thereof shall, to the extent permitted by applicable Law, become the property of Buyer or its nominee, free and clear of all claims or interest of any Person previously entitled thereto. To the extent permitted by applicable Law, none of the Buyer, Merger Subs, the Company, the First Surviving Corporation, the Final Surviving Corporation or the Exchange Agent shall be liable to any Company Stockholder for any amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(d) In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact and a customary indemnification of the Company and Buyer in a form reasonably satisfactory to the Exchange Agent and Buyer by the Person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the Share Consideration deliverable in respect thereof as determined in accordance with this Article III.

(e) On or promptly after delivery of the Share Consideration to the Exchange Agent, Buyer shall do all such acts, matters and things that are necessary to procure the official quotation of such Buyer Ordinary Shares, including: (i) apply for official quotation of such Buyer Ordinary Shares on ASX by lodging an Appendix 2A; (ii) lodge with ASX a cleansing notice in accordance with section 708A(5)(e) of the Corporations Act in respect of such Buyer Ordinary Shares; and (iii) cause Buyer’s share registry to enter such Buyer Ordinary Shares in the share register of Buyer.

3.8 Post-Closing Adjustment.

(a) As soon as reasonably practicable following the Closing Date, and in any event within sixty (60) calendar days thereof, Buyer shall prepare and deliver to the Company Stockholder Representative a schedule setting forth, in reasonable detail, Buyer’s good faith calculations of the Adjustment Amount, including calculations of the Closing Indebtedness Amount and the Closing Transaction Expenses, prepared in accordance with GAAP (the “Post-Closing Adjustment Schedule”). If the Company Stockholder Representative shall disagree with any calculations in the Post-Closing Adjustment Schedule, it shall notify Buyer of such disagreement in writing within five (5) Business Days of the date Buyer delivers the Post-Closing Adjustment Schedule (the last day of such period, the “Response Date”), setting forth in reasonable detail the particulars of such disagreement (such notice, a “Dispute Notice”). In the event that the Company Stockholder Representative does not provide a Dispute Notice on or prior to 5:00pm Eastern Time on the Response Date, the Post-Closing Adjustment Schedule as delivered by Buyer, including Buyer’s calculation of the Adjustment Amount and the components thereof, shall be final, binding and conclusive for all purposes hereunder. In the event any Dispute Notice is timely provided, Buyer and the Company shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of the items relating to such dispute, and any such agreed-upon items shall be deemed to have been finally determined for all purposes of this Agreement.

(b) In the event that any disputed items set forth in a Dispute Notice remain unresolved after thirty (30) calendar days of the delivery of the Dispute Notice, such remaining disagreements shall be resolved by an independent accounting or financial consulting firm of recognized national standing to be mutually selected (neither party to unreasonably withhold, condition or delay their selection) by Buyer and the Company Stockholder Representative (such firm, the “Independent Auditor”). Each of Buyer and the Company Stockholder Representative shall promptly provide their respective assertions regarding the Adjustment Amount, the Closing Indebtedness Amount and/or the Closing Transaction Expenses, as applicable, in writing to the Independent Auditor and to each other as promptly as possible after the engagement of the Independent Auditor. The Independent Auditor shall be instructed to render its determination with respect to such disagreements as soon as reasonably possible (which the parties hereto agree should not be later than thirty (30) days following the day on which the disagreement is referred to the Independent Auditor). The Independent Auditor shall base its determination solely on (i) the written submissions of the parties and shall not conduct an independent investigation and (ii) the extent (if any) to which the any of the Adjustment Amount, the Closing Indebtedness Amount and/or the Closing Transaction Expenses requires adjustment (only with respect to the remaining disagreements submitted to the Independent Auditor) in order to be determined. In resolving any disputed item, the Independent Auditor may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party and shall act as an expert, not an arbitrator. Absent manifest error or fraud, the determination of such disputed items by Independent Auditor shall be final, conclusive and binding on the parties, and the Adjustment Amount as calculated by the Independent Auditor shall conclusive, final and binding on the parties hereto for all purposes hereunder. All fees and expenses of the Independent Auditor relating to the work, if any, to be performed by the Independent Auditor hereunder shall be borne pro rata as between Buyer, on the one hand, and the Company Stockholder Representative (subject to the Company Stockholder Representative’s right to be indemnified by the Pre-Reverse Split Company Stockholders and the Company Stockholders pursuant to Section 3.9(d), if such expenses exceed the Representative Expense Fund), on the other hand, in proportion to the allocation of the dollar value of the amounts in dispute as between Buyer and the Company Stockholder Representative (set forth in the written submissions to the Independent Auditor) made by the Independent Auditor such that the party prevailing on the greater dollar value of such disputes pays the lesser proportion of the fees and expenses. For example, if Buyer challenges the calculation of any items underlying the calculation of Closing Transaction Expenses in the net amount of $1,000,000, and the Independent Auditor determines that the Company has a valid claim that $400,000 of the $1,000,000 claimed by Buyer do not constitute Closing Transaction Expenses, the Company Stockholder Representative shall bear 60% of the fees and expenses of the Independent Auditor (subject to the Company Stockholder Representative’s right to be indemnified by the Pre-Reverse Split Company Stockholders and the Company Stockholders pursuant to Section 3.9(d), if such expenses exceed the Representative Expense Fund) and Buyer shall bear the remaining 40% of the fees and expenses of the Independent Auditor.

(c) The “True-up Amount” means an amount equal to (i) the Adjustment Amount as finally determined pursuant to this Section 3.8, minus (ii) the Adjustment Amount as reflected in the final Closing Adjustment Schedule. For the avoidance of doubt the True-up Amount may be a positive or negative number.

(i) If the True-up Amount is less than or equal to zero (0), then Buyer shall, subject to Section 3.14, issue and shall deliver (or cause to be delivered) the Holdback Shares to the Company Stockholders, in accordance with the allocations set forth in the Closing Date Allocation Schedule, to the extent they have completed the exchange procedures set forth in Section 3.7(b).

(ii) If the True-up Amount is greater than zero (0) and less than or equal to the Holdback Amount, then Buyer (i) shall be entitled to retain, and the Company Stockholders shall forfeit any right to receive, a number of Holdback Shares equal to (A) the True-up Amount divided by (B) the Buyer Share Price and (ii) Buyer shall, subject to Section 3.14, issue and shall deliver (or cause to be delivered) the remaining Holdback Shares to the Company Stockholders (if any), in accordance with the allocations set forth in the Closing Date Allocation Schedule, to the extent they have completed the exchange procedures set forth in Section 3.7(b).

(iii) If the True-up Amount is greater than the Holdback Amount, then Buyer (i) shall be entitled to retain, and the Company Stockholders shall forfeit any right to receive, all of the Holdback Shares and (ii) shall be entitled to indemnification (including rights to offset or set off against amounts that are or may become payable pursuant to the CVR Agreement) pursuant to Section 11.2(a)(iv) for the portion of the True-up Amount in excess of the Holdback Amount.

(d) All amounts paid or forfeited pursuant to this Section 3.8 shall be treated by the parties hereto for all Tax purposes as adjustments to the Merger Consideration to the greatest extent permitted by applicable Law, and shall be reported as such by the parties hereto on their Tax Returns.

3.9 Company Stockholder Representative.

(a) By their execution of the Letter of Transmittal, approval of the Merger and adoption of this Agreement and/or their acceptance of any consideration pursuant to this Agreement or the CVR Agreement, the Pre-Reverse Split Company Stockholders and the Company Stockholders hereby irrevocably (subject only to Section 3.9(e)) appoint the Company Stockholder Representative as the representative, attorney-in-fact and agent of the Pre-Reverse Split Company Stockholders and the Company Stockholders for all purposes in connection with the transactions contemplated by this Agreement and any other agreements ancillary hereto and in any litigation or arbitration involving this Agreement. In connection therewith, the Company Stockholder Representative is authorized to do or refrain from doing all further acts and things, and to execute all such documents as the Company Stockholder Representative shall deem necessary or appropriate, and shall have the power and authority to:

(i) act for some or all of the Pre-Reverse Split Company Stockholders and the Company Stockholders with regard to all matters pertaining to this Agreement or any other agreements ancillary hereto;

(ii) act for the Pre-Reverse Split Company Stockholders and the Company Stockholders to transact matters of litigation;

(iii) execute and deliver all amendments, waivers, ancillary agreements, certificates and documents that the Company Stockholder Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement, including delivering any update to or correction, amendment or modification of the Closing Date Allocation Schedule permitted by this Agreement;

(iv) do or refrain from doing, on behalf of the Pre-Reverse Split Company Stockholders and the Company Stockholders, any further act or deed that the Company Stockholder Representative deems necessary or appropriate in the Company Stockholder Representative’s discretion relating to the subject matter of this Agreement, in each case as fully and completely as the Pre-Reverse Split Company Stockholders and the Company Stockholders could do if personally present;

(v) give and receive all notices required to be given or received by the Pre-Reverse Split Company Stockholders and the Company Stockholders under this Agreement;

(vi) agree to, negotiate, enter into settlements and compromises and/or comply with arbitration awards and court orders with respect to claims for indemnification made by Buyer under Article XI; and

(vii) receive service of process in connection with any claims under this Agreement or any ancillary agreement contemplated hereby.

(b) All decisions and actions of the Company Stockholder Representative on behalf of the Pre-Reverse Split Company Stockholders and the Company Stockholders shall be deemed to be facts ascertainable outside of this Agreement and shall be binding upon all Pre-Reverse Split Company Stockholders and Company Stockholders, and no Pre-Reverse Split Company Stockholder or Company Stockholder shall have the right to object, dissent, protest or otherwise contest the same.

(c) At the First Effective Time, Buyer shall pay an amount in cash equal to $25,000 (the “Company Stockholder Representative Expense Amount”) to the Company Stockholder Representative, which Company Stockholder Representative Expense Amount shall be held by the Company Stockholder Representative in a segregated account (the “Company Stockholder Representative Expense Fund”). The Company Stockholder Representative Expense Fund will be used solely for the purposes of paying directly, or reimbursing the Company Stockholder Representative for, any third party expenses pursuant to this Agreement and the agreements ancillary hereto. The Company Stockholders will not receive any interest or earnings on the Company Stockholder Representative Expense Fund and irrevocably transfer and assign to the Company Stockholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Company Stockholder Representative will not be liable for any loss of principal of the Company Stockholder Representative Expense Fund other than as a result of its gross negligence or willful misconduct. The Company Stockholder Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. For tax purposes, the Company Stockholder Representative Expense Fund will be treated as having been received and voluntarily set aside by the Company Stockholders at the time of Closing. In no event shall Buyer or the Final Surviving Corporation (or any of their respective Affiliates) be obligated to reimburse the Company Stockholder Representative for any expenses payable from the Company Stockholder Representative Expense Fund. Upon the determination of the Company Stockholder Representative that retaining any portion of the Company Stockholder Representative Expense Fund is no longer necessary, or as directed by the advisory committee to the Company Stockholder Representative as set forth in the engagement letter between the Company and the Company Stockholder Representative, the Company Stockholder Representative shall deliver any then remaining portion of the Company Stockholder Representative Expense Fund to Buyer, after which Buyer shall, subject to Section 3.14, promptly issue to each Company Stockholder a number of Buyer Ordinary Shares with a value, based on the Buyer Share Value, equal to such Company Stockholder’s Pro Rata Share of such remaining portion of the Company Stockholder Representative Expense Fund.

(d) The Company Stockholder Representative shall act for the Pre-Reverse Split Company Stockholders and the Company Stockholders on all of the matters set forth in this Agreement and any other agreements ancillary hereto in the manner the Company Stockholder Representative believes to be in the best interest of the Pre-Reverse Split Company Stockholders and the Company Stockholders. The Company Stockholder Representative is authorized to act on behalf of the Pre-Reverse Split Company Stockholders and the Company Stockholders notwithstanding any dispute or disagreement among the Pre-Reverse Split Company Stockholders or the Company Stockholders. In taking any action as Company Stockholder Representative, the Company Stockholder Representative may rely conclusively, without any further inquiry or investigation, upon any certification or confirmation, oral or written, given by any Person whom the Company Stockholder Representative reasonably believes to be authorized thereunto. The Company Stockholder Representative may, in all questions arising hereunder, rely on the advice of counsel, and the Company Stockholder Representative shall not be liable to any Pre-Reverse Split Company Stockholder or Company Stockholder for anything done, omitted or suffered in good faith by the Company Stockholder Representative based on such advice. The Company Stockholder Representative undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no implied covenants or obligations shall be read into this Agreement against the Company Stockholder Representative. The Company Stockholder Representative shall not have any liability to any of the Company Stockholders for any act done or omitted hereunder as Company Stockholder Representative while acting in good faith and pursuant to the engagement letter between the Company and the Company Stockholder Representative. The Company Stockholder Representative shall be indemnified by the Pre-Reverse Split Company Stockholders and the Company Stockholders from and against any loss, liability or expense incurred in good faith on the part of the Company Stockholder Representative and arising out of or in connection with the acceptance or administration of the Company Stockholder Representative’s duties hereunder, in each case as such loss, liability or expense is suffered or incurred. Any such claim for indemnification shall be satisfied first from any then available portion of the remaining Company Stockholder Representative Expense Fund and, if such amount is insufficient to satisfy any such loss, liability or expense, from the first proceeds from any payments to be made by Buyer pursuant to this Agreement or the CVR Agreement otherwise available for distribution to the Pre-Reverse Split Company Stockholders and/or the Company Stockholders or by a claim against the Company Stockholders (with each Company Stockholder liable for the Pro Rata Share of any such claim that is represented by such Company Stockholder’s Company Capital Stock). Notwithstanding anything in this Agreement to the contrary, nothing herein shall relieve the Company Stockholders from their obligation to promptly pay such losses, liabilities and expenses as they are suffered or incurred, nor does it prevent the Company Stockholder Representative from seeking any remedies available to it at law or otherwise. In no event will the Company Stockholder Representative be required to advance its own funds on behalf of the Company Stockholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Company Stockholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Company Stockholder Representative under this section. The foregoing indemnities will survive the Closing, the resignation or removal of the Company Stockholder Representative or the termination of this Agreement.

(e) In the event the Company Stockholder Representative becomes unable to perform the Company Stockholder Representative’s responsibilities hereunder or resigns from such position, the Company Stockholder Representative shall select another representative to fill the vacancy of the Company Stockholder Representative, and upon such substituted representative’s written agreement to assume the rights and responsibilities of the Company Stockholder Representative hereunder, such substituted representative shall be deemed to be the Company Stockholder Representative for all purposes of this Agreement. Except as contemplated by the previous sentence, the Company Stockholder Representative may be removed only upon delivery of written notice to Buyer signed by Company Stockholders who, as of immediately prior to the First Effective Time, held a majority (by voting power) of the then outstanding shares of Company Capital Stock; provided that no such removal shall be effective until such time as a successor Company Stockholder Representative shall have been validly appointed hereunder. The Company Stockholder Representative shall provide Buyer prompt written notice of any replacement of the Company Stockholder Representative, including the identity and address of the new Company Stockholder Representative. Upon any replacement of the Company Stockholder Representative, the Company Stockholder Representative being replaced shall transfer to the new Company Stockholder Representative the balance of any unexpended Company Stockholder Representative Expense Fund.

(f) The Company Stockholder Representative agrees not to, directly or indirectly, disclose the existence or terms of this Agreement or any other agreement contemplated hereby or any other information regarding this Agreement, the Merger or any of the other matters contemplated hereby, including information provided to the Company Stockholder Representative pursuant to the terms of this Agreement, except, in each case (i) to the extent such information is or becomes generally known to the public (other than as a result of a disclosure by the Company Stockholder Representative without a breach of its obligations under this Section 3.9(f)), (ii) as required by applicable Law, (iii) to employees, advisors, agents or consultants of the Company Stockholder Representative (if applicable) and to the Company Stockholders, in each case who have a need to know such information, and further provided that such persons are subject to confidentiality obligations with respect thereto, or (iv) is in connection with, and only to the extent required for, enforcement of rights or defense of claims (including, in each case, on behalf of the Company Stockholders) under this Agreement and the transactions contemplated hereby and thereby.

(g) For all purposes of this Agreement:

(i) Buyer shall be entitled to rely conclusively on the instructions and decisions of the Company Stockholder Representative as to the settlement of any disputes or claims under this Agreement, or any ancillary agreement contemplated hereby, or any other actions required or permitted to be taken by the Company Stockholder Representative hereunder, and no party hereunder or any Company Stockholder shall have any cause of action against Buyer for any action taken by Buyer in reliance upon the instructions or decisions of the Company Stockholder Representative;

(ii) the provisions of this Section 3.9 are independent and severable, are irrevocable (subject only to Section 3.9(e)) and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Company Stockholder may have in connection with the transactions contemplated by this Agreement;

(iii) except as specifically set forth herein, no Company Stockholder will have any right to bring any claim, cause of action, objection or complaint except through the Company Stockholder Representative, and the Company Stockholder Representative shall have the sole authority to act for, and enforce the rights of, all Company Stockholders in connection with this Agreement and the transactions contemplated hereby; and

(iv) the provisions of this Section 3.9 shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees and successors of each Company Stockholder, and any references in this Agreement to a Company Stockholder shall mean and include the successors to the rights of each applicable Company Stockholder hereunder, whether pursuant to testamentary disposition, the Laws of descent and distribution or otherwise.

3.10 Dissenting Shares. Notwithstanding the foregoing provisions of this Article III, the Dissenting Shares shall not be converted into a right to receive any portion of the Merger Consideration and the holders thereof shall be entitled to such rights as are granted by Section 262 of the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 262 of the DGCL shall receive payment therefor from the Final Surviving Corporation in accordance with the DGCL; provided, however, that (i) if any such holder of Dissenting Shares shall have failed to establish such holder’s entitlement to appraisal rights as provided in Section 262 of the DGCL, or (ii) if any such holder of Dissenting Shares shall have effectively withdrawn such holder’s demand for appraisal of such shares or lost such holder’s right to appraisal and payment for such holder’s shares under Section 262 of the DGCL, such holder shall forfeit the right to appraisal of such shares and each such share shall not constitute a Dissenting Share and shall be treated as if it had been a Share, as applicable, immediately prior to the First Effective Time and converted, as of the First Effective Time, into a right to receive from the Final Surviving Corporation the portion of the Merger Consideration deliverable in respect thereof as determined in accordance with this Article III, without any interest thereon (and such holder shall be treated as a Company Stockholder). The Company will give Buyer reasonable notice of all written notices received by the Company pursuant to Section 262 of the DGCL. Without the prior written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed), the Company shall not voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. From and after the First Effective Time, no stockholder who has properly exercised and perfected appraisal rights pursuant to Section 262 of the DGCL shall be entitled to vote his or her Shares for any purpose or receive payment of dividends or other distributions with respect to his or her Shares (except dividends and distributions payable to stockholders of record at a date which is prior to the First Effective Time). Notwithstanding anything herein to the contrary, any payments required to be made to holders of Dissenting Shares pursuant to this Section 3.10 shall be made by the Final Surviving Corporation out of its own funds. No funds will be supplied for that purpose, directly or indirectly, by Buyer (or any of its Affiliates except for the Final Surviving Corporation), nor will Buyer (or any of its Affiliates except for the Final Surviving Corporation) directly or indirectly reimburse the Final Surviving Corporation for any payments to holders of Dissenting Shares.

3.11 Withholding. Buyer, the Company, the Final Surviving Corporation, the Company Stockholder Representative and the Exchange Agent shall be entitled to deduct and withhold from the consideration (including any payments or other distributions pursuant to the CVR Agreement) otherwise payable or deliverable in connection with the transactions contemplated by this Agreement or the CVR Agreement such amounts that Buyer, the Company, the Final Surviving Corporation, the Company Stockholder Representative and the Exchange Agent are required to deduct and withhold with respect to any such deliveries and payments under the Code or any provision of state, local, provincial or foreign Law. To the extent that amounts are withheld, and duly and timely remitted to the appropriate Governmental Authority, by Buyer, the Company, the Final Surviving Corporation, the Company Stockholder Representative or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement and/or the CVR Agreement as having been paid to the person in respect of which such deduction and withholding was made.

3.12 Transfer Restrictions on Share Consideration.

(a) The Company and the Company Stockholder Representative (on behalf of the Company Stockholders) acknowledge that the Buyer Ordinary Shares issued pursuant to this Agreement to any Company Stockholder (i) will not have been registered under the Securities Act or qualified under any applicable state securities Laws, (ii) will be subject to such additional restrictions as are set forth in any Lock-up Agreement entered into by such Company Stockholder and (iii) will be subject to escrow and held on the issuer sponsored subregister and subject to a holding lock for any required holding period under Rule 144 of the Securities Act and, if applicable, for the relevant period set out in any Lock-up Agreement entered into by such Company Stockholder.

(b) Any certificates or book-entry records evidencing the Buyer Ordinary Shares shall bear the following or any similar legend:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND, ACCORDINGLY, MAY NOT BE TRANSFERRED UNLESS (I) SUCH SECURITIES HAVE BEEN REGISTERED FOR SALE PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, (II) SUCH SECURITIES ARE SOLD IN COMPLIANCE WITH RULE 144 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (III) THE ISSUER HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”

3.13 No Fractional Shares. No fractional Buyer Ordinary Shares will be issued to the Company Stockholders under this Agreement, and any fraction of a Buyer Ordinary Share shall be rounded to the nearest whole number.

3.14 Non-Accredited Investors. Notwithstanding anything herein to the contrary, with the approval of the Company Stockholder Representative (not to be unreasonably withheld, conditioned or delayed), Buyer may elect to pay to any Company Stockholder that Buyer determines is not, or may not be, an Accredited Investor, in lieu of the Share Consideration that such Company Stockholder would have otherwise been entitled to receive, cash in an amount, determined based on the Buyer Share Price, equal to the dollar value of such Share Consideration.

Article IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the Company SEC Reports filed or furnished on or after January 1, 2021 and prior to the date of this Agreement (other than any forward looking disclosures set forth in any “Risk Factors” section of any Company SEC Report, any forward-looking disclosures in any “Forward Looking Information” section of any Company SEC Report and any other disclosures included in any Company SEC Report to the extent they are predictive or forward-looking in nature) (provided, however, that nothing set forth in such Company SEC Reports shall be deemed to modify or qualify any representation or warranty set forth in any Fundamental Representations of the Company) or (ii) as set forth in the Company Disclosure Schedule, the Company represents and warrants to Buyer and Merger Subs that the statements contained in this Article IV are true and correct as of the date of this Agreement and will be true and correct as of the Closing with the same effect as though made at and as of such time (provided, however, that representations and warranties that are made as of a particular date or period will be true and correct only as of such date or period).

4.1 Corporate Organization of the Company. The Company has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware and has the corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted. The copies of the Company Charter and the Company Bylaws previously made available by the Company to Buyer or its representatives are true and complete. The Company is duly licensed or qualified to do business and (where applicable) is in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to result in the loss of a material benefit of, or the incurrence of a material Liability by, the Company or any of its Subsidiaries.

4.2 Subsidiaries.

(a) Section 4.2 of the Company Disclosure Schedule sets forth: (i) the name of each Subsidiary of the Company; (ii) the number and type of outstanding equity securities of each Subsidiary and a list of the holders thereof; (iii) the jurisdiction of organization of each Company Subsidiary; (iv) the names of the officers and directors of each Subsidiary; and (v) the jurisdictions in which each Company Subsidiary is qualified or holds licenses to do business as a foreign corporation or other entity.

(b) Each Company Subsidiary is a corporation duly organized, validly existing and in corporate and Tax good standing under the Laws of the jurisdiction of its incorporation. Each Company Subsidiary is duly qualified to conduct business and is in corporate and Tax good standing under the Laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification. Each Company Subsidiary has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has made available to Buyer complete and accurate copies of the charter, by-laws or other organizational documents of each Company Subsidiary. No Company Subsidiary is in default under or in violation of any provision of its charter, by-laws or other organizational documents. All of the issued and outstanding shares of capital stock of each Company Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All shares of each Company Subsidiary that are held of record or owned beneficially by either the Company or any Company Subsidiary are held or owned free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities Laws), claims, Liens, options, warrants, rights, contracts, calls, commitments, equities and demands. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any Company Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Company Subsidiary. There are no forms of equity or equity-based compensation or similar rights with respect to any Company Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Company Subsidiary.

(c) The Company does not own or control directly or indirectly or have any direct or indirect equity participation or similar interest in, or any obligation to providing funding to, any corporation, partnership, limited liability company, joint venture, trust or other business association or entity that is not a Company Subsidiary.

4.3 Due Authorization. The Company has all requisite corporate power and authority to execute and deliver this Agreement and (subject to the consents, approvals, authorizations and other requirements described in Section 4.5) to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of the Company, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement (other than the Merger Consent). Without limiting the generality of the foregoing, the Board of Directors of the Company, at a meeting duly called and held, by the unanimous vote of all directors (a) determined that the First Merger is advisable, fair and in the best interests of the Company and its stockholders, (b) approved this Agreement in accordance with the provisions of the DGCL, and (c) directed that this Agreement and the First Merger be submitted to the stockholders of the Company for their adoption and approval and resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the First Merger. This Agreement has been duly and validly executed and delivered by the Company and (assuming this Agreement constitutes a legal, valid and binding obligation of Buyer, Merger Subs and the Company Stockholder Representative) constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Remedies Exception”).

4.4 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5 or on Section 4.5 of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company and the consummation by the Company and its Subsidiaries of the transactions contemplated hereby do not and will not, as of the Closing, (a) violate any provision of, or result in the breach of, any applicable Law to which the Company or any of its Subsidiaries is subject or by which any property or asset of the Company or any of its Subsidiaries is bound, (b) conflict with or violate any provision of the Company Charter, Company Bylaws or other organizational documents of the Company or any of its Subsidiaries, (c) violate any provision of or result in a breach of, or require a consent or constitute (with or without due notice or lapse of time or both) a default under, any Contract listed on Section 4.12 of the Company Disclosure Schedule, or terminate or result in the termination of any such Contract, or result in the creation of any Lien under any such Contract upon any of the properties or assets of the Company or any of its Subsidiaries, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien or create in any party the right to accelerate or modify such Contract, or (d) result in a violation or revocation of any required Permit from any Governmental Authority, except to the extent that the occurrence of any of the foregoing items set forth in clauses (a), (c) or (d) would not reasonably be expected to result the loss of a material right or benefit of, or the incurrence of a material Liability by, the Company or any of its Subsidiaries.

4.5 Governmental Consents. Assuming the truth and completeness of the representations and warranties of Buyer contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Company or any of its Subsidiaries with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except (a) for any material consents, approvals, authorizations, designations, declarations or filings set forth in Section 4.5 of the Company Disclosure Schedules, (b) compliance with any applicable securities Laws, (c) as otherwise disclosed on Section 4.5 of the Company Disclosure Schedule and (d) for the filing of the First Certificate of Merger in accordance with the DGCL.

4.6 Capitalization of the Company; Preliminary Allocation Schedule.

(a) The authorized capital stock of the Company consists of:

(i) 300,000,000 shares of Company Common Stock, 4,387,282 of which are issued and outstanding as of the date of this Agreement, inclusive of 1,509 shares of Company Series B Preferred Stock (out of 2,500 authorized) which were issued and outstanding as of immediately prior to the execution of this Agreement and were automatically converted into 658,968 shares of Company Common Stock concurrently with the execution of this Agreement; and

(ii) 1,500 shares of Company Series A Preferred Stock, 65 of which are issued and outstanding as of the date of this Agreement and which are convertible into 58,000 shares of Company Common Stock as of the date of this Agreement, inclusive of all accrued unpaid dividends. All issued and outstanding shares of Company Preferred Stock will have been converted into shares of Company Common Stock in accordance with the Company Charter prior to the Reverse Split.

(b) All of the issued and outstanding shares of Company Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights. All of the issued and outstanding shares of capital stock of the Company have been offered, issued and sold by the Company in material compliance with all applicable federal and state securities Laws.

(c) The Company has made available to Buyer a complete and accurate list (set forth in Section 4.6(c) of the Company Disclosure Schedule) of all of the Company Equity Plans, indicating for each Company Equity Plan, as of the date hereof, (i) the number of shares of Company Common Stock issued under such Company Equity Plan, (ii) the number of shares of Company Common Stock subject to outstanding Company Options under such Company Equity Plan, (iii) the number of shares of Company Common Stock reserved for future issuance under such Company Equity Plan, and (iv) the exercise price of each of the outstanding Company Options under such Company Equity Plan. The Company has made available to Buyer complete and accurate copies of all (A) Company Equity Plans, (B) forms of stock option agreements evidencing Company Options, (C) the forms of agreements evidencing any other equity or equity-linked award or compensation arrangement and (D) any equity or equity-based award agreements that deviate in any material respect from the forms of agreement described in (B) and (C). All of the shares of capital stock of the Company subject to Company Options will be, upon issuance pursuant to the exercise of such instruments, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights.

(d) With respect to each Company Option (whether outstanding or previously exercised), (i) each such Company Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (ii) each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company’s Board of Directors (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto no later than the Grant Date and (iii) each such grant was made in accordance with, in all material respects, the terms of the applicable Company Equity Plan, the Exchange Act, to the extent applicable, and all other applicable Laws. No Company Option granted by the Company has an exercise price that has been or may be less than the fair market value of the underlying stock as of the date such Company Option was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company Option.

(e) Except as set forth in Section 4.6(a) and Section 4.6(c) of the Company Disclosure Schedule, (i) there are no equity interests of any class of the Company, or any security exchangeable into or exercisable for such equity interests, issued, reserved for issuance or outstanding, (ii) there are no options, warrants, equity securities, calls, rights, commitments or Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company to grant, extend, otherwise modify or amend or enter into any such option, warrant, equity interest, call, right, commitment or Contract, (iii) the Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any equity interests of the Company any evidences of Indebtedness or assets of the Company, and (iv) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any equity interests or to pay any dividend or to make any other distribution in respect thereof.

(f) There is no Contract, written or oral, between the Company and any holder of its securities, or, to the Company’s Knowledge, among any holders of its securities, relating to the sale or transfer (including Contracts relating to rights of first refusal, co-sale rights or “drag along” rights), registration under the Securities Act or the securities Laws of any other jurisdiction, or voting, of the capital stock of the Company.

(g) The Preliminary Allocation Schedule sets forth a true, correct and complete summary of the allocation (estimated as of the date hereof) of the amounts payable to the Company Stockholders pursuant to this Agreement.

4.7 SEC Filings; Financial Statements.

(a) The Company has filed or furnished, as applicable, all registration statements, forms, reports and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by the Company with the SEC since January 1, 2021. All such registration statements, forms, reports and other documents (including exhibits and all other information incorporated therein and those registration statements, forms, reports and other documents that the Company may file or furnish after the date hereof until the Closing) are referred to herein as the “Company SEC Reports.” The Company SEC Reports (i) were or will be filed or furnished on a timely basis, (ii) at the time filed or furnished, complied, or will comply when filed or furnished, as to form in all material respects with the requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the Dodd-Frank Act of 2010, as amended, as the case may be, and applicable to such Company SEC Reports and (iii) except to the extent that information contained in a Company SEC Report has been revised, amended, modified or superseded by a later filed or furnished Company SEC Report, did not or will not at the time they were or are filed or furnished contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading in any material respect.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained (including by incorporation by reference) in the Company SEC Reports (the “Financial Statements”) at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, all in accordance with GAAP, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments (none of which are reasonably expected to be material).

(c) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by any certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, any such certification complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(d) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to provide reasonable assurance that all information concerning the Company that could have a material effect on the financial statements is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.

4.8 Undisclosed Liabilities.

(a) There is no Liability of the Company or any of its Subsidiaries, except for Liabilities (i) reflected or reserved for on the Company Balance Sheet, (ii) that have arisen since the date of the Company Balance Sheet in the ordinary course of the operation of business of the Company, (iii) disclosed in the Company Disclosure Schedule or (iv) contractual and other liabilities incurred in the ordinary course of business that are not required by GAAP to be reflected on a balance sheet and that are not in the aggregate material (in each case, none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law).

(b) Section 4.8(b) of the Company Disclosure Schedule contains a complete and accurate list, including the applicable amounts, of each item constituting Indebtedness of the Company or any of its Subsidiaries as of the date hereof.

4.9 Litigation and Proceedings. There are no pending or, to the Knowledge of the Company, threatened, lawsuits, actions, suits, claims or other proceedings at law or in equity or, to the Knowledge of the Company, investigations, in each case, before or by any Governmental Authority against or involving the Company, any of its Subsidiaries, or any current or former officer, director, employee, consultant, agent or stockholder of the Company or any of its Subsidiaries in its, his or her capacity as such or with respect to the Company or such Subsidiary that, in each case, if resolved adversely to the Company or such Subsidiary, would not reasonably be expected to result in the loss of a material benefit of, or the incurrence of a material Liability by, the Company or any of its Subsidiaries. There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency or other Governmental Authority, by arbitration or otherwise) against or involving the Company or any of its Subsidiaries. There is no Action by the Company or any of its Subsidiaries pending, or which the Company or any of its Subsidiaries, as applicable, has commenced preparations to initiate, against any other Person.

4.10 Compliance with Laws.

(a) The Company and each of its Subsidiaries are in compliance, and have, in the past three (3) years, conducted its business in compliance, in all material respects with all applicable Laws, including all applicable Anti-Corruption Laws, Anti-Money Laundering Laws, Human Rights Laws and Modern Slavery Laws. Neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority (including the FDA) of a material violation of any applicable Law at any time during the past three (3) years.

(b) Without limiting Section 4.10(a), neither the Company nor any of its Subsidiaries or, to the Company’s Knowledge, any agent acting on their behalf, has during the past three (3) years committed a violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other anti-bribery or anticorruption Law, including the UK Anti-Bribery Act 2010 and the Australian Criminal Code Act 1995 (Cth) and similar Australian state laws of any jurisdiction, to the extent applicable to the Company or such Subsidiary (collectively, “Anti-Bribery Laws”), or received any written or to the Company’s Knowledge, oral communication from any Governmental Authority that alleges that the Company or any of its Subsidiaries is or may be in violation of, or has or may have any Liability under, any Anti-Bribery Law. There is no pending or, to the Company’s Knowledge, threatened investigation, claim, or any other proceeding, in each case by or from a Governmental Authority, regarding any actual or possible violation of the Anti-Bribery Laws by the Company or any of its Subsidiaries. To the Company’s Knowledge, none of the Company, any of its Subsidiaries or any of their respective representatives to the extent acting on behalf of their behalf has, during the past three (3) years, directly or indirectly, offered, given, reimbursed, paid or promised to pay, or authorized the payment of, any material money or other thing of material value (including any fee, gift, sample, travel expense or entertainment) or any commission payment payable to (a) any Person who is an official, officer, agent, employee or representative of any Governmental Authority or of any existing or prospective customer (whether or not owned by a Governmental Authority), (b) any political party or official thereof, or (c) any candidate for political or political party office, in each case while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, reimbursed, paid or promised, directly or indirectly, in violation of the Anti-Bribery Laws of any jurisdiction applicable to the Company or any of its Subsidiaries. During the past three (3) years, neither the Company nor any of its Subsidiaries has made any disclosures to any Governmental Authority concerning potential violations of any Anti-Bribery Laws.

(c) Without limiting Section 4.10(a), neither the Company nor any of its Subsidiaries or, to the Company’s Knowledge, any agent acting on their behalf, has during the past three (3) years committed a violation of any Law applicable to the Company or any of its Subsidiaries relating to modern slavery and anti-human trafficking, including the U.S. Trafficking Victims Protection Act (TVPA) of 2000, the California Transparency in Supply Chains Act 2015 and the Australian Modern Slavery Act 2018 (Cth).

4.11 FDA Matters.

(a) As to each of the product candidates of each of the Company and its Subsidiaries, including compounds currently under research and/or development by the Company and subject to the jurisdiction of the FDA or any equivalent Governmental Authority in any legal jurisdiction other than the U.S. (each such product, a “Company Regulated Product”), such Company Regulated Product is being researched, investigated, developed, manufactured, packaged, labeled, stored, distributed, imported and exported, and tested in compliance in all material respects with all applicable Laws. To the extent that any Company Regulated Product involves the use of a radioisotope, the Company and its Subsidiaries are in compliance in all material respects with respect to the applicable Laws governing such isotopes.

(b) The Company and its Subsidiaries hold, directly or by virtue of its agreements with its vendors, all required Permits to research, investigate, develop, manufacture, package, label, store, distribute, and test each Company Regulated Product and any radioisotope thereof and no such Permit has been revoked, withdrawn, suspended, cancelled or terminated or modified in any adverse manner. To the Knowledge of the Company, there is no basis for believing that any such Permit will not be renewable upon expiration. The Company and its Subsidiaries are, to the extent applicable, in compliance in all material respects with such Permits and have not received any written notice or other written communication, or to the Knowledge of the Company, any other communication from any Governmental Authority regarding (i) any material violation of or failure to comply materially with any term or requirement of any Permit or (ii) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Permit. No Action is pending or, to the Knowledge of the Company, threatened, which seeks to revoke, limit, suspend, or materially modify any such Permit.

(c) There are no Actions pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries with respect to an alleged material violation of the FDCA or any similar Law administered or promulgated by any FDA-equivalent Governmental Authority in any legal jurisdiction other than the U.S. None of the Company, its Subsidiaries or their respective officers or employees has been or is subject to any enforcement Actions by the FDA or other Governmental Authority and, to the Knowledge of the Company, no such Actions have been threatened. There is not any Form FDA-483 observation, civil, criminal or administrative Action, demand letter, warning letter or untitled letter pending or in effect against the Company or any of its Subsidiaries or any of their respective officers or employees, and the Company and its Subsidiaries have no liability for failure to comply with the FDCA or other similar Laws. There is no act, omission, event, or circumstance of which the Company has Knowledge that would reasonably be expected to give rise to or form the basis for any civil, criminal or administrative Action, demand letter, warning letter, untitled letter or request for information or any Liability for failure to comply with the FDCA or other similar Laws. Neither the Company nor any of its Subsidiaries has received any written notice that the FDA or any other Governmental Authority has commenced, or, to the Company’s Knowledge, threatened in writing to initiate, any action to enjoin the manufacture and production of the Company Regulated Products or any component thereof at any of its or its suppliers’ facilities.

(d) All preclinical studies and clinical trials, and other studies and tests of any Company Regulated Product conducted by or on behalf of the Company or any of its Subsidiaries have been, and if still pending are being, conducted in material compliance, to the extent applicable with the applicable protocol for such study or trial, good laboratory practices, good clinical practices and all applicable Laws, including the FDCA and its implementing regulations governing good laboratory practices and good clinical practices (e.g., 21 C.F.R. Parts 50, 54, 56, and 312 of the U.S. Code of Federal Regulations) and the respective counterparts thereof outside the United States. No clinical trial conducted by or on behalf of the Company or any of its Subsidiaries has been terminated or placed on full or partial clinical hold by the FDA or by the applicable Institutional Review Board (“IRB”) for safety reasons or otherwise prior to scheduled completion, and neither the FDA, an IRB nor any other applicable Governmental Authority, clinical investigator that has participated or is participating in, or institutional review board that has or has had jurisdiction over, a clinical trial conducted by or on behalf of the Company or any of its Subsidiaries has initiated, or, to the Company’s Knowledge, threatened to initiate, any action to place a full or partial clinical hold order on, or otherwise terminate or suspend, any proposed or ongoing clinical investigation of the Company Regulated Products conducted or proposed to be conducted by or on behalf of the Company or any of its Subsidiaries.

(e) All manufacturing operations conducted by or for the benefit of the Company and its Subsidiaries have been and are being conducted in material compliance with applicable Laws, including provisions of the FDA’s current good manufacturing practice regulations and comparable regulatory requirements of foreign Governmental Authorities. The Company and its Subsidiaries have established and maintain a quality agreement with each of the third party vendors that manufacture, process, package, or supply ingredients and packaging materials for or distribute the Company Regulated Products. The Company and its Subsidiaries, and to the Company’s Knowledge their respective third party vendors, have filed all required notices, registration applications, order forms, reports, supplemental applications and annual or other reports or documents, including adverse experience reports, that are material to the continued development, handling, manufacture, sale, and distribution of the Company Regulated Products. No supplier or manufacturing site for any Company Regulated Product (whether owned by the Company and its Subsidiaries or that of a contract manufacturer) has been subject to a Governmental Authority (including FDA) shutdown or import or export prohibition, nor received and not closed out any FDA Form 483 or any other Governmental Authority notice of inspectional observations, “warning letters,” “untitled letters” or similar correspondence or notice from the FDA or other Governmental Authority.

(f) Neither the Company nor any of its Subsidiaries has made any untrue statement of a material fact or fraudulent statement to the FDA or any Governmental Authority or otherwise failed to disclose a material fact required to be disclosed to the FDA or any Governmental Authority. The Company and its Subsidiaries are not the subject of any pending or, to the Knowledge of the Company, threatened investigation in respect of any Company Regulated Product pursuant to the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy or FDA’s Application Integrity Policy. All documents and information filed by the Company or any of its Subsidiaries with the FDA or any other Governmental Authority with respect to the Company Regulated Products, or the manufacturing, handling, storage or shipment of the Company Regulated Products were, at the time of filing, true, complete and accurate in all material respects.

(g) None of the Company, its Subsidiaries, or any of their respective officers, directors, or employees has been, is, or is in anticipation of being (based on a conviction by the courts or a finding of fault by a regulatory authority): (i) debarred pursuant to the Generic Drug Enforcement Act of 1992 (21 U.S.C. § 335a), as amended from time to time; (ii) disqualified from participating in clinical trials pursuant to 21 C.F.R. §312.70, as amended from time to time; (iii) disqualified as a testing facility under 21 C.F.R. Part 58, Subpart K, as amended from time to time; (iv) excluded, debarred or suspended from or otherwise ineligible to participate in a “Federal Health Care Program” as that term is defined in 42 U.S.C. 1320a-7b(f), including under 42 U.S.C. § 1320a-7 or relevant regulations in 42 C.F.R. Part 1001; (v) assessed or threatened with assessment of civil money penalties pursuant to 42 C.F.R. Part 1003; or (vi) included on the HHS/OIG List of Excluded Individuals/Entities, the General Services Administration’s System for Award Management, or the FDA Debarment List or the FDA Disqualified/Restricted List. None of the Company, its Subsidiaries or any of their respective officers, directors or employees has engaged in any activities that are prohibited, or are cause for civil penalties, or grounds for mandatory or permissive exclusion, debarment, or suspension pursuant to any of these authorities. The Company and its Subsidiaries are not using, nor have they ever used, in any capacity any person that has ever been, or to the Knowledge of the Company, is the subject of an Action that could lead to the persons becoming debarred, excluded, disqualified, restricted or suspended pursuant to any of these authorities.

(h) Each of the Company and its Subsidiaries have materially complied with all applicable Laws relating to patient, medical or individual health information, including the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”), and the standards for the privacy of Individually Identifiable Health Information at 45 C.F.R. Parts 160 and 164, Subparts A and E, the standards for the protection of Electronic Protected Health Information set forth at 45 C.F.R. Part 160 and 45 C.F.R. Part 164, Subpart A and Subpart C, the standards for transactions and code sets used in electronic transactions at 45 C.F.R. Part 160, Subpart A and Part 162, and the standards for Breach Notification for Unsecured Protected Health Information at 45 C.F.R. Part 164, Subpart D, all as amended from time to time. Each of the Company and its Subsidiaries have entered into, where required, and are in compliance in all material respects with the terms of all Business Associate Agreements (as defined in HIPAA) to which Company or any Subsidiary is a party or otherwise bound. Company and its Subsidiaries where required, have (i) created and maintained written policies and procedures to protect the privacy of Protected Health Information (as defined in HIPAA) in its possession or control, (ii) provided training to all employees and agents, and (iii) implemented security procedures, including physical, technical and administrative safeguards, to protect all Protected Health Information stored or transmitted in electronic form. Neither the Company nor any of its Subsidiaries has received written notice from the Office for Civil Rights for the U.S. Department of Health and Human Services or any other Governmental Authority alleging a failure to comply with HIPAA or any other federal or state law or regulation applicable to the protection of individually identifiable health information or personally identifiable information. To the Knowledge of the Company, there has been no Breach (as defined in HIPAA) of Unsecured Protected Health Information (as defined in HIPAA), unpermitted disclosure of Personal Health Information (as defined in HIPAA), or breach of personally identifiable information with respect to information maintained or transmitted to the Company or any of its Subsidiaries that would require notice to a Governmental Authority.

All capitalized terms in Section 4.11(h) not otherwise defined in this Agreement shall have the meanings set forth under HIPAA.

4.12 Contracts; No Defaults.

(a) Section 4.12 of the Company Disclosure Schedule contains a listing of all of the following Contracts to which the Company or any of its Subsidiaries is a party or otherwise has any remaining rights or obligations (other than Company Benefit Plans covering more than one individual):

(i) each Contract that the Company reasonably anticipates will involve annual payments or consideration furnished by or to the Company or any of its Subsidiaries of more than $50,000;

(ii) each Contract relating to Indebtedness, including the borrowing of money, or mortgaging, pledging or otherwise placing a Lien on any assets of the Company or any of its Subsidiaries;

(iii) each Contract for the acquisition of any Person or any business division thereof or the disposition of any material assets of the Company or any of its Subsidiaries;

(iv) each lease, rental or occupancy agreement, real property license, installment and conditional sale agreement or other Contract that, in each case, provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property;

(v) each Contract providing for any royalty, milestone or similar payments by, or owed to, the Company or any of its Subsidiaries on or after the date hereof;

(vi) each joint venture Contract, partnership agreement or limited liability company agreement with a third party;

(vii) each Contract requiring capital expenditures after the date of this Agreement in an annual amount in excess of $20,000;

(viii) each Contract in which the Company or any of its Subsidiaries is subject to noncompetition or non-solicitation (other than confidentiality agreements with customers of the Company or any of its Subsidiaries entered into in the ordinary course of business and set forth in the Company’s standard terms and conditions of sale or standard form of employment agreement, forms of which have previously been made available to Buyer) that restricts the Company or any of its Subsidiaries in any material respect;

(ix) each (A) employment Contract (excluding offer letters for at-will employment that do not provide for severance or for advance notice of termination or for any change of control, transaction, retention or other special remuneration) ;

(x) each Contract, plan, policy or program providing for severance, termination compensation, retention or stay pay, change in control payments or transaction-based bonuses;

(xi) each settlement Contract settling claims against the Company or any of its Subsidiaries or any of their respective current or former directors, officers, employees or consultants (including any Contract in connection with which any employment-related claim is settled);

(xii) each Contract which contains any provisions with ongoing obligations requiring the Company or any of its Subsidiaries to indemnify any other party (excluding indemnities contained in Contracts for the purchase, sale or license of products or services entered into in the ordinary course of business);

(xiii) each Contract containing covenants materially limiting (A) the types of business in which the Company or any of its Subsidiaries (or, after giving effect to the First Merger, Buyer or any of its Affiliates) may engage, (B) the geographic locations in which the Company or any of its Subsidiaries (or, after giving effect to the First Merger, Buyer or its Affiliates) may so engage in any business or (C) the products that the Company or any of its Subsidiaries (or, after giving effect to the First Merger, Buyer or any of its Affiliates) may research, develop, manufacture or commercialize;

(xiv) each Contract entered into by the Company or any of its Subsidiaries with any Affiliate of the Company or with any current or former officer, director or stockholder of the Company or any of its Subsidiaries or any Affiliate thereof;

(xv) each Contract relating to grants, funding or other forms of assistance received by the Company or any of its Subsidiaries from any Governmental Authority;

(xvi) each Contract relating the research, development, clinical trial, manufacturing, distribution, supply, marketing or co-promotion of any products, product candidates or devices in development by or which has been or which is being researched, developed, marketed, distributed, supported, sold or licensed out, in each case by or on behalf of the Company or any of its Subsidiaries; and

(xvii) each Contract pursuant to which the Company or any of its Subsidiaries (A) licenses from, or has otherwise been assigned, transferred or granted any covenant not to assert by, a third party, any Intellectual Property used in connection with the Exploitation of any Company Regulated Product that is material to the Company’s business (other than (1) (x) click-wrap, shrink-wrap and off-the-shelf software licenses, and (y) any other software licenses that are available on standard terms to the public generally, in each case of (x) and (y) with license, maintenance, support and other fees less than $10,000 per year) and (2) standard employee and consultant assignment agreements in the form made available to Buyer, (B) has licensed, assigned, sold or transferred to a third party, or otherwise granted to a third party, any right or covenant not to assert under any Company Intellectual Property, or (C) has agreed to indemnify a third party against any claim of infringement, violation or misappropriation of any Intellectual Property.

(b) True and complete copies of the Contracts listed (or required to be listed) on Section 4.12 of the Company Disclosure Schedule have been delivered to or made available to Buyer or its representatives. All of the Contracts set forth (or required to be set forth) on Section 4.12 of the Company Disclosure Schedule are (i) in full force and effect, subject to the Remedies Exception, and (ii) represent the valid and binding obligations of the Company or its Subsidiary or Subsidiaries party thereto and, to the Knowledge of the Company, represent the valid and binding obligations of the other parties thereto. Neither the Company nor, to the Knowledge of the Company, any other party thereto is in breach of or default under any such Contract. Neither Company nor any of its Subsidiaries has received any claim or notice of breach of or default under any such Contract. To the Knowledge of the Company, no event has occurred which, individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract (in each case, with or without notice or lapse of time or both).

4.13 Company Benefit Plans.

(a) Section 4.13 of the Company Disclosure Schedule lists each “employee benefit plan” (as defined in Section 3(3) of ERISA) and each other compensation plan, program, agreement or arrangement that is maintained, sponsored or contributed to by the Company or any of its Subsidiaries for the benefit of its current or former employees or with respect to which the Company or any of its Subsidiaries has any Liability (collectively, without regard to materiality, the “Company Benefit Plans”). The Company has made available to Buyer true and complete copies of (i) each Company Benefit Plan and any summary plan descriptions thereof, (ii) Forms 5500 in each of the most recent three (3) plan years, including all schedules thereto, (iii) with respect to any Company Benefit Plan that purports to meet the requirements of Section 401(a) of the Code, the most recent determination, advisory, or opinion letter issued by the IRS, (iv) all material notices that were given by any Governmental Authority to the Company any Company Benefit Plan during the past five (5) years, and (v) any trust documents, funding vehicles and any material third-party Contracts with respect to such Company Benefit Plan. The Company does not utilize a “professional employer organization” (PEO), employee leasing company or other similar organization to provide benefits to its workforce.

(b) Neither the Company nor any of its Subsidiaries maintains or has ever maintained any compensatory arrangement that would, if maintained, be within the definition of “Company Benefit Plan” nor has it failed to maintain to a Company Benefit Plan when required to do so.

(c) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory, or opinion letter from the IRS, or has pending or has time remaining in which to file an application for such a determination from the IRS. Any operational failures under such plan have been corrected in accordance with applicable guidance. There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan that could result in the loss of a material benefit of, or the incurrence of a material Liability by the Company or its Subsidiaries.

(d) None of the Company, any of its Subsidiaries or any ERISA Affiliate has ever maintained, contributed to, or had any Liability with respect to, any (i) “defined benefit plan” (as defined in Section 3(35) of ERISA) or any other plan that is or was subject to the funding requirements of Section 412 or 430 of the Code or Section 302 or Title IV of ERISA, (ii) “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) multiple employer plan (as described in Section 413(c) of Code or Section 210 of ERISA), (iv) “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (v) funded welfare benefit plan within the meaning of Section 419 of the Code, nor has the Company or any of its Subsidiaries maintained or participated in any Company Benefit Plan that has covered employees outside of the United States or that has been subject to the Laws of any jurisdiction other than the United States.

(e) Section 4.13(e) of the Company Disclosure Schedule discloses each: (i) agreement with any stockholder, director, executive officer or other employee of the Company or its Subsidiaries (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such stockholder, director, executive officer or employee; and (ii) agreement or plan binding the Company or its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Company Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

(f) Except as required by Law, no Company Benefit Plan provides any post-employment medical or life insurance benefits.

(g) No act or omission has occurred and no condition exists with respect to any Company Benefit Plan that would subject Buyer, the Company, any of its Subsidiaries, or any plan participant to (i) any fine, penalty, Tax or Liability of any kind imposed under ERISA, the Code or any other applicable Law (other than Liabilities associated with the routine operation of the Company Benefit Plan) or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Company Benefit Plan, nor will the transactions contemplated by this Agreement give rise to any such Liability.

(h) There are no loans or extensions of credit from the Company or any of its Subsidiaries to any Company Employee or any service provider to the Company or any of its Subsidiaries (other than advances of business expenses in the ordinary course of business). There is no corporate-owned life insurance (COLI), split-dollar life insurance policy or any other life insurance policy on the life of any Company Employee or on any Company Stockholder.

(i) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) has been operated in all material respects in compliance with Code Section 409A. No service provider to the Company or its Subsidiaries has incurred liability for tax imposed under Section 409A(a)(1)(B) in connection with participation in any Company Benefit Plan or otherwise as a result of the service provider’s arrangements with the Company. No stock option or equity unit granted by the Company has an exercise price that has been or may be less than the fair market value of the underlying stock or equity units (as the case may be) as of the date such option or unit was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option.

4.14 Employment and Labor Relations.

(a) Neither the Company nor any Subsidiary has breached or violated in any material respect any (i) applicable Law regarding employment or employment practices, terms and conditions of employment and wages and hours, including any such Law or Contract respecting employment discrimination, employee classification (for overtime purposes or as employee versus independent contractor), overtime (including the proper determination of regular pay and the treatment of bonuses), meal and rest periods, equal pay or pay equity, workers’ compensation, family and medical or other employee leave, the Immigration Reform and Control Act, labor relations, disability rights or benefits, privacy, unlawful harassment, retaliation, whistleblowing, wrongful discharge or violation of the personal rights of Company Employees or prospective employees, equal opportunity/affirmative action, plant closure or mass layoff issues, unemployment insurance, and occupational safety and health requirements, (ii) order, ruling, decree, judgment or arbitration award of any arbitrator or any court or other Governmental Authority with respect to any Company Employee or any other current or former service provider, or (iii) employment agreement, other individual service providing agreement or other agreement entered into with any Company Employee or other current or former service provider. Neither the Company nor any of its Subsidiaries is a party to a conciliation agreement, consent decree or other Contract or order with any Governmental Authority with respect to employment practices. No claims, controversies, investigations, audits or other legal proceedings are pending or, to the Knowledge of the Company, threatened, with respect to such Laws or employment agreements, either by private persons or by Governmental Authorities.

(b) Neither the Company nor any of its Subsidiaries has ever been a party to or bound by any collective bargaining agreement. Neither the Company nor any of its Subsidiaries has ever experienced any actual or, to the Company’s Knowledge, threatened strikes, grievances, claims of unfair labor practices, other collective bargaining disputes, organizational efforts, or filings of petition for certification nor is the Company or any of its Subsidiaries, to the Company’s Knowledge, the subject of threatened organizational efforts.

(c) Section 4.14(c) of the Company Disclosure Schedule contains a list of all current Company Employees (by employee identification number), along with the employer, position, date of hire, annual rate of compensation (or, where applicable, the hourly or per diem rate of compensation, or, if by commissions, a description of or cross-reference to the applicable terms), estimated or target annual incentive compensation of each such person, employment status of each such person (including whether the person is on leave of absence and the dates of such leave), part-time or full-time status, weekly working hours where not full-time, status as exempt or non-exempt from overtime, assigned work location, and remote work location. Section 4.14(c) of the Company Disclosure Schedule sets forth all bonuses earned by any Company Employee through the Closing Date that are expected to be accrued but unpaid as of the Closing Date and the amounts of accrued vacation or paid time off, accrued sick time, and the amount of such liabilities as of one (1) Business Day prior to the date of this Agreement. Each such Company Employee is retained at-will or is a party to an employment Contract with the Company or any of its Subsidiaries that has been made available to Buyer. Each Company Employee has entered into the Company’s or such Subsidiary’s standard form of confidentiality, non-competition (where permitted by applicable Law), non-solicitation and assignment of inventions agreement, a copy of which has previously been made available to Buyer. All of the agreements referenced in the preceding sentence will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. To the Knowledge of the Company, no key Company Employee or group of Company Employees has any plans to terminate employment with the Company or any of its Subsidiaries.

(d) All Company Employees employed in the United States are citizens or permanent residents. Neither the Company nor any of its Subsidiaries employs or engages or has ever employed or engaged any individual outside the United States.

(e) Section 4.14(e) of the Company Disclosure Schedule contains a list of all individual consultants and individual independent contractors currently engaged by either the Company or any of its Subsidiaries (including any engaged through an entity in which the consultant or contractor is a substantial owner), along with the position, date of retention, expected end date, category of services provided, whether engaged directly or through a third party, and rate of remuneration for each such Person. All Persons treated as independent contractors rather than as employees have been properly so treated, and any compensation paid to them has been reported on IRS Form 1099 or other applicable Tax form. Except as disclosed in Section 4.14(e) of the Company Disclosure Schedule, each such consultant or independent contractor is a party to a written agreement or Contract directly with the Company or its applicable Subsidiary or is engaged through written agreements between the Company or such Subsidiary and staffing agencies that treat such consultant or independent contractor as employees of the agency. Each such consultant and independent contractor has entered into the Company’s or such Subsidiary’s standard form of confidentiality, non-solicitation and assignment of inventions agreement with the Company or such Subsidiary, a copy of which has previously been made available to Buyer, or is bound by similar confidentiality, non-solicitation and assignment of inventions covenants pursuant to the master agreements signed with such consultant or independent contractor or such consultant’s employer. Neither the Company nor any of its Subsidiaries has or has had any temporary or leased employees.

(f) No charges or complaints are open and pending (or in the past three (3) years have been settled or otherwise closed) against the Company or any of its Subsidiaries with the Equal Employment Opportunity Commission, the Office of Federal Contract Compliance Programs, or other Governmental Authority regulating the employment or compensation of individuals (or, with respect to discrimination, retaliation, or similar wrongdoing, pursuant to internal complaint procedures), and no Company Employee has made, in the past three (3) years, a written complaint of discrimination, harassment, retaliation, or other similar wrongdoing or, to the Knowledge of the Company, in the past year, an oral complaint. In the past three (3) years, neither the Company nor any of its Subsidiaries has received any requests for, or conducted, an internal investigation of any officer or supervisor of the Company or any of its Subsidiaries with respect to any such claims.

(g) Neither the Company nor any of its Subsidiaries has any Liability with respect to (i) any misclassification of any person as an independent contractor rather than as an employee, as an employee rather than as an independent contractor, or as a non-employee when in fact employed, (ii) any employee or contractor leased from or staffed by another employer, or (iii) any person currently or formerly classified as exempt from, or otherwise not paid where required, overtime and minimum or other wages

(h) To the Company’s Knowledge, no current Company Employee is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or its Subsidiaries or to the use of trade secrets or proprietary information of others, nor, to the Company’s Knowledge, will any current Company Employee be in violation under any such agreement or covenant upon employment by or performance of services for the group of companies including Buyer.

(i) Section 4.14(i) of the Company Disclosure Schedule (i) contains a complete and accurate list of all of the Company’s and its Subsidiaries’ written employee handbooks, employment manuals, and employment policies, and (ii) sets forth the policy of the Company and its Subsidiaries with respect to accrued vacation, paid time off, accrued sick time and earned time off.

4.15 Taxes.

(a) Each of the Company and its Subsidiaries has properly filed all Tax Returns that it was required to file, and all such Tax Returns are true, correct and complete in all material respects. Each of the Company and its Subsidiaries has paid all Taxes, whether or not shown on any Tax Return, that were due and payable. The unpaid Taxes of the Company and each of its Subsidiaries (i) for taxable periods (or portions thereof) through the date of the Company Balance Sheet do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Company Balance Sheet and (ii) for taxable periods (or portions thereof) though the Closing Date, will not exceed the reserve as adjusted for the passage of time through the Closing Date in accordance with GAAP. All unpaid Taxes of the Company and each of its Subsidiaries for all taxable periods (or portions thereof) commencing after the date of the Company Balance Sheet arose in the ordinary course of business.

(b) All Taxes that the Company or any of its Subsidiaries is or was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Authority, and each of the Company and its Subsidiaries has complied in all material respects with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, or other third party.

(c) Neither the Company nor any of its Subsidiaries is or has ever been a member of an affiliated group with which it has filed (or been required to file) consolidated, combined, unitary or similar Tax Returns, other than a group of which the common parent is the Company. Neither the Company nor any of its Subsidiaries (i) has any liability under Treasury Regulation Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign Law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any Person other than the Company or any of its Subsidiaries, or (ii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement.

(d) The Company has delivered or made available to Buyer (i) complete and correct copies of all Tax Returns of the Company and its Subsidiaries relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired, (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of the Company or any of its Subsidiaries relating to Taxes for all taxable periods for which the statute of limitations has not yet expired, and (iii) complete and correct copies of all material agreements, rulings, settlements or other Tax documents with or from any Governmental Authority relating to Tax incentives of the Company or any of its Subsidiaries.

(e) No examination or audit or other action of or relating to any Tax Return of the Company or any of its Subsidiaries by any Governmental Authority is currently in progress or, to the Knowledge of the Company, threatened. No deficiencies for Taxes of the Company or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Authority in writing. Neither the Company nor any of its Subsidiaries has been informed in writing by any jurisdiction in which the Company or any Subsidiary does not file a Tax Return that the jurisdiction believes that the Company or Subsidiary was required to file any Tax Return that was not filed or is subject to Tax in such jurisdiction. Neither the Company nor any of its Subsidiaries has (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, which waiver or extension is still in effect, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney with any Tax Authority, which is still in effect.

(f) Except as provided Section 4.15(f) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has made any payment, is obligated to make any payment, or is a party to any agreement, contract, arrangement or plan that could obligate it to make any payment that may be treated as an “excess parachute payment” under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code).

(g) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax Law), (ii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax Law), (iii) a closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (iv) an installment sale or open transaction disposition made on or prior to the Closing Date, or (v) a prepaid amount or deferred revenue received on or prior to the Closing Date.

(h) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(i) Neither the Company nor any of its Subsidiaries has distributed to its shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company or any of its Subsidiaries been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(j) There are no liens or other encumbrances with respect to Taxes upon any of the assets of the Company or any of its Subsidiaries, other than with respect to Taxes not yet due and payable.

(k) Neither the Company nor any of its Subsidiaries (i) is a party to any joint venture, partnership, or other arrangement that is treated as a partnership for federal income Tax purposes, (ii) has made an entity classification (“check-the-box”) election under Section 7701 of the Code, (iii) is a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign Law), (iv) is a stockholder in a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (v) has made an election under Section 965(h) with respect to any deferred foreign income corporation in which it was a United States shareholder within the meaning of Section 951(b).

(l) Neither the Company nor any of its Subsidiaries is subject to tax in any country other than its country of incorporation, organization or formation by virtue of having employees, a permanent establishment or other place of business in that country.

(m) All related party transactions involving the Company or any of its Subsidiaries have been conducted at arm’s length in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any comparable provisions of any other Tax Law. Each of the Company and its Subsidiaries has maintained documentation (including any applicable transfer pricing studies) in connection with such related party transactions in accordance with Sections 482 and 6662 of the Code and the Treasury Regulations promulgated thereunder and any comparable provisions of any other Tax Law.

(n) Neither the Company nor any of its Subsidiaries has engaged in a “reportable transaction” as set forth in Treasury Regulation Section 1.6011-4(b) or a “listed transaction” as set forth in Treasury Regulation Section 301.6111-2(b)(2) or any analogous provision of state or local Law. Each of the Company and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(o) The Company has no Knowledge of any facts, and has not taken or agreed to take any action, that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(p) The Company is not an investment company as defined in Section 68(a)(2)(F)(iii) of the Code.

4.16 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission, for which Buyer, the Company or any Company Subsidiary would be liable in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company or any of its Affiliates.

4.17 Insurance. Section 4.17 of the Company Disclosure Schedule contains a list of all material policies of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company and its Subsidiaries as of the date of this Agreement. True and complete copies of such insurance policies have been made available to Buyer or its representatives. As of the date hereof, the Company has not received any written notice from any insurer under any such insurance policies, canceling or materially adversely amending any such policy or denying renewal of coverage thereunder, and all premiums on such insurance policies due and payable as of the date hereof have been paid.

4.18 Licenses, Permits and Authorizations. The Company and each of its Subsidiaries hold, and, to the Company’s Knowledge, is in compliance in all material respects with, all of the Permits issued by Governmental Authorities, including the FDA, that are required by applicable Laws to permit the Company and any of its Subsidiaries to own, operate, use, investigate, and maintain its assets in the manner in which they are now operated, used and maintained and to conduct the business of the Company or any of its Subsidiaries (collectively, the “Company Permits”). There are no pending or, to the Knowledge of the Company, threatened claims, actions, suits or other proceedings or, to the Knowledge of the Company, investigations before or by any Governmental Authority that would reasonably be expected to result in the revocation or termination of any such material Company Permit.

4.19 Real Property. The Company maintains no Leased Real Property, except for any shared office space that is cancellable on a month-to-month basis or which may subject the Company or any Subsidiary to payments in the aggregate of no greater than $5,000. Neither the Company nor any of its Subsidiaries owns real property.

4.20 Intellectual Property.

(a) Section 4.20(a) of the Company Disclosure Schedule lists (i) each Patent Right (A) that is in the Company Owned Intellectual Property or (B) that is in the Company Licensed Intellectual Property with respect to which the Company or any of its Subsidiaries has a right to participate in the prosecution or maintenance, and (ii) each trademark, service mark, domain name and copyright owned by the Company or any of its Subsidiaries, in each case for which applications have been filed or registrations or issued patents have been obtained, whether in the United States or in any country internationally (all of the items to be listed on Section 4.20(a) of the Company Disclosure Schedule, the “Company Registered IP”), in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing and issuance, names of all current applicant(s) and registered owners(s), as applicable. The Company and each of its Subsidiaries have made all filings and payments required to be made to maintain each item of such Company Registered IP in full force and effect by the applicable deadline and otherwise in accordance with all applicable Laws. All assignments to the Company or any of its Subsidiaries of Company Registered IP that is Company Owned Intellectual Property have been properly executed and recorded.

(b) Section 4.20(b) of the Company Disclosure Schedule sets forth a true and complete list of the third party Contracts pursuant to which Company or any of its Subsidiaries receives a license or other rights under any Company Intellectual Property (the “Existing In-License Agreements”). The Existing In-License Agreements are in full force and effect in accordance with their terms. Neither the Company nor its applicable Subsidiary, or, to the Company’s Knowledge, any of the other parties thereto, is in breach of any Existing In-License Agreement. Neither the Company nor any of its Subsidiaries has sent, provided, or received any notice of breach or intent to terminate any Existing In-License Agreement. The Company has made available to Buyer true, accurate and complete copies of the Existing In-License Agreements, including all amendments thereto.

(c) No inventorship challenge, opposition, nullity proceeding, inter partes review, post grant review proceeding or interference has been filed, or to the Knowledge of the Company, threatened, with respect to any Patent Rights included in the Company Registered IP. The Knowledge of the Company , the Company and each of its Subsidiaries have complied with its duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent office with respect to all patent and trademark applications in the Company Registered IP filed by or on behalf of the Company or its Subsidiaries and have made no material misrepresentation in such applications. The Company has clear title to the Company Registered IP that is Company Owned Intellectual Property.

(d) The Company or any of its Subsidiaries, as applicable, owns (free and clear of all Liens), or has the right to use pursuant to license, sublicense, agreement or permission as set forth in a Contract set forth in Section 4.12 of the Company Disclosure Schedule, (i) all Company Registered IP and (ii) all other Intellectual Property used in, or necessary for the development, manufacture and commercialization of each Company Regulated Product and otherwise for the operation of the business of the Company and its Subsidiaries as presently conducted or as conducted at any time within the last three (3) years or as currently contemplated to be conducted, including, in each of cases (i) and (ii), any tangible embodiments thereof (all of the foregoing, collectively, the “Necessary Company IP”). The Company Intellectual Property includes all Necessary Company IP.

(e) Neither the Company nor any of its Subsidiaries has received from any Person in the past three (3) years any written notice, charge, complaint, claim or other written assertion of any direct or indirect infringement, violation or misappropriation of any Intellectual Property of any Person by the Company or any of its Subsidiaries. Neither the Exploitation of any of the Company Regulated Products, nor any other activity by the Company of any of its Subsidiaries, has infringed or violated, or constituted a misappropriation of, any Intellectual Property rights of any third party.

(f) To the Knowledge of the Company, no third party (including any current or former employee, consultant or contractor of the Company and its Subsidiaries) is infringing upon, misappropriating or otherwise violating any Company Intellectual Property, except for any such infringement that, individually or in the aggregate, would not reasonably be expected to result in material Liability to the Company, any of its Subsidiaries or Buyer.

(g) Neither the execution, delivery, or performance of this Agreement nor the consummation of any of the transactions or agreements contemplated by this Agreement will result in (i) any loss, termination or impairment of, or any change in the Company’s rights in, any Company Intellectual Property, (ii) a breach of or default under any Contract governing any Company Intellectual Property, (iii) the grant or transfer to any third party of any new license or other right or interest under, the abandonment, assignment to any third party, the modification or loss of any right with respect to, or the creation of any Lien on, any Company Intellectual Property, or (iv) the Company, any of its Subsidiaries, Buyer or any of Buyer’s Affiliates (including the Final Surviving Corporation) being obligated to pay any penalty or new or increased royalty or fee to any Person under any Contract governing any Company Intellectual Property.

(h) The Company and its Subsidiaries have used commercially reasonable efforts to maintain in confidence the trade secrets and other confidential information in the Company Intellectual Property. The Company and its Subsidiaries have complied in all material respects with all applicable Contracts and Laws pertaining to information privacy, data protection or security, including the Health Insurance Portability and Accountability Act of 1996, the EU Data Protection Directive and any Laws in any country relating thereto, and the General Data Protection Regulation and any Laws in any country relating thereto. No complaint relating to an improper use or disclosure of, or a breach in the security of, any trade secrets, confidential information or protected information has been made or, to the Knowledge of the Company, threatened against the Company of any of its Subsidiaries. To the Knowledge of the Company, there has been no (i) unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of the Company or any of its Subsidiaries, or (ii) breach of the Company’s of any of its Subsidiaries’ security procedures wherein confidential information has been disclosed to a third party.

(i) Each individual who is or was an employee of the Company or any of its Subsidiaries has executed a valid, binding and enforceable written agreement expressly and presently assigning to the Company all right, title and interest in any inventions, works of authorship and data invented, conceived, reduced to practice, authored, created or otherwise developed, during the term of such individual’s employment work for the Company and its Subsidiaries, and all Intellectual Property rights therein, and has waived all moral rights therein to the extent legally permissible. With respect to any Necessary Company IP invented, conceived, reduced to practice, authored, created or otherwise developed by any third party, each such third party has executed a valid, binding and enforceable written agreement expressly and presently assigning or licensing to the Company all right, title and interest in and to such Necessary Company IP.

(j) The Company has no Company Intellectual Property that is subject to the Bayh-Dole Act or a comparable Law outside the United States or any other Law granting any Governmental Authority any license, retained right or march-in right with respect to such Intellectual Property or any right as a result of funding by a Governmental Authority. Neither the Company, or any assignor or licensor to the Company or any of its Subsidiaries, has received any support, funding, resources or assistance from any Governmental Authority or quasi-governmental agency or funding source in connection with the Exploitation of any Company Regulated Product, any facilities or equipment used in connection therewith or any Company Intellectual Property. No university or Governmental Authority has sponsored any research or development conducted by or on behalf of the Company or any of its Subsidiaries, or has any claim of right or ownership of or Lien on any Company Intellectual Property.

4.21 Environmental Matters. Except as would not reasonably be expected to result in the loss of a material benefit of, or the incurrence of a material Liability by, the Company or any of its Subsidiaries, (a) the Company and each of its Subsidiaries is (and has been for the last three (3) years) in compliance with all Environmental Laws, (b) the Company and each of its Subsidiaries holds, and is (and has been for the last three (3) years) in material compliance with, all Company Permits required under applicable Environmental Laws to permit the Company and its Subsidiaries to operate their respective assets in a manner in which they are now operated and maintained and to conduct the business of the Company and each of its Subsidiaries as currently conducted, and (c) there are no written claims or notices of violation pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging violations of or Liability under any Environmental Law.

4.22 Data Privacy. In connection with its collection, storage, transfer (including any transfer across national borders), disclosure and/or use of any personally identifiable information from any individuals (collectively “Personal Information”), the Company and each of its Subsidiaries is and for the past three (3) years has been in compliance with all applicable Law related to the collection, storage, use, disclosure or processing of any Personal Information, including, to the extent applicable to the Company or such Subsidiary, HIPAA, the federal Privacy Act of 1974, the California Online Privacy Protection Act, the EU General Data Protection Regulation ((EU) 2016/679) and the Australian Privacy Act 2018 (Cth), as well as any privacy and security policies of the Company and its Subsidiaries and the requirements of any Contract to which the Company or any of its Subsidiaries are bound. The Company and its Subsidiaries implement, monitor and maintain reasonable physical, technical, organizational and administrative security measures and policies in place to protect the operation of all their information systems and the confidentiality of all Personal Information and confidential information collected by them from and against unauthorized access, use and/or disclosure. To the Company’s Knowledge, there has not been any material actual or reasonably suspected compromise or unlawful, accidental, or unauthorized loss of, use, acquisition, encryption, theft, disclosure of, access to, or other processing of Personal Information (“Security Incident”) or other material security breach impacting the security, confidentiality, operation or integrity of the information systems of the Company and its Subsidiaries.

4.23 Absence of Changes.

(a) From December 31, 2021 to the date of this Agreement, there has not been any Material Adverse Effect on the Company or any of its Subsidiaries.

(b) From the date of the most recent balance sheet included in the Financial Statements through the date of this Agreement, the Company and each of its Subsidiaries have in all material respects, conducted its business and operated its properties in the ordinary course of business.

(c) From the date of the most recent balance sheet included in the Financial Statements through the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any of the actions set forth in Section 6.1.

4.24 Affiliate Matters. The Company is not party to any Contract with any (i) present or former officer or director of the Company or (ii) Affiliate of the Company. No Affiliate of the Company, directly or indirectly, (a) owns any property or right, tangible or intangible, which is used in the business of the Company or any of its Subsidiaries, (b) to the Knowledge of the Company, has any claim or cause of action against the Company or any of its Subsidiaries, or (c) other than employment-related arrangements and the payment of compensation and benefits in the ordinary course of business and travel advances and employee loans in the ordinary course of business, owes any money to, or is owed any money by, the Company or any of its Subsidiaries.

4.25 Accredited Investors. Section 4.25 of the Company Disclosure Schedules sets forth a list of each holder of Company Capital Stock, and whether such person is an Accredited Investor. Prior to the date hereof, the Company has used reasonable best efforts to obtain completed and signed accredited investor questionnaires, in the form attached hereto as Annex H (each such completed and signed accredited investor questionnaire, an “Investor Questionnaire”), from each holder of Company Capital Stock as of the date hereof and has made available to Buyer each such completed and signed Investor Questionnaire. The statements regarding any such holder’s status(es) as set forth in Section 4.25 of the Company Disclosure Schedule or as set forth in the Investor Questionnaires delivered by the holders of Company Capital Stock are, to the Knowledge of the Company, true, accurate and complete in all respects.

4.26 No Additional Representations or Warranties. The Company hereby acknowledges and agrees that, except for the representations and warranties set forth in Article V, (a) neither Buyer nor any its Subsidiaries, Affiliates, stockholders or representatives, or any other Person, has made or is making any express or implied representation or warranty with respect to Buyer or any of its Subsidiaries or Affiliates or their respective business or operations, including with respect to any information provided or made available to the Company or any of its Affiliates, stockholders or representatives, or any other Person, or, except as otherwise expressly set forth in this Agreement, had or has any duty or obligation to provide any information to the Company or any of its Affiliates, stockholders or representatives, or any other Person, in connection with this Agreement, the transactions contemplated hereby or otherwise, and (b) to the fullest extent permitted by Law, neither Buyer nor its Subsidiaries, Affiliates, stockholders or representatives, or any other Person, will have or be subject to any Liability or other obligation of any kind or nature to the Company or any of its Affiliates, stockholders or representatives, or any other Person, resulting from the delivery, dissemination or any other distribution to the Company or any of its Affiliates, stockholders or representatives, or any other Person, or the use by the Company or any of its Affiliates, stockholders or representatives, or any other Person, of any such information provided or made available to any of them by Buyer or any of its Subsidiaries, Affiliates, stockholders or representatives, or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to the Company or any of its Affiliates, stockholders, or representatives, or any other Person in anticipation or contemplation of the Merger, the issuance of the Merger Consideration or any other transaction contemplated by this Agreement, and (subject to the express representations and warranties of Buyer set forth in Article V or in the case of fraud) neither the Company nor any of its Affiliates, stockholders or representatives, or any other Person, has relied on any such information (including the accuracy or completeness thereof).

Article V.

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUBS

Except as disclosed in the Buyer Financial Reports, Buyer, Merger Sub I and Merger Sub II hereby jointly and severally represent and warrant to the Company that the statements contained in this Article V are true and correct as of the date of this Agreement and will be true and correct as of the Closing with the same effect as though made at and as of such time (provided, however, that representations and warranties that are made as of a particular date or period will be true and correct only as of such date or period).

5.1 Corporate Organization. Buyer has been duly incorporated and is validly existing as a public limited company under the Laws of the Commonwealth of Australia. Merger Sub I has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware. Merger Sub II has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware. Merger Sub I is a corporation newly formed for the sole purpose of effecting the First Merger, and has not engaged in any activity other than as contemplated in this Agreement. Merger Sub II is a corporation newly formed for the sole purpose of effecting the Second Merger, and has not engaged in any activity other than as contemplated in this Agreement. Each of Buyer and each of the Merger Subs has the requisite power and authority to own or lease its properties and to conduct its business as it is now being conducted. Each of Buyer and each of the Merger Subs are duly licensed or qualified and (where applicable) in good standing in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where failure to be so licensed or qualified or in good standing would not reasonably be expected to have a Material Adverse Effect on Buyer or any of its Subsidiaries. Buyer owns, beneficially and of record, all of the outstanding shares of capital stock of each of the Merger Subs, free and clear of all Liens.

5.2 Due Authorization. Each of Buyer, Merger Sub I and Merger Sub II has all requisite power and authority to execute and deliver this Agreement and (subject to the consents, approvals, authorizations and other requirements described in Section 5.4) to perform all obligations to be performed by it hereunder and under the CVR Agreement. The execution and delivery of this Agreement and the CVR Agreement by Buyer, Merger Sub I and Merger Sub II and the consummation by them of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the boards of directors of each of Buyer, Merger Sub I and Merger Sub II, and no other corporate proceeding on the part of Buyer, Merger Sub I or Merger Sub II is necessary to authorize this Agreement or the CVR Agreement (other than the adoption of this Agreement by Buyer in its capacity as the sole stockholder of Merger Sub I and Merger Sub II, which adoption will occur immediately following the execution of this Agreement by Merger Subs). This Agreement has been, and upon execution the CVR Agreement will have been, duly and validly executed and delivered by each of Buyer and/or Merger Subs, as applicable, and (assuming this Agreement and the CVR Agreement constitute a legal, valid and binding obligation of the other parties thereto) each constitutes a legal, valid and binding obligation of each of Buyer and/or Merger Subs, as applicable, enforceable against Buyer and/or Merger Subs, as applicable, in accordance with their respective terms, subject to the Remedies Exception.

5.3 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.4 or on Schedule 5.4 the execution and delivery of this Agreement by Buyer and Merger Subs and the consummation by them of the transactions contemplated hereby do not and will not, as of the Closing, (a) violate any provision of, or result in the breach of any applicable Law to which Buyer or either Merger Sub is subject or by which any property or asset of Buyer or either Merger Sub is bound, (b) conflict with or violate any provision of the certificate of incorporation, constitution, bylaws or other organizational documents of Buyer or any Subsidiary of Buyer (including either Merger Sub), (c) violate any provision of or result in a breach of, or require a consent or constitute (with or without due notice or lapse of time or both) under, any agreement, indenture or other instrument to which Buyer or any Subsidiary of Buyer (including either Merger Sub) is a party or by which Buyer or any Subsidiary of Buyer (including either Merger Sub) may be bound, or terminate or result in the termination of any such agreement, indenture or instrument, or result in the creation of any Lien under any such agreement, indenture or instrument upon any of the properties or assets of Buyer or any Subsidiary of Buyer (including either Merger Sub), or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien or create in any party the right to accelerate or modify such Contract, or (d) result in a violation or revocation of any required Permit from any Governmental Authority, except to the extent that the occurrence of the foregoing items set forth in clauses (a), (c) or (d) would not reasonably be expected to have a Material Adverse Effect on Buyer or any of its Subsidiaries.

5.4 Governmental Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Buyer or Merger Subs with respect to Buyer’s or either Merger Subs’ execution or delivery of this Agreement or the consummation by Buyer or Merger Subs of the transactions contemplated hereby, except for (a) any consents, approvals, authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have a Material Adverse Effect on Buyer or any of its Subsidiaries, (b) compliance with any applicable securities Laws, (c) in the case of Merger Sub I, the filing of the First Certificate of Merger in accordance with the DGCL and (d) in the case of Merger Sub II, the filing of the Second Certificate of Merger in accordance with the DGCL.

5.5 Litigation and Proceedings. As of the date of this Agreement, there are no pending or, to the knowledge of Buyer, threatened, lawsuits, actions, suits, claims or other proceedings at law or in equity or, to the knowledge of Buyer, investigations, in each case, before or by any Governmental Authority against Buyer or any of its Subsidiaries that, in each case, if resolved adversely to Buyer, would reasonably be expected to have a Material Adverse Effect on Buyer or any of its material Subsidiaries.

5.6 Issuance of Buyer Ordinary Shares. The issuance and delivery of Buyer Ordinary Shares in accordance with this Agreement, if, when and as issued, has been or will be, as of the applicable time of issuance, duly authorized by all necessary corporate action on the part of Buyer and, when issued as contemplated hereby, such Buyer Ordinary Shares shall be duly and validly issued, fully paid and nonassessable. Buyer has or will, as of the applicable time of issuance, the power to issue the Buyer Ordinary Shares in accordance with this Agreement in accordance with its constitution and the ASX Listing Rules without the approval of its shareholders (or any other Person) being required, has the existing capacity under ASX Listing Rule 7.1 to issue such Buyer Ordinary Shares and is not issuing such Buyer Ordinary Shares for the purpose described in section 707(3)(b)(i) of the Corporations Act. The Buyer Ordinary Shares, when so issued and delivered in accordance with the provisions of this Agreement, shall be free and clear of all Liens, other than those contemplated by this Agreement and any restrictions on transfer created by applicable securities Laws and will not have been issued in violation of applicable Laws or stock market rules or regulations, or any preemptive rights or rights of first refusal or similar rights.

5.7 No Additional Representations or Warranties. Buyer and Merger Subs hereby acknowledge and agree that, except for the representations and warranties set forth in Article IV or in the case of fraud, (a) neither the Company nor any its Subsidiaries, Affiliates, stockholders or representatives, or any other Person, has made or is making any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or Affiliates or their respective business or operations, including with respect to any information provided or made available to Buyer or any of its Affiliates, stockholders or representatives, or any other Person, or, except as otherwise expressly set forth in this Agreement, had or has any duty or obligation to provide any information to Buyer or any of its Affiliates, stockholders or representatives, or any other Person, in connection with this Agreement, the transactions contemplated hereby or otherwise, and (b) to the fullest extent permitted by Law, neither the Company nor its Subsidiaries, Affiliates, stockholders or representatives, or any other Person, will have or be subject to any Liability or other obligation of any kind or nature to Buyer or any of its Affiliates, stockholders or representatives, or any other Person, resulting from the delivery, dissemination or any other distribution to Buyer or any of its Affiliates, stockholders or representatives, or any other Person, or the use by Buyer or any of its Affiliates, stockholders or representatives, or any other Person, of any such information provided or made available to any of them by the Company or any of its Subsidiaries, Affiliates, stockholders or representatives, or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Buyer or any of its Affiliates, stockholders, or representatives, or any other Person in anticipation or contemplation of the Merger or any other transaction contemplated by this Agreement, and (subject to the express representations and warranties of the Company set forth in Article IV or in the case of fraud) neither Buyer nor any of its Affiliates, stockholders or representatives, or any other Person, has relied on any such information (including the accuracy or completeness thereof).

Article VI.
COVENANTS OF THE COMPANY

6.1 Conduct of Business.

(a) From the date of this Agreement through the Closing, the Company and its Subsidiaries shall, except (A) as would constitute a violation of applicable Law, (B) as set forth on Section 6.1 of the Company Disclosure Schedule, (C) as contemplated by this Agreement or (D) as consented to by Buyer in writing, operate its business in the ordinary course of business and maintain in all material respects satisfactory relationships with its material business relationships. Without limiting the generality of the foregoing, except (1) as would constitute a violation of applicable Law, (2) as set forth on Section 6.1 of the Company Disclosure Schedule or (3) as consented to by Buyer in writing (which consent, in the case of clause (v) below, shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not, except as otherwise contemplated by this Agreement:

(i) except as required to effect the Reverse Split, (A) change or amend the Company Charter, Company Bylaws or other organizational documents of the Company or any of its Subsidiaries, except as otherwise required by Law; or (B) authorize for issuance, issue, grant, sell, deliver, dispose of, pledge or otherwise encumber any equity securities of the Company, or any of its Subsidiaries except for shares of Company Common Stock upon the exercise of outstanding Company Options or upon the conversion of Company Preferred Stock into Company Common Stock;

(ii) except for the Reverse Split, split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock; or enter into any agreement with respect to voting of any shares of Company Capital Stock;

(iii) make or declare any dividend or distribution to the stockholders of the Company;

(iv) adopt a plan of complete or partial liquidation or dissolution, recapitalization or other reorganization;

(v) hire any new officers or, except in the ordinary course of business, any new employees or consultants or terminate, other than for cause, any officer or employee;

(vi) create, incur or assume any Indebtedness; assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; or make any loans, advances or capital contributions to, or investments in, any other Person;

(vii) subject any of its material property or assets to any Lien, other than any Permitted Lien;

(viii) incur any capital expenditure or commitment for capital expenditures;

(ix) (A) modify or terminate (excluding any expiration in accordance with its terms) any Contract of a type required to be listed on Section 4.12 of the Company Disclosure Schedule or providing for aggregate payments of more than $50,000, or any material insurance policy required to be listed on Section 4.17 of the Company Disclosure Schedule, outside of the ordinary course of business; (B) enter into any Contract outside of the ordinary course of business or (C) take or omit to take any action that would constitute a material violation of or material default under, or waive any material rights under, any Contract of a type required to be listed on Section 4.12 of the Company Disclosure Schedule;

(x) change the nature or scope of its business being carried on as of the date of this Agreement or commence any new business not being ancillary or incidental to such business or take any action to alter its organizational or management structure;

(xi) materially change its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

(xii) institute or settle any Action;

(xiii) sell, assign, transfer, convey, lease, license, sublicense or otherwise dispose of (A) any Company Intellectual Property, or (B) outside of the ordinary course of business, any assets or properties of Company with a value, individually or in the aggregate, of $50,000;

(xiv) (A) adopt, enter into, terminate or amend any employment, severance, retention or change in control plan or Contract, any Company Benefit Plan or any collective bargaining agreement, (B) increase the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant, (C) pay any benefit to any employee or consultant of the Company or any of its Subsidiaries except as required as of the date of this Agreement under any Company Benefit Plan, (D) grant any awards to any employee or consultant of the Company or any of its Subsidiaries under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of equity or equity-based compensation, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder, or (E) take any action to fund or in any other way secure the payment of compensation or benefits to any employee or consultant of the Company or any of its Subsidiaries under any employee plan, agreement, Contract or arrangement or Company Benefit Plan, other than payment of premiums due or contributions owed in the ordinary course of business;

(xv) acquire by merger or consolidation, or merge or consolidate, with any corporation, partnership, association, joint venture or other business organization or division thereof, or acquire any business, assets or property, or make any investment in, any Person;

(xvi) make any material loans or material advances of money to any Person (other than the Company), except for advances to employees or officers of the Company for expenses incurred in the ordinary course of business;

(xvii) (A) make or change any material Tax election, change an annual accounting period, file any material amended Tax Return, enter into any closing agreement, settle or compromise any claim, notice, audit report or assessment in respect of Taxes or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax or (B) except as required or permitted by GAAP, make any material change to any accounting principles, methods or practices;

(xviii) other than in the ordinary course of business, abandon, or fail to prosecute or maintain, any Company Owned Intellectual Property, or any Company Licensed Intellectual Property that the Company has the right to prosecute or maintain; or

(xix) enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 6.1(a).

(b) Prior to the Closing, each of the Company and Buyer shall exercise, consistent with and subject to the terms and conditions of this Agreement, control and supervision over their respective businesses.

(c) From the date of this Agreement through the Closing, the Company shall not, without the prior written consent of Buyer, discharge or cause to be discharged or forgiven, any of the Company’s Indebtedness, except for the payment of interest and principal as such amounts become due under the terms of such Indebtedness in the ordinary course of business (and without regard to the transactions contemplated by this Agreement), and shall not amend or terminate or cause to be amended or terminated any Contracts in respect to such Indebtedness, or seek any forgiveness of any such Indebtedness.

(d) The Company shall give prompt notice to Buyer upon becoming aware of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) (i) any representation or warranty of such party contained in this Agreement that is qualified as to materiality to be untrue or inaccurate in any respect or (ii) any other representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case, at any time from and after the date of this Agreement until the First Effective Time, or (b) any material failure of the Company or any of its Subsidiaries, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

6.2 Inspection. Subject to applicable Law, confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company by third parties that may be in the Company’s possession from time to time, and except for any information that is subject to attorney-client privilege or other privilege from disclosure, prior to the Closing, the Company shall afford to Buyer and its accountants, counsel and other representatives, upon reasonable notice, reasonable access, during normal business hours, in such manner as to not interfere with the normal operation of the Company to its properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company, and shall furnish such representatives with such financial and operating data and other information concerning the affairs of the Company, in each case, as such representatives may reasonably request; provided, that, in each case, Buyer and the Company shall reasonably cooperate in seeking to find a way to allow disclosure of such documents (or portions thereof) or information without resulting in violating applicable Law or confidentiality obligations, or waiving such privileges, or, to the extent legally permissible, reasonably necessary and practicable, make appropriate substitute arrangements under circumstances in which the foregoing restrictions apply. All information obtained by Buyer, Merger Subs and their respective representatives shall be subject to the Confidentiality Agreement.

6.3 Information Statement.

(a) Promptly following the public filing of Buyer’s audited consolidated balance sheet and the related consolidated statements of operations and comprehensive income (loss) and stockholder’s equity (deficit) as of the end of and for the fiscal year ended December 31, 2023, the Company shall (i) deliver to each Company Stockholder that did not execute and deliver a Written Consent the notices and information required by the DGCL (including a copy of Section 262 of the DGCL), together with any other information, documents and notices required by the DGCL or any other applicable Laws or by the Company Charter, Company Bylaws or other organizational documents of the Company, and (ii) file, in accordance with the rules and regulations of the Exchange Act, including Regulation 14C and Schedule 14C thereunder, a preliminary information statement (the “Preliminary Information Statement,” and together with all notices and information described in the immediately preceding clause (i), the “Preliminary Stockholder Materials”).

(b) Promptly following, but in no event later than three (3) Business Days following the expiration of the 10 calendar day period as provided in Rule 14c-5 under the Exchange Act, the Company shall file, in accordance with the rules and regulations of the Exchange Act, including Regulation 14C and Schedule 14C thereunder, a definitive information statement (the “Information Statement,” and together with the Preliminary Stockholder Materials, the “Stockholder Materials”).

(c) The Company shall afford Buyer the opportunity to review and comment upon the Stockholder Materials and shall not file or deliver any Stockholder Materials until Buyer has provided its prior written consent as to the form and substance thereof. Buyer and its representatives shall provide any comments on such Stockholder Materials as promptly as reasonably practicable. The Company covenants and agrees to ensure that the Stockholder Materials comply in all material respects with the DGCL, the Securities Act, the Exchange Act, the rules and regulations promulgated by the SEC and other applicable Laws and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(d) Each of Buyer and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Preliminary Information Statement and the Information Statement. Each of Buyer and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to comments of the SEC or its staff with respect to the Preliminary Information Statement, the Information Statement and any amendment filed in response thereto. If either Buyer or the Company becomes aware that any information contained in the Preliminary Information Statement or the Information Statement shall have become false or misleading in any material respect or that the Preliminary Information Statement or the Information Statement is required to be amended in order to comply with applicable Law, then (i) such party shall promptly inform the other and (ii) Buyer and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Preliminary Information Statement or the Information Statement, as applicable. The Company shall use reasonable best efforts to cause the Preliminary Information Statement and the Information Statement, as so amended or supplemented, to be filed with the SEC and to be delivered to the Company Stockholders, pursuant to applicable Law. The Company shall provide Buyer with copies of any written comments, and shall inform Buyer of any oral comments, that the Company receives from the SEC or its staff with respect to the Preliminary Information Statement promptly after the receipt of such comments and shall give Buyer a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to the Company responding to the SEC or its staff.

6.4 Director & Officer Tail Policy. The Company shall obtain prior to the Closing a prepaid, non-cancelable six-year “tail” policy containing terms not less favorable than the terms of the Company’s current directors’ and officers’ liability insurance coverage with respect to matters existing or occurring at or prior to the First Effective Time (the cost of which, to the extent not paid by the Company prior to the Closing, shall be an Excess Transaction Expense) (the “D&O Tail Policy”).

6.5 Exclusivity.

(a) The Company agrees that between the date of this Agreement and the earlier of the Closing and the termination of this Agreement, the Company shall not, and shall ensure that none of its Subsidiaries or any of their respective directors, managers, officers, employees, representatives, equityholders or Affiliates shall, (i) solicit, initiate, encourage or accept any proposal or offer that constitutes an Acquisition Proposal or (ii) participate in any discussions or negotiations regarding, furnish to any other Person any information with respect to, or otherwise facilitate, any proposal that constitutes an Acquisition Proposal. For purposes of this Agreement, “Acquisition Proposal” means any offer or proposal by a third party other than Buyer or any of its Affiliates for any of the following: (A) any direct or indirect acquisition or purchase of the capital stock or other equity or ownership interest of the Company or any of its Subsidiaries or all or any material portion of the assets of the Companies or any of its Subsidiaries, (B) any merger, joint venture, consolidation or other business combination relating to the Company or any of its Subsidiaries or (C) any recapitalization, liquidation, dissolution, share exchange or reorganization involving the Company or any of its Subsidiaries.

(b) The Company shall immediately notify any Person with which discussions or negotiations of the nature described in Section 6.5(a) were pending that the Company is terminating such discussions or negotiations. If the Company or any of its Subsidiaries receives any inquiry, proposal or offer of the nature described in Section 6.5(a), the Company shall, within one (1) Business Day after such receipt, notify Buyer of such inquiry, proposal or offer, including the identity of the other party and the material terms of such inquiry, proposal or offer.

6.6 Reverse Split. At or prior to the First Effective Time, the Company shall file an amendment to the Company Charter, in form and substance reasonably acceptable to Buyer, to effect the Reverse Split.

6.7 Security Holder Litigation. The Company shall promptly (and in any event within one (1) day) notify Buyer in writing after becoming aware of any Action commenced against the Company and/or its officers or directors relating to the Merger, the Reverse Split or the other transactions contemplated by this Agreement, and shall keep Buyer reasonably informed with respect to the status thereof. The Company shall give Buyer the right to (a) review and comment on all filings or responses to be made by the Company in connection with such Action, (b) participate in the defense (including discussions or negotiations regarding settlement or mooting of any such Action) of any such Action, and (c) consult on the settlement with respect to such Action with counsel of Buyer’s choice, and the Company shall accept any reasonable comments of Buyer. Notwithstanding anything else contained herein, the Company shall not settle or enter into any negotiations or settlement of any such Action or without the prior written consent of Buyer, including that, for the avoidance of doubt, the Company shall not enter into any settlement which does not include full release of Buyer and its Affiliates or which imposes an injunction or other equitable relief upon Buyer or any of its Affiliates (including, after the First Effective Time, the First Surviving Corporation or Final Surviving Corporation).

Article VII.

COVENANTS OF BUYER

7.1 Appendix 3B. Following execution of this Agreement by the parties hereto, Buyer will lodge an Appendix 3B with ASX to announce the proposed issue of Buyer Ordinary Shares pursuant to this Agreement.

7.2 Director & Officer Indemnification and Insurance.

(a) Buyer shall cause the Company for a period of not less than six (6) years from the First Effective Time (i) to maintain provisions in its certificate of incorporation, bylaws or other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Company’s former and current officers, directors and employees that are no less favorable to those Persons than the provisions of the certificate of incorporation, bylaws or other organizational documents of the Company, in each case, as of the date of this Agreement, and (ii) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) The rights of indemnification and to receive advancement of expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which any Person entitled to indemnification under this Section 7.1 (an “Indemnified Person”) may at any time be entitled. No right or remedy herein conferred by this Agreement is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at Law or in equity or otherwise. The assertion of any right or remedy hereunder, or otherwise, shall not prevent the concurrent or subsequent assertion of any other right or remedy.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.1 shall survive the consummation of the First Merger for a period of six (6) years after the First Effective Time and shall be binding, jointly and severally, on all successors and assigns of Buyer and the Final Surviving Corporation. In the event that Buyer or the Final Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer or the Final Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 7.1.

Article VIII.

JOINT COVENANTS

8.1 Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, Buyer and the Company shall each, and Buyer shall cause its Subsidiaries to use commercially reasonable efforts to: (a) assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the transactions contemplated hereby, (b) obtain all material consents and approvals of third parties that any of Buyer, the Company or their respective Affiliates are required to obtain in order to consummate the First Merger, and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable (but in any event prior to the Outside Date).

8.2 Stockholder Approval. Within one (1) Business Day after the execution and delivery of this Agreement, the Company shall, in accordance with the DGCL, the Company Charter and the Company Bylaws, obtain and deliver to Buyer a true, correct and complete copy of an irrevocable written consent of holders of at least a majority of the issued and outstanding shares of Company Capital Stock to adopt this Agreement and approve the First Merger and the other transactions contemplated hereby, and (b) the amendment of the Company Charter to effect Reverse Split (the “Merger Consent”). Immediately following the execution and delivery of this Agreement, Buyer, as sole stockholder of Merger Subs, shall adopt this Agreement and approve each Merger and the related transactions contemplated hereby in accordance with the DGCL and each Merger Sub’s certificate of incorporation and bylaws.

8.3 Further Assurances. Each party hereto agrees that, from time to time after the Closing Date, it will execute and deliver, or cause its Affiliates to execute and deliver, such further instruments, and take (or cause its Affiliates to take) such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement.

8.4 Tax Matters.

(a) Buyer shall prepare and file or shall cause to be prepared and filed any Tax Returns of the Company and its Subsidiaries for any Pre-Closing Tax Period or any Straddle Period required to be filed after the Closing Date, and if Taxes are due with respect to such a Tax Return for which an indemnification claim may be made under this Agreement, Buyer shall provide the Company Stockholder Representative with a draft of such Tax Return (and such additional information regarding such Tax Return as may reasonably be requested by the Company Stockholder Representative) for review and comment at least 45 days prior to the filing of such Tax Return in the case of income Tax Returns, and in such period of time prior to filing as Buyer shall reasonably determine to be practicable in the case of other Tax Returns. Buyer shall consider in good faith any comments reasonably requested by the Company Stockholder Representative in writing and received by Buyer prior to the filing of such Tax Return.

(b) Buyer and the Company Stockholders agree that if the Company or any of its Subsidiaries is permitted but not required under applicable foreign, state or local Tax Laws to treat the Closing Date as the last day of a taxable period, Buyer and the Company Stockholders shall treat such day as the last day of a taxable period. In the case of any Straddle Period, the portion of any Tax that is allocable to the taxable period that is deemed to end on the Closing Date will be: (i) in the case of Property Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) in the case of all other Taxes, determined as though the taxable year of the Company terminated on the Closing Date.

(c) Buyer and the Company Stockholders and their respective Affiliates shall cooperate in the preparation of all Tax Returns and the conduct of all Tax audits or other administrative or judicial proceedings relating to the determination of any Tax for any Tax periods for which one party could reasonably require the assistance of the other party in obtaining any necessary information.

(d) Without the Company Stockholder Representative’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), Buyer and its respective Affiliates will not, and will not cause the Company to, take any of the following actions with respect to Taxes or Tax Returns of the Company or its Subsidiaries, if such action could reasonably be expected to give rise to an indemnification claim under this Agreement: (i) amend or otherwise modify any Tax Return relating to a Pre-Closing Tax Period or (ii) (A) initiate discussions or examinations or contact with a Governmental Authority or (B) make any voluntary disclosures with respect to or relating to Taxes.

(e) Buyer, on one hand, and Company Stockholders, on the other, shall each be responsible for the payment of 50% of any Transfer Taxes. Buyer and Company Stockholder Representative will cooperate in the filing of all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.

(f) The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and to not be subject to Section 367(a)(1) of the Code (the “Intended Tax Treatment”). The parties adopt this Agreement as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and within the meaning of Section 1.368-2(g) of the Treasury Regulations. None of the parties shall (and each of the parties shall cause their respective Subsidiaries not to) knowingly take (or fail to take) any action that could reasonably be expected to cause the Merger to fail to qualify for the Intended Tax Treatment. The parties shall treat the Merger for all Tax purposes in a manner consistent with the Intended Tax Treatment and shall not file any U.S. federal, state or local Tax Return in a manner that is inconsistent with the Intended Tax Treatment unless otherwise required by a determination within the meaning of Section 1313(a) of the Code. If the Company requests a Tax opinion from its tax advisors regarding the Intended Tax Treatment, then Buyer will cooperate to provide customary Tax representation letters reasonably requested by such tax advisors, it being understood and agreed that this section does not require that a Tax opinion reach any particular legal conclusion regarding the Tax treatment of the Merger and such an opinion is not a condition to Closing.

8.5 Private Placement. Each of the Company and Buyer shall take all reasonably necessary action on its part such that the issuance of Buyer Ordinary Shares pursuant to this Agreement constitutes a transaction exempt from registration under the Securities Act under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

8.6 CVR Agreement. Each of the Company and Buyer shall take all reasonably necessary action on its part to ensure that a duly qualified Rights Agent executes and delivers the CVR Agreement at or prior to the Closing.

Article IX.

CONDITIONS TO OBLIGATIONS

9.1 Conditions to the Obligations of Buyer and Merger Subs. The obligations of Buyer and Merger Subs to consummate, or cause to be consummated, the First Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Buyer and Merger Subs:

(a) (i) The representations and warranties of the Company in this Agreement (other than the Fundamental Representations of the Company) shall be true and correct (without giving regard to any qualifications or limitations as to “materiality” or “Material Adverse Effect”, and words of similar import set forth therein, other than with respect to Section 4.23(a)) in all respects as of the date of this Agreement and at and as of the Closing with the same effect as though made at and as of such time, except where the failure to be true and correct would not reasonably be expected to have a Material Adverse Effect and (b) the Fundamental Representations of the Company will be true and correct in all respects (other than Fundamental Representations of the Company set forth in Section 4.6 or Section 4.24, which will be true and correct in all but de minimis respects) as of the date of this Agreement and at and as of the Closing with the same effect as though made at and as of such time; provided, however, that representations and warranties that are made as of a particular date or period will be true and correct (in the manner set forth above) only as of such date or period.

(b) Each of the covenants of the Company to be performed at or prior to the Closing shall have been performed in all material respects.

(c) The Company shall have delivered to Buyer a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that the conditions specified in Section 9.1(a), Section 9.1(b) and Section 9.1(d) have been fulfilled (the “Closing Certificate”).

(d) Since the date of this Agreement, there shall have not have occurred a Material Adverse Effect on the Company.

(e) No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which prohibits, restrains, enjoins or makes illegal the consummation of the Merger, and there shall not be any threatened, instituted or pending action by a Governmental Authority seeking to prohibit, restrain or enjoin the consummation of the Merger or other transactions under this Agreement.

(f) The Merger Consent shall have been validly obtained.

(g) The Reverse Split shall have been effected.

(h) The Company shall have used reasonable best efforts to obtain completed and signed Investor Questionnaires from each Company Stockholder and shall have delivered all such Investor Questionnaires to Buyer; Buyer shall have no reason to believe that the statements set forth in the Investor Questionnaires are not true; and Buyer shall be reasonably satisfied that the issuance of the Buyer Ordinary Shares pursuant to this Agreement is exempt from the registration requirements of the Securities Act.

(i) There shall be no more than 27 Company Stockholders that are not Accredited Investors.

(j) The aggregate number of Dissenting Shares, together with the shares of Company Capital Stock eligible to become Dissenting Shares, shall not exceed two percent (2%) of the number of outstanding shares of Company Capital Stock as of the First Effective Time (calculated after giving effect to the conversion into shares of Company Common Stock of all outstanding shares of Company Preferred Stock).

(k) Buyer shall have received copies of Written Consents evidencing the receipt of the Merger Consent.

(l) Buyer shall have received the items contemplated to be delivered by the Company in accordance with Section 3.4.

(m) The aggregate amount of the Closing Indebtedness Amount, together with all Excess Transaction Expenses, to be paid by Buyer pursuant to Section 3.5 shall not exceed $500,000.

(n) The Company shall have delivered to Buyer a signed certification that the shares of Company Capital Stock are not United States real property interests as defined in Section 897(c) of the Code, together with a notice to the IRS (which shall be filed by Buyer with the IRS following the Closing), in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code.

(o) Buyer shall have received duly executed counterparts to the CVR Agreement from the other parties thereto.

(p) Buyer shall have received duly executed copies of each Option Acknowledgment Agreement executed by all holders of outstanding Company Options.

(q) Buyer shall have received such other certificates and instruments (including certificates of good standing of the Company and its Subsidiaries in their respective jurisdictions of organization) as it shall reasonably request in connection with the Closing.

9.2 Conditions to the Obligations of the Company. The obligations of the Company to consummate, or cause to be consummated, the First Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) (i) The representations and warranties of Buyer and Merger Subs in this Agreement (other than the Fundamental Representations of Buyer) shall be true and correct (without giving regard to any qualifications or limitations as to “materiality” or “Material Adverse Effect”, and words of similar import set forth therein) in all respects as of the date of this Agreement and at and as of the Closing with the same effect as though made at and as of such time, except where the failure to be true and correct would not reasonably be expected to have a Material Adverse Effect on Buyer and (ii) the Fundamental Representations of Buyer will be true and correct in all respects as of the date of this Agreement and at and as of the Closing with the same effect as though made at and as of such time; provided, however, that representations and warranties that are made as of a particular date or period will be true and correct (in the manner set forth above) only as of such date or period.

(b) Each of the covenants of Buyer and Merger Subs to be performed at or prior to the Closing shall have been performed in all material respects.

(c) Buyer shall have delivered to the Company a certificate signed by an officer of Buyer, dated as of the Closing Date, certifying that the conditions specified in Section 9.2(a) and Section 9.2(b) have been fulfilled (the “Buyer Closing Certificate”).

(d) Buyer shall have delivered a duly executed counterpart to the CVR Agreement to the other parties thereto.

(e) No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which prohibits, restrains, enjoins or makes illegal the consummation of the Merger, and there shall not be any threatened, instituted or pending action by a Governmental Authority seeking to prohibit, restrain or enjoin the consummation of the Merger or other transactions under this Agreement.

9.3 Waiver of Conditions; Frustration of Conditions. All conditions to the Closing shall be deemed to have been satisfied or waived following the First Effective Time. None of the Company, Buyer or Merger Subs may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by the failure of the Company, on the one hand, or Buyer or Merger Subs, on the other hand, respectively, to (a) use reasonable best efforts to consummate the First Merger and the other transactions contemplated hereby and (b) otherwise comply with its obligations under this Agreement.

Article X.
TERMINATION/EFFECTIVENESS

10.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a) by duly authorized mutual written consent of Buyer and the Company;

(b) by written notice to the Company from Buyer if:

(i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.1(a) or Section 9.1(b) would not be satisfied at the Closing, except that, if such breach is curable by the Company through the exercise of commercially reasonable efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from Buyer of such breach, but only as long as the Company continues to use commercially reasonable efforts to cure such breach (the “Company Cure Period”), such termination shall not be effective and the Outside Date shall be automatically extended until the end of the Company Cure Period, and such termination shall become effective only if such breach is not cured within the Company Cure Period; or

(ii) the Closing has not occurred on or before August 7, 2024 (subject to extension as set forth in this Article X, the “Outside Date”), unless Buyer’s or Merger Subs’ breach is the primary reason for the Closing not occurring on or before such date; or

(iii) the consummation of any of the transactions contemplated hereby is permanently enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction; or

(iv) if the Merger Consent shall not have been obtained prior to 5:00 p.m., New York time, on the first (1st) Business Day immediately following the date of this Agreement.

(c) by written notice to Buyer from the Company if:

(i) there is any breach of any representation, warranty, covenant or agreement on the part of Buyer or Merger Subs set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing, except that, if any such breach is curable by Buyer through the exercise of commercially reasonable efforts, then, for a period of up to thirty (30) days after receipt by Buyer of notice from the Company of such breach, but only as long as Buyer continues to exercise such commercially reasonable efforts to cure such breach (the “Buyer Cure Period”), such termination shall not be effective and the Outside Date shall automatically be extended until the end of the Buyer Cure Period, and such termination shall become effective only if such breach is not cured within the Buyer Cure Period;

(ii) the Closing has not occurred on or before the Outside Date, unless the Company’s breach is the primary reason for the Closing not occurring on or before such date; or

(iii) the consummation of any of the transactions contemplated hereby is permanently enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction.

1 Note to Draft: Insert date that is six months after signing.

10.2 Effect of Termination. Except as otherwise set forth in this Section 10.2, in the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, employees or stockholders, other than liability of the Company, Buyer or Merger Subs, as the case may be, for any intentional and willful breach of this Agreement occurring prior to such termination; provided, however, that any such termination shall not relieve any party from liability for damages for any willful breach on the part of Buyer or the Company, as the case may be, including such party’s obligation to close if it was otherwise obligated to do so under the terms of this Agreement. The provisions of this Section 10.2, Article XI and Article XII, and the Confidentiality Agreement shall survive any termination of this Agreement. In the event of any termination of this Agreement, the $2,000,000 Pre-Closing Collaboration and Option Fee (as defined in the Term Sheet) paid by Telix Pharmaceuticals (US) Inc. to the Company shall be automatically deemed an equity investment in the Company made by Telix Pharmaceuticals (US) Inc., and the Company shall promptly (and any event within five Business Days) issue to Telix Pharmaceuticals (US) Inc. 298,507 duly authorized, validly issued, fully paid, nonassessable shares of Company Common Stock, free of preemptive rights, in respect thereof.

Article XI.

INDEMNIFICATION

11.1 Survival of Representations, Warranties and Covenants. Each representation warranty, covenant and obligation contained herein and any certificate related to any such representation, warranty, covenant or obligation will survive the Closing and continue in full force and effect for twelve (12) months after the Closing Date (the “Survival Expiration Date”); provided, however, that (a) any covenant contained in this Agreement that, by its terms, provides for performance following the Closing shall survive for the period provided in such covenant, if any, or until such covenant is performed and (b) each Fundamental Representation and the representations and warranties of the Company in Section 4.20 shall survive for the later of a period of six (6) years after the Closing Date or the expiration of the applicable statute of limitations. If any Buyer Indemnified Party delivers to the Company Stockholder Representative, before expiration of a representation, warranty, covenant or agreement, a written notice asserting a claim for indemnification in accordance with this Article XI based upon a breach of such representation, warranty, covenant or agreement, then the applicable representation, warranty, covenant or agreement shall survive until, but only for purposes of, the resolution of the matter covered by such notice.

11.2 Indemnification.

(a) Subject to Section 11.4, from and after the Closing, the Pre-Reverse Split Company Stockholders, severally (and not jointly), shall defend, indemnify and hold harmless Buyer and its Affiliates (including, after the Closing, the Company, the Final Surviving Corporation and the Subsidiaries) and its and their respective officers, directors, employees, shareholders, agents and representatives (collectively, the “Buyer Indemnified Parties”) and will compensate and reimburse the Buyer Indemnified Parties for, any and all Losses incurred or suffered by any Buyer Indemnified Party (regardless of whether such Losses relate to any Third-Party Claim) resulting from, relating to or constituting:

(i) any breach of any representation or warranty the Company has made in Article IV of this Agreement or in the Closing Certificate;

(ii) any breach by the Company of any covenant or agreement of the Company in this Agreement that, by its terms, provides for performance by the Company prior to the Closing;

(iii) any Closing Indebtedness and any Closing Transaction Expenses, in each case to the extent not included in the calculation of the Adjustment Amount;

(iv) any portion of the True-up Amount in excess of the Holdback Amount;

(v) any inaccuracy in the Closing Date Allocation Schedule;

(vi) any Pre-Closing Taxes;

(vii) any claim by a stockholder or former stockholder of the Company of any of its Subsidiaries (including any stockholder whose ceases to own shares of the Company as a result of the Reverse Split) or holder of Company Options or any Person who purports to be a current or former stockholder of the Company or any of its Subsidiaries, holder of Company Options and/or other current of former equityholder of the Company or any of its Subsidiaries, seeking to assert, or based upon: (A) the ownership or rights to ownership of any shares of stock or other equity of the Company or any of its Subsidiaries; (B) any rights of a stockholder or holder of other equity of the Company or any of its Subsidiaries (other than the right to receive the consideration pursuant to Article III), including any option, preemptive rights or rights to notice or to vote; (C) any rights of such Person under the Company Charter, Company Bylaws or other organizational Documents of the Company or any of its Subsidiaries; (D) any claim that his, her or its shares were wrongfully repurchased by the Company or any its Subsidiaries or otherwise related to the Reverse Split; (E) any claim for appraisal or dissenters rights, including any payment in respect of Dissenting Shares in excess of the amount of payments otherwise payable to the stockholder seeking such rights under this Agreement, or (F) any breach of fiduciary duty by any officer or director of the Company at or prior to the Closing;

(viii) any fraud on the part of the Company in connection with the transactions contemplated by this Agreement; and

(ix) any claim for indemnification, exculpation and/or the advancement or reimbursement of expenses by any Person who was an officer or director of the Company at any time prior to the Closing (solely to the extent the Losses arising therefrom exceed amounts actually recovered (net of the costs and expenses of collection) under the D&O Tail Policy.

(b) The amount of indemnification to which a Buyer Indemnified Party shall be entitled under this Article XI shall be determined: (i) by the written agreement between the Buyer Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Buyer Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

11.3 Indemnification Claim Procedures.

(a) If any Action is commenced or threatened by a third party that may give rise to a claim for indemnification (a “Third-Party Claim”) by any Buyer Indemnified Party, then such Buyer Indemnified Party shall promptly (i) notify the Indemnitor and (ii) deliver to the Indemnitor a written notice (A) describing in reasonable detail the nature of the Action, (B) including a copy of all papers served with respect to such Action, (C) including the Buyer Indemnified Party’s good faith estimate of the amount of Losses that may arise from such Action, and (D) describing in reasonable detail the basis for the Buyer Indemnified Party’s request for indemnification under this Agreement. Failure to notify the Indemnitor in accordance with this Section 11.3(a) will not relieve the Indemnitor of any liability that it may have to the Buyer Indemnified Party, except to the extent the defense of such Action is prejudiced by the Buyer Indemnified Party’s failure to give such notice.

(b) An Indemnitor may elect at any time to assume and thereafter conduct the defense of any Action subject to any such Third-Party Claim with counsel of the Indemnitor’s choice and each Buyer Indemnified Party shall cooperate in all respects with the conduct of such defense by the Indemnitor (including the making of any related claims, counterclaim or cross complaint against any Person in connection with the Action) and the settlement of such Action by the Indemnitor; provided, that (i) the Company Stockholder Representative may only assume control of such defense if (A) the maximum amount of Losses related to such Third-Party Claim, taken together with the estimated costs of defense thereof and the claimed amount of indemnification with respect to any unresolved claims for indemnification then pending, is less than or equal to $3,310,000, and (B) it acknowledges in writing to Buyer on behalf of all of the Pre-Reverse Split Company Stockholders that any damages, fines, costs or other liabilities that may be assessed against the Buyer Indemnified Party in connection with such Third-Party Claim constitute Losses for which the Buyer Indemnified Party shall be indemnified pursuant to this Article XI, and (ii) the Company Stockholder Representative may not assume control of (but may participate in, at its sole cost and expense) the defense of any Third-Party Claim involving Taxes, any Governmental Authority or criminal liability or in which equitable relief is sought against the Buyer Indemnified Party or its Affiliates; provided, further that the Indemnitor will not approve of the entry of any judgment or enter into any settlement or compromise with respect to such Action without the Buyer Indemnified Party’s prior written approval (which must not be unreasonably withheld or delayed), unless the terms of such settlement provide for a complete release of the claims that are the subject of such Action in favor of the Buyer Indemnified Party. If the Buyer Indemnified Party gives an Indemnitor notice of a Third-Party Claim and either (A) the Indemnitor does not, within sixty (60) days after such notice is given, (1) give notice to the Buyer Indemnified Party of its election to assume the defense of the Action or Actions subject to such Third-Party Claim and (2) thereafter promptly assume such defense or (B) the Indemnitor does not otherwise have the right to assume defense of such Third-Party Claim under the terms of this Article XI, then the Buyer Indemnified Party may conduct the defense of such Action; provided, however, that the Buyer Indemnified Party will not agree to the entry of any judgment or enter into any settlement or compromise with respect to such Action or Actions without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld).

(c) In circumstances where the Indemnitor assumes the defense of a Third-Party Claim in accordance with Section 11.3(b), the Buyer Indemnified Party shall be entitled to participate in the defense of such Third-Party Claim and to employ separate counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel shall be borne by such Buyer Indemnified Party.

(d) If any Buyer Indemnified Party becomes aware of any circumstances that may give rise to claim for indemnification for any matter not involving a Third-Party Claim, then such Buyer Indemnified Party shall promptly (i) notify the Indemnitor and (ii) deliver to the Indemnitor a written notice (A) describing in reasonable detail the nature of the circumstances giving rise to such claim, (B) including the Buyer Indemnified Party’s good faith estimate of the amount of Losses that may arise from such circumstances, and (C) describing in reasonable detail the basis for the Buyer Indemnified Party’s request for indemnification under this Agreement. Failure to notify the Indemnitor in accordance with this Section 11.3(d) will not relieve the Indemnitor of any liability that it may have to the Buyer Indemnified Party, except to the extent the defense of such claim is prejudiced by the Buyer Indemnified Party’s failure to give such notice. If the Indemnitor disputes its indemnity obligations for any Losses with respect to any such claim, the parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of jurisdiction determined pursuant to Section 12.13.

(e) At the reasonable request of the Indemnitor, each Buyer Indemnified Party shall grant the Indemnitor and its representatives all reasonable access to the books, records, employees and properties of such Buyer Indemnified Party to the extent reasonably related to the matters to which the applicable claim for indemnification relates. All such access shall be granted during normal business hours and shall be granted under the conditions which shall not unreasonably interfere with the business and operations of such Buyer Indemnified Party.

11.4 Limitations on Indemnification Liability. Notwithstanding any provision of this Agreement to the contrary, any claims a Buyer Indemnified Party makes under this Article XI will be limited as follows:

(a) Indemnification Cap. With respect to claims for indemnification under Section 11.2(a), except in cases of fraud, such claims shall be satisfied solely pursuant to Section 11.5.

(b) Claims Basket. The Buyer Indemnified Parties shall not be entitled to indemnification pursuant to Section 11.2(a)(i) (except for claims based on fraud, intentional or knowing misrepresentation or willful breach, and except for claims for breaches of Fundamental Representations) unless and until the aggregate amount of all Losses incurred by the Buyer Indemnified Parties for which the Buyer Indemnified Parties are entitled to indemnification pursuant to this Article XI exceeds a dollar amount equal to the product of (i) three quarters of one percent (0.75%) multiplied by (ii) the Base Purchase Price (the “Basket Amount”), and the Buyer Indemnified Parties shall only be entitled to indemnification for such Losses to the extent such Losses exceed the Basket Amount.

(c) Losses Net of Insurance Proceeds and Other Third-Party Recoveries. All Losses for which any Buyer Indemnified Party would otherwise be entitled to indemnification under this Article XI shall be reduced by the amount of insurance proceeds any Buyer Indemnified Party actually received in respect of any Losses incurred by such Buyer Indemnified Party (net of all costs of collection and increases in insurance premiums). In the event that any insurance or other recovery is made by any Buyer Indemnified Party with respect to any Loss for which such Buyer Indemnified Party has been indemnified hereunder, then a refund equal to the aggregate amount of the insurance or other recovery shall be made promptly by such Buyer Indemnified Party to the Rights Agent for distribution to the Pre-Reverse Split Company Stockholders to the extent necessary to prevent duplication of recovery by the Buyer Indemnified Parties.

(d) Assignment of Claims. If any Buyer Indemnified Party receives any indemnification payment pursuant to this Article XI, at the election of the Indemnitor, such Buyer Indemnified Party shall assign to the Indemnitor all of its claims for recovery against third Persons as to such Losses, whether by insurance coverage, contribution claims, subrogation or otherwise.

(e) Certain Other Damages. Notwithstanding anything to the contrary contained herein, with respect to indemnification pursuant to Section 11.2 (other than claims based on fraud, intentional or knowing misrepresentation or willful breach), no Losses shall be recoverable under this Article XI that constitute punitive, exemplary or special damages, unless such Losses are required to be paid to a third party pursuant to a Third-Party Claim for which the Buyer Indemnified Parties were entitled to indemnification pursuant to this Article XI and such claim for indemnification was actually made.

(f) No Duplicate Claims. In the event a Buyer Indemnified Party recovers Losses in respect of a claim for indemnification, no other Buyer Indemnified Party may recover the same Losses in respect of a claim for indemnification under this Agreement.

(g) Materiality Qualifications. Notwithstanding anything to the contrary in this Agreement, for purposes of determining (i) whether there has been a breach of any representation or warranty set forth in Article IV or the Closing Certificate and (ii) the amount of Losses for which any Buyer Indemnified Party may be entitled to indemnification under this Article XI, each such representation or warranty shall be deemed to have been made without any qualifications or limitations as to materiality (including any qualifications or limitations made by reference to a Material Adverse Effect).

11.5 Offset. Any amounts owed or claimed in good faith to be owed by any Pre-Reverse Split Company Stockholder to any Buyer Indemnified Party pursuant to this Article XI shall be automatically offset or set off against any amount that is or may become payable to the Pre-Reverse Split Company Stockholders pursuant to the CVR Agreement. For the avoidance of doubt, any claims pursuant to this Article XI (including claims pursuant to which Buyer claims the right of offset or set off pursuant to this Section 11.5), shall be finally resolved in accordance with the terms of this Article XI.

11.6 Indemnification Sole and Exclusive Remedy. Except with respect to claims based on fraud or claims for specific performance of covenants, following the Closing, indemnification pursuant to this Article XI shall be the sole and exclusive remedy of the parties and any parties claiming by or through any party (including the Buyer Indemnified Parties) related to or arising from any breach of any representation, warranty, covenant or agreement contained in, or otherwise pursuant to, this Agreement and none of Buyer, Merger Subs, the Company, the Company Stockholder Representative or any Pre-Reverse Split Company Stockholder or Company Stockholder shall have any other rights or remedies in connection with any breach of this Agreement or any other liability arising out of the negotiation, entry into or consummation of the transactions contemplated by this Agreement, whether based on contract, tort, strict liability, other Laws or otherwise; provided that no provision of this sentence shall operate as a release of any Pre-Reverse Split Company Stockholder or Company Stockholder from any claim against or liability of such Pre-Reverse Split Company Stockholder or Company Stockholder under any Contract delivered by such Pre-Reverse Split Company Stockholder or Company Stockholder to Buyer or any Merger Sub in connection with this Agreement or the transactions contemplated hereby.

11.7 Tax Treatment. All amounts paid with respect to claims for indemnification under Article XI of this Agreement shall be treated by the parties hereto for all Tax purposes as adjustments to the Merger Consideration to the greatest extent permitted by applicable Law, and shall be reported as such by the parties hereto on their Tax Returns, as applicable.

Article XII.

MISCELLANEOUS

12.1 Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its Board of Directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or (without limiting Section 12.10) agree to an amendment or modification to this Agreement by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement. No waiver by any of the parties hereto of any default, misrepresentation or breach of representation, warranty, covenant or other agreement hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party sought to be charged with such waiver.

12.2 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email, with affirmative confirmation of delivery (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient), addressed as follows:

(a) If to Buyer, Merger Subs or the Final Surviving Corporation, to:

Telix Pharmaceuticals Limited
55 Flemington Road
North Melbourne, Victoria, 3051, Australia
Attention:	Lena Moran-Adams
Email:	[●]

with copies (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP
7 World Trade Center
250 Greenwich Street
New York, New York 10007
Attention:	Christopher D. Barnstable-Brown
Jason L. Kropp
Craig Hilts
Email:	Chris.Barnstable-Brown@wilmerhale.com
Jason.Kropp@wilmerhale.com
Craig.Hilts@wilmerhale.com

(b) If to the Company, prior to the Closing, to:

QSAM Biosciences, Inc.

Attn: Christopher Nelson, General Counsel

9442 Capital of Texas Hwy N, Plaza 1, Suite 500

Austin, TX 78759

Email: [●]

with copies (which shall not constitute notice) to:

Dickinson Wright PLLC

350 East Las Olas Blvd

Suite 1750

Ft. Lauderdale FL 33301

Attention: Joel Mayersohn

Email: jmayersohn@dickinson-wright.com

(c) If to the Company Stockholder Representative, to:

David H. Clarke

[●]

Email: [●]

with a copy (which shall not constitute notice) to:

Christopher Nelson

420 Royal Palm Way, Suite 100

Palm Beach, FL 33480

Email: [●]

or to such other address or addresses as the parties may from time to time designate in writing.

12.3 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties, except that Buyer or the Merger Subs may transfer or assign their respective rights and obligations under this Agreement, in whole or from time to time in part, to one (1) or more of their Affiliates or any acquiror of all or substantially all of Buyer’s business or assets; provided that, in the case of an assignment by Buyer to any of its Affiliates, such assignment shall not relieve Buyer of any of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

12.4 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that in the event the Closing occurs, the Indemnified Persons (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 7.1.

12.5 Expenses. Except as otherwise specified herein, each party hereto, other than the Company Stockholder Representative (whose expenses shall be paid out of the Company Stockholder Representative Expense Fund pursuant to Section 3.9(c)), shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, however, that the amounts set forth on Section 1.1(a) of the Company Disclosure Schedule which are expressly contemplated by this Agreement and Section 1.1(a) of the Company Disclosure Schedule to be paid or assumed by Buyer will be borne by Buyer.

12.6 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction; provided, that the Laws of Victoria and the Commonwealth of Australia shall govern the issuance of Buyer Ordinary Shares pursuant to this Agreement.

12.7 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts and any other document required to be executed and delivered hereunder may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com)) or other transmission method and any counterpart or such document so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

12.8 Schedules and Annexes. The Schedules and Annexes referenced herein, including the Company Disclosure Schedule are a part of this Agreement as if fully set forth herein. All references herein to the Schedules and Annexes, including the Company Disclosure Schedule, shall be deemed references to such parts of this Agreement unless the context shall otherwise require. The Company Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in Article IV. Any disclosure made by a party in the Company Disclosure Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which the relevance of such disclosure is reasonably apparent based on a reading of the disclosure.

12.9 Entire Agreement. This Agreement (together with the Company Disclosure Schedules and Annexes to this Agreement) and that certain Confidential Disclosure Agreement, dated as of June 8, 2023, between Telix International Pty Ltd. and the Company (the “Confidentiality Agreement”), constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby, including the Term Sheet. No representations, warranties, covenants, understandings or agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties, except as expressly set forth in this Agreement and the Confidentiality Agreement.

12.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of the Company shall not restrict the ability of the Board of Directors of the Company to terminate this Agreement in accordance with Section 10.1 or to cause the Company to enter into an amendment to this Agreement pursuant to this Section 12.10 to the extent permitted under Section 251(d) of the DGCL.

12.11 Publicity. The Company and Buyer agree that, from the date hereof through the Closing Date, the Company shall not make any public release or announcement concerning the transactions contemplated hereby shall be issued or made by or on behalf of any party without the prior consent of the other parties, except that the Company may make any disclosures or announcements necessary to comply with applicable Law or securities exchange regulations, including, if applicable, filing a copy of this Agreement with the SEC or similar Governmental Authority. The Company and Buyer and Merger Subs agree to keep the terms of this Agreement confidential, except to the extent and to the Persons to whom disclosure is required by applicable Law or securities exchange regulation or for purposes of compliance with financial reporting obligations; provided, that the parties may disclose such terms to their respective employees, accountants, advisors and other representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to, or are bound by contract or professional or fiduciary obligations to, keep the terms of this Agreement confidential and so long as the parties shall be responsible to the other parties hereto for breach of this Section 12.11 or such confidentiality obligations by the recipients of its disclosure).

12.12 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

12.13 Jurisdiction; Waiver of Jury Trial.

(a) Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware), and, in each case, appellate courts therefrom, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of such Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Actions or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 12.13(a).

(b) Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any Action arising out of this Agreement or the transactions contemplated hereby. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any Action, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 12.13(b).

12.14 Enforcement. The parties hereto agree that irreparable damage would occur, and that the parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any party is entitled at law or in equity. Each party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. To the extent any party hereto brings an Action to enforce specifically the performance of the terms and provisions of this Agreement (other than an Action to enforce specifically any provision that by its terms requires performance after the Closing or expressly survives termination of this Agreement), the Outside Date shall automatically be extended to (a) the twentieth (20th) Business Day following the resolution of such Action or (b) such other time period established by the court presiding over such Action.

12.15 Tax Advice. Each party hereto acknowledges and agrees that it has not received and is not relying upon Tax advice from any other party hereto, and that it has and will continue to consult its own advisors with respect to Taxes.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

TELIX PHARMACEUTICALS LIMITED

By:	/s/ Christian Behrenbruch
Name:	Dr. Christian Behrenbruch
Title:	Managing Director & Group Chief Executive

CYCLONE Merger Sub I, Inc.

By:	/s/ Darren Smith
Name:	Darren Smith
Title:	Treasurer

CYCLONE Merger Sub II, Inc.

By:	/s/ Darren Smith
Name:	Darren Smith
Title:	Treasurer

QSAM BIOSCIENCES INC.

By:	/s/ C. Richard Piazza
Name:	C. Richard Piazza
Title:	Executive Chairman

DAVID H. CLARKE, as the Company Stockholder Representative

By:	/s/ David H. Clarke
Name:	David H. Clarke

ANNEX A

FORM OF LOCK-UP AGREEMENT

[●], 2024

Telix Pharmaceuticals Limited

55 Flemington Road

North Melbourne, Victoria, 3051, Australia

Ladies and Gentlemen:

The undersigned signatory of this lock-up agreement (this “Lock-Up Agreement”) understands that Telix Pharmaceuticals Limited ACN 616 620 369, a public limited company registered under the laws of the Commonwealth of Australia (“Buyer”), has entered into an Agreement and Plan of Merger, dated as of [●], 2024 (as the same may be amended from time to time, the “Merger Agreement”) with Cyclone Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Buyer, Cyclone Merger Sub II, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Buyer, QSAM Biosciences, Inc., a Delaware corporation (the “Company”), and David H. Clarke solely in his capacity as the Company Equityholder Representative. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

As a condition and inducement to Buyer to enter into the Merger Agreement and to consummate the transactions contemplated thereby, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby irrevocably agrees that, subject to the exceptions set forth herein, without the prior written consent of Buyer, the undersigned will not, during the period commencing upon the Closing and ending on the date that is 12 months after the Closing Date (the “Restricted Period”):

(1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any legal, beneficial or economic interest in any Buyer Ordinary Shares or any securities convertible into or exercisable or exchangeable for Buyer Ordinary Shares (including without limitation, Buyer Ordinary Shares or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC and securities of Buyer which may be issued upon exercise of an option to purchase Buyer Ordinary Shares or a warrant to purchase Buyer Ordinary Shares) that are currently or hereafter owned by the undersigned, except as set forth below (collectively, the “Undersigned’s Shares”);

(2) enter into any swap, short sale, hedge or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Undersigned’s Shares regardless of whether any such transaction described in clause (1) above or this clause (2) is to be settled by delivery of Buyer Ordinary Shares or other securities, in cash or otherwise;

(3) make any demand for, or exercise any right with respect to, the registration of any Buyer Ordinary Shares or any security convertible into or exercisable or exchangeable for Buyer Ordinary Shares (other than such rights set forth in the Merger Agreement); or

(4) offer or agree to do, or publicly disclose the intention to do, any of the foregoing.

The restrictions and obligations contemplated by this Lock-Up Agreement shall not apply to:

(a) transfers of the Undersigned’s Shares:

(1) (A) to any person related to the undersigned (or to an ultimate beneficial owner of the undersigned) by blood or adoption who is an immediate family member of the undersigned, or by marriage or domestic partnership (a “Family Member”), or to a trust formed for the benefit of the undersigned or any of the undersigned’s Family Members, (B) to the undersigned’s estate, following the death of the undersigned, by will, intestacy or other operation of Law, (C) as a bona fide gift or a charitable contribution, (D) by operation of Law pursuant to a qualified domestic order or in connection with a divorce settlement or (E) to any partnership, corporation or limited liability company which is controlled by the undersigned and/or by any such Family Member(s);

A-1

(2) if the undersigned is a corporation, partnership, limited liability company or other entity, (A) to another corporation, partnership, limited liability company or other entity that is a direct or indirect affiliate (as defined under Rule 12b-2 of the Exchange Act) of the undersigned, including investment funds or other entities that controls or manages, is under common control or management with, or is controlled or managed by, the undersigned, (B) as a distribution or dividend to equity holders, current or former general or limited partners, members or managers (or to the estates of any of the foregoing), as applicable, of the undersigned (including upon the liquidation and dissolution of the undersigned pursuant to a plan of liquidation approved by the undersigned’s equity holders), (C) as a bona fide gift or a charitable contribution or otherwise to a trust or other entity for the direct or indirect benefit of an immediate family member of a beneficial owner (as defined in Rule 13d-3 of the Exchange Act) of the Undersigned’s Shares or (D) transfers or dispositions not involving a change in beneficial ownership; or

(3) if the undersigned is a trust, to any grantors or beneficiaries of the trust; provided that, in the case of any transfer or distribution pursuant to this clause (a), such transfer is not for value (other than transfers pursuant to 1(A), 1(E) or 2(A)) and each donee, heir, beneficiary or other transferee or distributee shall sign and deliver to Buyer a lock-up agreement in the form of this Lock-Up Agreement with respect to the Buyer Ordinary Shares or such other securities that have been so transferred or distributed;

(b) the exercise of an option to purchase Buyer Ordinary Shares (including a net or cashless exercise of an option to purchase Buyer Ordinary Shares), and any related transfer of Buyer Ordinary Shares to Buyer for the purpose of paying the exercise price of such options or for paying taxes (including estimated taxes) due as a result of the exercise of such options or for paying taxes (including estimated taxes) due as a result of the exercise of such options; provided that, for the avoidance of doubt, the underlying Buyer Ordinary Shares shall continue to be subject to the restrictions on transfer set forth in this Lock-Up Agreement;

(c) transfers to Buyer in connection with the net settlement of any other equity award that represents the right to receive in the future Buyer Ordinary Shares, settled in Buyer Ordinary Shares, to pay any tax withholding obligations; provided that, for the avoidance of doubt, the underlying Buyer Ordinary Shares shall continue to be subject to the restrictions on transfer set forth in this Lock-Up Agreement;

(d) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Buyer Ordinary Shares; provided that such plan does not provide for any transfers of Buyer Ordinary Shares during the Restricted Period;

(e) transfers by the undersigned of Buyer Ordinary Shares purchased by the undersigned on the open market or in a public offering by Buyer (and not, for the avoidance of doubt, issued pursuant to the Merger Agreement);

(f) pursuant to a bona-fide third party tender offer, merger, consolidation or other similar transaction made to all holders of Buyer’s capital stock involving a change of control of Buyer, provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Undersigned’s Shares shall remain subject to the restrictions contained in this Lock-Up Agreement; or

(g) pursuant to an order of a court or regulatory agency; and provided, further, that, with respect to each of (a), (b), (c), and (d) above, no filing by any party (including any donor, donee, transferor, transferee, distributor or distributee) under Section 16 of the Exchange Act or other public announcement shall be made voluntarily reporting a reduction in beneficial ownership of Buyer Ordinary Shares or any securities convertible into or exercisable or exchangeable for Buyer Ordinary Shares in connection with such transfer or disposition during the Restricted Period (other than any exit filings) and if any filings under Section 16(a) of the Exchange Act, or other public filing, report or announcement reporting a reduction in beneficial ownership of Buyer Ordinary Shares in connection with such transfer or distribution, shall be legally required during the Restricted Period, such filing, report or announcement shall clearly indicate in the footnotes therein, in reasonable detail, a description of the circumstances of the transfer and that the shares remain subject to the lock-up agreement.

A-2

For purposes of this Lock-Up Agreement, “change of control” shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons, of Buyer’s voting securities if, after such transfer, Buyer’s stockholders as of immediately prior to such transfer do not hold a majority of the outstanding voting securities of Buyer (or the surviving entity).

Any attempted transfer in violation of this Lock-Up Agreement will be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the transfer restrictions set forth in this Lock-Up Agreement, and will not be recorded on the share register of Buyer.

In furtherance of the foregoing, the undersigned agrees that Buyer and any duly appointed share registry or transfer agent for the registration or transfer of the securities described herein are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Agreement.

Buyer may cause (A) the Buyer Ordinary Shares to be subject to escrow and a holding lock (as defined in section 2 of the operating rules of ASX Settlement Pty Ltd) and held on the issuer sponsored subregister (being the part of Buyer-administered register for its shares which records uncertificated share holdings) during the Restricted Period; and (B) the legend set forth below, or a legend substantially equivalent thereto, to be placed upon any holding statement (s) or other documents, ledgers or instruments evidencing the undersigned’s ownership of Buyer Ordinary Shares:

THE SHARES REPRESENTED BY THIS HOLDING STATEMENT ARE SUBJECT TO AND MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH A LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY. BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY THE PROVISIONS OF SUCH LOCK-UP AGREEMENT.

Buyer agrees to do all things necessary to ensure that the holding lock is temporarily released to permit the transfer of the Undersigned’s Shares to the extent permitted by this Lock-Up Agreement.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

The undersigned understands that if the Merger Agreement is terminated for any reason, the undersigned shall be released from all obligations under this Lock-Up Agreement. The undersigned understands that Buyer is proceeding with the transactions contemplated by the Merger Agreement in reliance upon this Lock-Up Agreement.

Any and all remedies herein expressly conferred upon Buyer will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity, and the exercise by Buyer of any one remedy will not preclude the exercise of any other remedy. The undersigned agrees that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur to Buyer in the event that any of the provisions of this Lock-Up Agreement were not performed in accordance with their specific terms (including failing to take such actions as are required of it hereunder to consummate this Agreement) or were otherwise breached. It is accordingly agreed that Buyer shall be entitled to an injunction or injunctions to prevent breaches of this Lock-Up Agreement and to enforce specifically the terms and provisions hereof in any court of the United States, Australia or any state having jurisdiction, this being in addition to any other remedy to which Buyer is entitled at Law or in equity, and the undersigned waives any bond, surety or other security that might be required of Buyer with respect thereto. The undersigned further agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that Buyer has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

A-3

Upon the release of any of the Undersigned’s Shares from this Lock-Up Agreement, Buyer will reasonably and promptly cooperate with the undersigned to facilitate the withdrawal of any stop transfer instructions or holding lock by virtue of this Lock-Up Agreement. Following the expiration of any required holding period under Rule 144 of the Securities Act applicable to the Undersigned’s Shares, at the undersigned’s request, Buyer and the undersigned may discuss the removal of the restrictions hereunder from a portion of the Undersigned’s Shares. For the avoidance of doubt, Buyer shall have no obligation to agree to or cause any modifications or amendments to this Lock-Up Agreement.

For so long as Buyer is listed on the official list of the Australian Securities Exchange: (A) notwithstanding anything contained in this Lock-Up Agreement, Buyer shall not be required to take any actions to the extent prohibited by the Listing Rules of the Australian Securities Exchange (the “Listing Rules”) and Buyer shall be permitted to take any action required pursuant to the Listing Rules, in each case without the consent of the undersigned; and (B) if any provision of this Lock-Up Agreement is or becomes inconsistent with the Listing Rules, this Lock-Up Agreement is deemed not to contain that provision to the extent of the inconsistency.

This Lock-Up Agreement and any claim, controversy or dispute arising under or related to this Lock-Up Agreement shall be governed by and construed in accordance with the Laws of the state of Delaware, without regard to the conflict of Laws principles thereof.

This Lock-Up Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Lock-Up Agreement (in counterparts or otherwise) by Buyer and the undersigned by facsimile or electronic transmission in PDF format shall be sufficient to bind such parties to the terms and conditions of this Lock-Up Agreement.

[SIGNATURE PAGE FOLLOWS]

A-4

Very truly yours,

By:
Stockholder Name:

[Signature Page to Lock-Up Agreement]

A-5

Accepted and Agreed:

Telix Pharmaceuticals Limited

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

ANNEX B

Form of CVR Agreement

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [●], 2024, (this “Agreement”), is entered into by and between Telix Pharmaceuticals Limited ACN 616 620 369, a public limited company registered under the Laws of the Commonwealth of Australia (“Parent”), QSAM Biosciences, Inc., a Delaware corporation (the “Company”), David H. Clarke (“Holder Representative”), and [●], a [●], as Rights Agent.

PREAMBLE

WHEREAS, Parent, Cyclone Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub I”), Cyclone Merger Sub II, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub II”, and together with Merger Sub I, “Merger Subs”), the Company, and Holder Representative, solely in his capacity as the Company Stockholder Representative, have entered into an Agreement and Plan of Merger, dated as of [●] (as it may be amended or supplemented from time to time, the “Merger Agreement”), pursuant to which (a) Merger Sub I will merge with and into the Company, Merger Sub I will cease to exist, and the Company will survive as a direct, wholly owned subsidiary of Parent (the “First Merger”), and as part of the same overall transaction, the Company will merge with and into Merger Sub II, the Company will cease to exist, and Merger Sub II will survive as a direct, wholly owned subsidiary of Parent (the “Second Merger” and, collectively or ad seriatim with the First Merger, as appropriate, the “Merger”);

WHEREAS, pursuant to the Merger Agreement, and in accordance with the terms and conditions thereof, at or prior to the Closing Date (as defined below), Parent has agreed to provide Holders (as defined below) the right to receive one or more contingent cash or stock payments upon the achievement of certain milestones as hereinafter described in accordance with the terms hereof and of the Merger Agreement;

WHEREAS, prior to the time at which the First Merger become effective pursuant to the terms of the Merger Agreement (the “First Effective Time”) the Company shall effect the Reverse Split (in accordance with the Merger Agreement), pursuant to which Pre-Reverse Split Company Stockholders holding fractional shares of Company Common Stock (after giving effect to the Reverse Split) shall receive, among other things, one (1) CVR for each share of Company Common Stock that was converted into a fractional share (and not aggregated into a whole number of shares held by the applicable holder) pursuant to such Reverse Split (each such CVR, a “Reverse Split CVR”); and

NOW, THEREFORE, in consideration of the premises and the consummation of the transactions referred to above, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is mutually covenanted and agreed, for the proportionate benefit of all Holders (as defined below), as follows:

Article 1

DEFINITIONS

Section 1.01. Definitions.

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. The following terms shall have the meanings ascribed to them as follows:

“Acquired Products” means any Company Regulated Product (as defined in the Merger Agreement), including the CycloSam® product candidate developed by the Company prior to the Closing.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. For the avoidance of doubt, following the Closing, (a) the Company shall constitute an Affiliate of Parent and (b) neither Parent nor any of its Subsidiaries (including the Company) shall constitute an Affiliate of any Holder.

“ASX” means ASX Limited and, where applicable, the securities exchange operated by it.

“ASX Listing Rules” means the official listing rules of the ASX.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which the commercial banking institutions in New York, New York or Melbourne, Australia are authorized to close for business.

“Cash-Out CVR Holder” means any Holder that, pursuant to Section 3.14 of the Merger Agreement, received cash in lieu of the Share Consideration that such Holder would have otherwise been entitled to receive (in such Holder’s capacity as a Company Stockholder) pursuant to the Merger Agreement.

“Closing” means the closing of the First Merger.

“Closing Date” means the date on which the Closing actually occurs.

“Commercially Reasonable Efforts” means, with respect to Parent’s obligations to develop or commercialize the Acquired Products, the level of efforts consistent with the efforts normally used by similarly situated biotechnology or biopharmaceutical company relating to the development and commercialization of a product with similar market potential as the Acquired Product at a similar stage of development or commercialization and taking into all relevant factors, including: (a) efficacy and safety clinical data; (b) patent and regulatory exclusivity; (c) target product profile; (d) market competition (including generic or biosimilar competition); (e) anticipated or approved labelling; (f) present and future market potential; (g) the likelihood of and scope obtained for regulatory approval; (h) the likelihood of and scope obtained for pricing and reimbursement; (i) the profitability and commercial potential of the product; and (j) all necessary medical, sales, marketing and other costs required for successful commercialization. For the avoidance of doubt, Commercially Reasonable Efforts shall be determined on a market-by-market and product-by-product basis, and it is anticipated that the level of effort will be different for different markets, and will change over time, reflecting changes in the status of the product and the market(s) involved.

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“Company Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“CVRs” means the rights of Holders to receive contingent payments pursuant to this Agreement.

“EMA” means the European Union Medicines Agency.

“FDA” means the United States Food & Drug Administration.

“First Commercial Sale” means, with respect to an Acquired Product, the first sale for monetary value for use or consumption by the end user (which for avoidance of doubt does not include any licensee or distributor) of such Acquired Product in a Major Market Country after receipt of all required Regulatory Approvals in the applicable country. First Commercial Sale of an Acquired Product expressly excludes any distribution or other sale at or below cost solely for ‘treatment IND’ sales, named patient use, compassionate use, or test marketing programs or non-registrational studies.

“Governmental Authority” means any U.S. or foreign federal, state, local or municipal government or any agency, instrumentality, commission, office, legislative body, court, arbitrational tribunal, mediator, securities exchange, administrative agency, government authority or other governmental or quasi-governmental regulatory authority or body.

“Holder” means, at the relevant time, a Person in whose name a CVR is registered in the CVR Register.

“Indication” means, with respect to an Acquired Product, a therapeutic use for a specified disease or medical condition, including but not limited to, for the treatment of symptoms of disease such as pain or for conditioning prior to a medical procedure such as bone marrow transplantation. Notwithstanding the foregoing, the following shall not constitute a new or additional Indication: (a) moving from one line of therapy to another within an Indication (e.g. the use of the Acquired Product for the same disease or medical condition in a second line therapy after approval for a first line of therapy); (b) use of the Acquired Product for the same disease or medical condition for different populations or population sub-types in the same line of therapy; (c) the use of the Acquired Product for the same disease or medical condition in different combinations or co-administration of therapies; and (d) treatment of the same disease or medical condition with the Acquired Product in an expanded, modified or additional patient population in the same line of therapy.

“Law” means any United States federal, state, municipal, or local or foreign law, common law, constitution, treaty, statute, standard, ordinance, code, rule, regulation, resolution, guidance or promulgation, or any decree, order, injunction, rule, judgment, consent of or by any Governmental Authority, or any Permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

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“Major Market Country” means any of the following: the United States, France, Germany, Italy, Spain, Japan, United Kingdom, Australia, Canada, Brazil or China.

“Milestone 1” means the first achievement of Successful Completion with respect to any Acquired Product for one or more Indication(s).

“Milestone 1 Amount” means USD$10.0 million.

“Milestone 2” means the First Commercial Sale of an approved Acquired Product in any Major Market Country for any Indication.

“Milestone 2 Amount” means USD$20.0 million.

“Milestone 3” means the First Commercial Sale of an Acquired Product in any Major Market Country after receipt of Regulatory Approval for an Indication other than the Indication which resulted in the achievement of Milestone 2.

“Milestone 3 Amount” means USD$10.0 million.

“Milestones” means, collectively, Milestone 1, Milestone 2, Milestone 3 and the Net Sales Milestone.

“Milestone Payment(s)” means, as applicable, any of the Milestone 1 Amount, Milestone 2 Amount, Milestone 3 Amount or Net Sales Milestone Amount, in each case payable (a) subject to Section 2.04(e), if due and payable in accordance with the terms of this Agreement prior to the fifth anniversary of the date of this Agreement, by a number of Parent Ordinary Shares equal to (i) the applicable milestone amount, divided by (ii) the Milestone Share Price or (b) if due and payable in accordance with the terms of this Agreement on or after the fifth anniversary of the date of this Agreement, in cash in the applicable amount.

“Milestone Period” means the date beginning on the Closing Date and ending on the ten (10) year anniversary of such date.

“Milestone Share Price” means the volume weighted average price at which Parent Ordinary Shares traded on the ASX (excluding special crossings and overnight sales) over the twenty (20) trading-day period ending on the Business Day immediately prior to the date on which Parent delivers a Milestone Notice, as converted from AUD to USD at the exchange rate published in the Wall Street Journal as of the day that is one (1) Business Day prior to the applicable date of determination.

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“Net Sales” means the total amount received in USD or USD equivalent for all sales, transfers or other supply of Acquired Products by or on behalf of Parent, its sublicensees or its Affiliates in an arms’ length bona fide commercial transaction, excluding: (a) taxes and duties; (b) customs tariffs, duties and charges; (c) product returns; (d) currency fluctuations and currency hedging; (e) regulatory and market access license approval and maintenance costs; (f) third party license fees (including royalty, milestone and patent costs payments or reimbursement); (g) other usual arms’ length trade discounts, rebates and costs of supplying and commercializing the Acquired Products such as freight, transportation, warehousing, packaging and shipping, dose preparation or compounding fees, product bad debt, product related-insurance charges. For avoidance of doubt: (i) Net Sales shall be deemed to not include transfers free of charge as part of the development of product, samples, product for clinical trials, compassionate use or demo/evaluation purposes, or intercompany transfers between Parent and its Affiliates, provided that Net Sales shall apply to Affiliates’ sales, transfers or other supply of Acquired Products to third parties; and (ii) the amount of Net Sales must be determined from Parent and its Affiliates books and records, as further described herein.

“Net Sales Milestone” means cumulative worldwide Net Sales of any or all Acquired Product(s) of USD$500.0 million.

“Net Sales Milestone Amount” means USD$50.0 million.

“Officer’s Certificate” means a certificate (i) signed by an authorized officer of Parent, in his or her capacity as such, and (ii) delivered to the Rights Agent.

“Parent Ordinary Shares” means the ordinary shares of Parent.

“Permitted Deductions” means (i) amounts Parent is permitted to offset or set off pursuant to Section 11.5 of the Merger Agreement and (ii) amounts for which the Holder Representative (in his capacity as the Company Stockholder Representative under the Merger Agreement) is indemnified pursuant to Section 3.9(d) of the Merger Agreement.

“Permitted Transfer” means (subject at all times to Section 2.02) a transfer of one or more CVRs (a) upon death by will or intestacy; (b) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (c) made pursuant to a court order; (d) made by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (e) in the case of CVRs payable to a nominee, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner, in each case as allowable by the Depository Trust Company; or (f) as provided in Section 2.07.

“Person” means any natural person, firm, limited liability company, general or limited partnership, association, corporation, unincorporated organization, company, joint venture, trust, Governmental Authority or other entity.

“Pivotal Clinical Trial” means a clinical trial of an Acquired Product that either: (a) would satisfy the requirements of 21 C.F.R. 312.21(c) or corresponding foreign regulations; or (b) is intended (as of the time the Clinical Trial is initiated) to obtain sufficient data to support the filing of a Regulatory Approval application for such Acquired Product. Pivotal Clinical Trial may include (i) a Clinical Trial that is designed to satisfy the requirements of both 21 C.F.R. 312.21(b) and 21 C.F.R. 312.21(c) or corresponding foreign regulations, or (ii) a Clinical Trial that is designed to satisfy the requirements of 21 C.F.R. 312.21(b) that is subsequently optimized or expanded to satisfy the requirements of 21 C.F.R. 312.21(c) or to provide sufficient data to support the filing of a Regulatory Approval application for such Acquired Product, as supported by a Regulatory Authority’s formal meeting minutes, IRB approval or comparable documents.

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“Regulatory Approval” means all approvals of each applicable Regulatory Authority necessary for the commercial marketing and sale of a product in a country (including any required pricing or reimbursement approvals).

“Regulatory Authority” means any federal, national, multinational, state, provincial, or local regulatory agency, department, bureau, or other Governmental Authority with authority over the testing, manufacture, use, storage, import, promotion, marketing, or sale (including pricing and reimbursement approval) of any pharmaceutical or biologic product in any country or territory.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Successful Completion” means, with respect to an Acquired Product, that statistically significant results have been generated from a Pivotal Clinical Trial for such Acquired Product, which results meet or exceed the primary endpoint(s) and secondary endpoint(s) set forth in the protocol, as evidenced by the clinical trial report prepared by the principal investigator for the Pivotal Clinical Trial. Should the specific conditions of Successful Completion not be met, however, and the FDA or the EMA, or the other similar foreign Regulatory Authority nonetheless grants Regulatory Approval of an Acquired Product for the indication agreed in the ESC approved development plan as may be amended or modified, then Successful Completion shall be deemed to have achieved upon receipt of such Regulatory Approval.

Article 2

CONTINGENT VALUE RIGHTS

Section 2.01. Holders of CVRs; Appointment of Rights Agent.

(a) As contemplated by the Merger Agreement:

(i) upon the effectiveness of the Reverse Split (and prior to the Effective Time), each Holder holding fractional shares of Company Common Stock (after giving effect to the Reverse Split) shall receive, among other things, one (1) CVR for each share of Company Common Stock that was converted into such fractional share (and not aggregated into a whole number of shares held by the applicable holder) pursuant to such Reverse Split; and

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(ii) pursuant to the Merger Agreement, each Holder shall be entitled to a number of CVRs equal to the denominator in the Reverse Split for each share of Company Common Stock, if any, that is issued and outstanding and held by such Holder (after giving effect to the Reverse Split) as of immediately prior to the First Effective Time.

(b) The initial Holders shall be determined pursuant to the terms of the Merger Agreement and this Agreement, and a list of the initial Holders shall be furnished to the Rights Agent by or on behalf of Parent in accordance with this Agreement.

(c) Parent hereby appoints the Rights Agent to act as rights agent for Parent in accordance with the terms and conditions set forth in this Agreement, and the Rights Agent hereby accepts such appointment.

Section 2.02. Nontransferable.

CVRs may not be sold, assigned, transferred, pledged, encumbered or transferred or disposed of in any other manner, in whole or in part, other than pursuant to a Permitted Transfer, and, in the case of a Permitted Transfer, only in accordance with the terms of this Agreement and in compliance with (and to the extent permitted by) applicable United States federal and state securities laws, ASX Listing Rules and the terms and conditions hereto. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of CVRs, in whole or in part, in violation of this Section 2.02 or Section 2.03 shall be void ab initio and of no effect.

Section 2.03. No Certificate; Registration; Registration of Transfer; Change of Address.

(a) CVRs shall not be evidenced by a certificate or other instrument; provided however, the Holders shall receive evidence of issuance of the CVRs in the form of an account statement of other written documentation from the Rights Agent.

(b) The Rights Agent shall keep a register (the “CVR Register”) for the purposes of (i) identifying the Holders of CVRs and (ii) registering CVRs and Permitted Transfers thereof. The CVR Register will be created, and CVRs will be distributed, pursuant to written instructions to the Rights Agent from Parent. In furtherance of Section 2.04(e), the CVR Register shall specify each CVR that is a Cash-Out CVR. For the avoidance of doubt, any CVRs payable to a Company Stockholder as Merger Consideration will not be deemed outstanding or included in the CVR Register unless and until such Company Stockholder completes the exchange procedures set forth in Section 3.7(b) of the Merger Agreement.

(c) Without limiting the restriction on transferability set forth in Section 2.02, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer and other requested documentation in form reasonably satisfactory to the Rights Agent, duly executed by the registered Holder or Holders thereof, or by the duly appointed legal representative, personal representative or survivor of such Holder or Holders, setting forth in reasonable detail the circumstances relating to the transfer demonstrating that such proposed transfer is a Permitted Transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer is a Permitted Transfer and otherwise complies with the other terms and conditions of this Agreement, register the transfer of the applicable CVRs in the CVR Register and notify Parent of the same. Subject to Section 2.07, all duly and validly transferred CVRs registered in the CVR Register shall be the valid obligations of Parent, evidencing the same right, and entitling the transferee to the same benefits and rights under this Agreement, as those held by the transferor. No transfer of a CVR shall be valid unless and until registered in the CVR Register in accordance with this Agreement.

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(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. Such written request must be duly executed by such Holder. Upon receipt of such written notice, the Rights Agent shall promptly record the change of address in the CVR Register.

Section 2.04. Payment Procedures.

(a) If any Milestone is achieved during the Milestone Period, then, in each case, on a date that is no later than thirty (30) days following the achievement of such Milestone, Parent will deliver to the Rights Agent (i) a notice (a “Milestone Notice”) indicating (A) the achievement of such Milestone, and (B) a calculation of the amount of cash and/or number of Parent Ordinary Shares, as applicable, payable as the applicable Milestone Payment, including, if applicable, the amount of any Permitted Deductions from such Milestone Payment and the portion of any Milestone Payment that will be paid in cash in lieu of Parent Ordinary Shares pursuant to Section 2.04(e), and (ii) for payment to the Holders, cash and/or shares equal to the applicable Milestone Payment (in each case less any applicable withholding Tax, if any).

(b) The Rights Agent shall promptly, and in no event later than ten (10) Business Days after receipt of a Milestone Notice, send each Holder at its address set forth in the CVR Register a copy of such Milestone Notice. At the time the Rights Agent sends a copy of such Milestone Notice to the Holders, the Rights Agent shall also pay to each Holder, subject to any applicable withholding Tax and Section 2.04(e), the applicable Milestone Payment (the portion of such Milestone Payment which each Holder is entitled to receive shall be equal to (i) (A) the applicable Milestone Payment divided by (B) the aggregate number of CVRs registered in the CVR Register at such time, multiplied by (ii) the number of CVRs held by such Holder as reflected on the CVR Register). For the avoidance of doubt, none of Parent, the Company or any of their Affiliates will have any further liability in respect of the relevant Milestone Payments upon delivery of such Milestone Payment in accordance with this Section 2.04 to the Rights Agent. For clarity, no Milestone Payment shall be payable more than once.

(c) Parent shall be entitled to deduct and withhold, or cause to be deducted and withheld, from each Milestone Payment otherwise payable pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to any such deliveries and payments under the United States Internal Revenue Code of 1986, as amended, or any provision of state, local, provincial or foreign Law. To the extent that amounts are so deducted and withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made.

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(d) Any portion of a Milestone Payment that remains undistributed to the Holders six (6) months after applicable date of payment of such Milestone Payment to the Rights Agent (including by means of invalid addresses on the CVR Register) will be delivered by the Rights Agent to Parent or a person nominated in writing by Parent (with written notice thereof from Parent to the Rights Agent), and subject to this Section 2.04(d), such property shall be deemed forfeited by the applicable Holders and become the property of Parent. The Rights Agent shall promptly notify the Holder Representative in the event that any undistributed amount is delivered to Parent or its nominee. To the extent all such undistributed payment(s) exceed $50,000 in the aggregate (whether payable in cash or stock), upon written notice by the Holder Representative, Parent and Rights Agent shall cause such amounts to be reallocated and distributed to the other CVR Holders in accordance with their respective pro rata shares of the aggregate number of CVRs registered in the CVR Register, excluding the CVRs to which such undistributed payments were otherwise payable.

(e) Notwithstanding anything herein to the contrary, with respect to the amount of any Milestone Payments which would, but for this Section 2.04(e), be payable in Parent Ordinary Shares in accordance with definition of “Milestone Payment,” such portion of such Milestone Payment payable in respect of (i) Reverse Split CVRs, (ii) CVRs held by Cash-Out CVR Holders or (iii) CVRs that have been transferred pursuant to a Permitted Transfer (other than a Permitted Transfer of the nature described in clause (e) of the definition of “Permitted Transfer”) (any such CVRs as described in clauses (i) through (iii), “Cash-Out CVRs”) shall, in each case, be paid in cash in lieu of any Parent Ordinary Shares.

Section 2.05. No Fractional Shares. Parent shall not be required to issue fractional Parent Ordinary Shares upon payment of CVRs, and no certificates or scrip for any such fractional shares shall be issued. If more than one CVR shall be payable at the same time with respect to the same Holder, the number of full Parent Ordinary Shares which shall be issuable upon the payment thereof shall be computed on the basis of the aggregate number of Parent Ordinary Shares issuable upon the payment of such CVRs. If any fraction of a share of Parent Ordinary Shares would, except for the provisions of this Section 2.05, be issuable on the payment of any CVRs, Parent shall pay in cash the dollar amount (rounded to the nearest whole cent, with numbers of cents ending with .5 or more being rounded up to the nearest whole cent), without interest, determined by multiplying such fraction by the Milestone Share Price.

Section 2.06. No Voting, Dividends or Interest; No Equity or Ownership Interest.

(a) CVRs shall not have any voting or dividend rights (whether fixed or at the discretion of the directors of Parent), and interest shall not accrue on any amounts payable in respect of CVRs.

(b) CVRs shall not represent any equity or ownership interest in Parent, any constituent company to the Merger or any of their respective Affiliates.

(c) CVRs shall not confer any right (i) to a return of capital, whether in a winding up, upon a reduction of capital or otherwise; (ii) to participate in the surplus profit or assets of Parent upon a winding up; or (iii) to participate in new issues of securities such as bonus issues or entitlement issues.

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(d) The rights of a Holder in respect of the CVRs are solely limited to those expressly included in this Agreement.

Section 2.07. Ability to Abandon CVR.

A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Parent without consideration therefor. Nothing in this Agreement shall prohibit Parent or any of its Affiliates from offering to acquire or acquiring any CVRs from the Holders for consideration, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by Parent or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of Article 5 and Section 6.04 hereunder, but shall still be deemed as outstanding for purposes of calculating the aggregate number of CVRs registered in the CVR Register under Section 2.04.

Article 3

THE RIGHTS AGENT

Section 3.01. Certain Duties and Responsibilities of Rights Agent.

The Rights Agent shall not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent such liability arises as a result of the willful misconduct, bad faith or gross negligence of the Rights Agent.

Section 3.02. Certain Rights of Rights Agent.

(a) The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent.

(b) The Rights Agent may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

(c) Whenever the Rights Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may, in the absence of bad faith, gross negligence or willful misconduct on its part, rely upon an Officer’s Certificate.

(d) The Rights Agent may engage and consult with counsel of its reasonable selection and the written advice or opinion of such outside counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(e) Any permissive rights of the Rights Agent hereunder shall not be construed as a duty.

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(f) The Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of such powers.

(g) Parent agrees to indemnify the Rights Agent for, and to hold the Rights Agent harmless from and against, any loss, liability, damage or expense (“Loss”) suffered or incurred by the Rights Agent and arising out of or in connection with the Rights Agent’s performance of its obligations under this Agreement, including the reasonable costs and expenses of defending the Rights Agent against any claims, charges, demands, actions or suits arising out of or in connection with such performance, except to the extent such Loss shall have been determined by a court of competent jurisdiction to have resulted from the Rights Agent’s gross negligence, bad faith or willful misconduct. Parent’s obligations under this Section 3.02(g) to indemnify the Rights Agent shall survive the resignation or removal of any Rights Agent and the termination of this Agreement.

(h) In addition to the indemnification provided under Section 3.02(g), but without duplication, Parent agrees (i) to pay the fees of the Rights Agent in connection with the Rights Agent’s performance of its obligations hereunder, as agreed upon in writing by the Rights Agent and Parent on or prior to the date of this Agreement, and (ii) to reimburse the Rights Agent promptly upon demand for all reasonable and documented out-of-pocket expenses, including all Taxes (other than income, receipt, franchise or similar Taxes) and governmental charges, incurred by the Rights Agent in the performance of its obligations under this Agreement.

Section 3.03. Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation shall take effect, which notice shall be sent at least 60 days prior to the date so specified, but in no event shall such resignation become effective until a successor Rights Agent has been appointed and accepted such appointment in accordance with Section 3.04.

(b) Parent shall have the right to remove the Rights Agent at any time by specifying a date when such removal shall take effect, but no such removal shall have become effective until a successor Rights Agent has been appointed and accepted such appointment in accordance with Section 3.04. Notice of such removal shall be given by Parent to the Rights Agent, which notice shall be sent at least 60 days prior to the date so specified.

(c) If the Rights Agent shall resign, be removed or become incapable of acting, Parent shall promptly appoint a qualified successor Rights Agent. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with this Section 3.03(c) and Section 3.04, become the Rights Agent for all purposes hereunder.

(d) Parent shall give notice of each resignation or removal of the Rights Agent and each appointment of a successor Rights Agent through the facilities of DTC in accordance with DTC’s procedures and/or by mailing written notice of such event by first-class mail to the Holders. Each notice shall include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause the notice to be transmitted at the expense of Parent. Failure to give any notice provided for in this Section 3.03, however, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

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(e) Notwithstanding anything to the contrary in this Section 3.03, unless consented to in writing by the Holder Representative, Parent shall not appoint as a successor Rights Agent any Person that is not a transfer agent of national reputation or the corporate trust department of a commercial bank.

Section 3.04. Acceptance of Appointment by Successor.

Every successor Rights Agent appointed hereunder shall, at or prior to such appointment, execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the Rights Agent; provided that upon the request of Parent or the successor Rights Agent, such resigning or removed Rights Agent shall execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of such resigning or removed Rights Agent.

Article 4

COVENANTS; OTHER AGREEMENTS

Section 4.01. List of Holders.

Parent shall furnish or cause to be furnished to the Rights Agent the names and addresses of the Holders within forty-five (45) Business Days following the Closing Date.

Section 4.02. Commercially Reasonable Efforts.

Commencing upon the Closing Date and continuing until the earlier of expiration of the Milestone Period or the achievement of all Milestones, Parent shall use Commercially Reasonable Efforts to (a) develop at least one Acquired Product in at least one Major Market Country, including using Commercially Reasonable Efforts to finalize the clinical trial report within three (3) months from database lock for the related Pivotal Clinical Trial (for clarity, completion of database lock within such time period is not guaranteed, and is subject to a number of factors including without limitation receipt of Protocol compliant and GCP compliant data from trial investigators, institutions, ethics bodies, regulators and third parties); and (b) commercialize at least one Acquired Product in the Major Market Countries after receipt of Regulatory Approval in any such country.

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Section 4.03. Audit Rights.

(a) Until the earlier of achievement of the Net Sales Milestone or the expiration of the Milestone Period, upon reasonable advance written notice from the Holder Representative, Parent shall permit an independent certified public accounting firm of nationally recognized standing mutually agreed by the Holder Representative and Parent (the “Independent Accountant”) to have access at reasonable times during normal business hours to the books and records of Parent and its Affiliates as may be reasonably necessary to evaluate and verify Parent’s calculation of the Net Sales Milestone hereunder; provided that (i) such Holder Representative (and the Independent Accountant) enter into customary confidentiality agreements reasonably satisfactory to Parent with respect to the confidential information of Parent or its Affiliates to be furnished pursuant to this Section 4.03 and (ii) such access does not unreasonably interfere with the conduct of the business of Parent or any of its Affiliates. The Independent Accountant will keep all books and records of Parent and its Affiliates strictly confidential, and will provide only a report of the results of its findings to Holder Representative. The reasonable, documented, out-of-pocket fees charged by such accounting firm (to the extent consistent with a previously agreed budget at the time of engagement by such Independent Accountant) shall be borne by the Holder Representative. The Independent Accountant shall provide Parent with a copy of all disclosures made to the Holder Representative. The decision of such accounting firm shall be final, conclusive and binding on Parent, Holder Representative and the Holders, shall be nonappealable and shall not be subject to further review, absent manifest error. The audit rights set forth in this Section 4.03(a) may not be exercised by the Holder Representative more than once; provided however, that if the Independent Accountant determines in its audit that the actual amount of Net Sales as of the date the Independent Accountant began its audit pursuant to this Section 4.03(a) is more than 10% greater than the amount Parent calculated Net Sales to be as of such date, the Holder Representative may exercise these audit rights a second time no sooner than 12 months after the completion of the first audit.

(b) If, in accordance with the procedures set forth in Section 4.03(a), the Independent Accountant concludes that the Net Sales Milestone should have been paid but was not paid when due, Parent shall promptly, and in any event within thirty (30) days of the date the Independent Accountant delivers to Parent the Independent Accountant’s written report, pay each Holder the applicable portion of the Net Sales Milestone Amount (to the extent not paid on a subsequent date), plus interest at the thirty (30) day U.S. dollar “prime rate” effective for the date such payment was due, as reported by Bloomberg, from when such Milestone should have been paid, as applicable, to the date of actual payment, as applicable; provided that, for clarity, such adjusted Net Sales Milestone Amount shall otherwise be paid pursuant to the procedures set forth in Section 2.04.

Section 4.04. Executive Steering Committee.

(a) Effective as of the Closing Date, an Executive Steering Committee (the “ESC”), shall be deemed established, which ESC shall continue until the date that is six (6) months after the Closing Date, at which time the ESC shall be automatically deemed dissolved. The ESC shall be composed of four members, with two members to be appointed by Parent and two members to be appointed by the Company, in each case no later than the Closing Date. Parent shall designate one of the ESC members as the “ESC Chair.” Each ESC member shall have executed a confidentiality agreement reasonably acceptable to Parent. The ESC will meet once every other month. The ESC Chair will send a draft agenda for each meeting to the other members, and each of the members may, with the reasonable approval of the ESC Chair, invite individuals who are not ESC members to participate in ESC meetings (provided that such individuals have executed a confidentiality agreement with the party that invited it). The ESC Chair shall record minutes of each meeting and promptly distribute them to the ESC members.

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(b) The ESC’s primary responsibility will be to review and approve a development and commercialization plan with respect to the Acquired Products (the “Acquired Product Plan”). Parent will prepare and deliver to the ESC a draft of the Acquired Product Plan, and, at its regularly scheduled meetings and any special meetings agreed to, any attended by, all four members of the ESC, the ESC will review, discuss and provide comments to Parent with respect to such Acquired Product Plan, and the ESC will be responsible for approving the final Acquired Product Plan.

(c) The unanimous approval of the ESC will be required with respect to all matters within the scope of the ESC’s authority. If the ESC cannot reach unanimous agreement, then (i) such matter shall be referred to the Holder Representative and the Chief Executive Officer of Parent, and such persons shall negotiate in good faith to resolve any such dispute in a mutually satisfactory manner for thirty (30) days after the referral of the applicable matter to them (or such longer period of time to which the Chief Executive Officer of Parent and Holder Representative may mutually agree) and (ii) if Parent and the Holder Representative fail to reach unanimous agreement within the thirty (30) day period described in the prior clause (i), then Parent shall have the final decision-making authority with respect to any such matters.

(d) Notwithstanding anything to the contrary, the ESC will have no authority to (i) amend, modify or waive compliance with this Agreement or the Merger Agreement or any terms hereof or thereof, or (ii) resolve any dispute concerning the validity, interpretation, construction of, or breach of this Agreement, and, for clarity, the ESC will not have any decision-making authority with respect to any matters except as expressly set forth in this Section 4.04.

(e) Nothing herein shall be deemed to affect the ownership of any intellectual property rights, including Parent’s sole ownership of all intellectual property and other rights with respect to the Acquired Products acquired by virtue of the Merger as well as any intellectual property developed with respect thereto during the course of this Agreement.

Article 5

AMENDMENTS

Section 5.01. Amendments Without Consent of Holders.

(a) Without the consent of any Holders or Holder Representative, Parent and the Rights Agent, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the appointment of another Person as a successor Rights Agent and the assumption by any successor Rights Agent of the covenants and obligations of the Rights Agent herein in accordance with the provisions hereof;

(ii) to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent shall consider to be for the protection of the Holders;

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(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein or in the Merger Agreement, or to make any other provisions with respect to matters or questions arising under this Agreement;

(iv) as may be necessary or appropriate to ensure that CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state or foreign securities laws;

(v) any other amendment hereto which would provide any additional rights or benefits to the Holders or Holder Representative or that does not adversely affect the legal rights or intended economic benefits under this Agreement of the Holders or Holder Representative.

(b) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.01, Parent shall mail or otherwise transmit (or cause the Rights Agent to mail or otherwise transmit) a notice thereof through the facilities of DTC in accordance with DTC’s procedures and/or by first class mail to the Holders at their addresses as set forth on the CVR Register, setting forth in general terms the substance of such amendment.

Section 5.02. Amendments with Consent of Holders or Holder Representative.

(a) In addition to any amendments to this Agreement that may be made by Parent without the consent of any Holder or the Rights Agent pursuant to Section 5.01, with the consent of the Holder Representative (which may be granted or withheld in its sole discretion) acting on behalf of the Holders, Parent and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is adverse to the interests of the Holders.

(b) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.02 (but prior to the effectiveness of such amendment), Parent shall mail or transmit (or cause the Rights Agent to mail or transmit) a notice thereof by first class mail to the Holder Representative and to the Holders at their addresses as set forth on the CVR Register, setting forth in general terms the substance of such amendment. Any amendment to this Agreement made pursuant to this Section 5.02 shall become effective automatically upon the mailing or transmittal of such notice.

Section 5.03. Execution of Amendments.

Subject to the consent rights of the Holder Representative provided in Section 5.02, this Agreement may be amended or modified in whole or in part, by a duly authorized agreement in writing executed by Parent and the Rights Agent. In executing any amendment permitted by this Article 5, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement.

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Section 5.04. Effect of Amendments.

Upon the execution of any amendment under this Article 5, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and the Holder Representative and every Holder shall be bound thereby.

Article 6

MISCELLANEOUS

Section 6.01. Notices to Rights Agent, Parent and Holder Representative.

All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service, or (d) when delivered by email, with affirmative confirmation of delivery (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient), addressed as follows:

If to Parent or the Company:

Telix Pharmaceuticals Limited

55 Flemington Road

North Melbourne, Victoria, 3051, Australia

Attention:	Lena Moran-Adams
Email:	[●]

with copies (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP

7 World Trade Center

250 Greenwich Street

New York, New York 10007

Attention:	Christopher D. Barnstable-Brown
Jason L. Kropp
Email:	Chris.Barnstable-Brown@wilmerhale.com
Jason.Kropp@wilmerhale.com

If to the Rights Agent:

[●]

Address [●]

Attention: [●]

Email: [●]

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If to the Holder Representative:

David H. Clarke

[●]

Email: [●]

with a copy (which shall not constitute notice) to:

Christopher Nelson

420 Royal Palm Way, Suite 100

Palm Beach, FL 33480

Email: [●]

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 6.02. Notice to Holders.

All notices, requests and communications required to be given to the Holders shall be given (unless otherwise herein expressly provided) in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at his, her or its address set forth in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to the Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

Section 6.03. Entire Agreement.

This Agreement and the Merger Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter of this Agreement.

Section 6.04. Successors and Assigns.

Except as expressly set forth in this Section 6.04, no party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties, except that Parent or the Company may transfer or assign their respective rights and obligations under this Agreement, in whole or from time to time in part, to (a) any acquiror of all or substantially all of Parent’s or the Company’s business or assets that assumes Parent’s obligations, duties and covenants under this Agreement to the extent not already effected by operation of law or (b) one (1) or more of their Affiliates (and any such Affiliate assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more additional Affiliate assignees; provided that, in the case of an assignment by Parent to any of its Affiliates, such assignment shall not relieve Parent of any of its obligations hereunder. The Rights Agent may not assign this Agreement without Parent’s consent. Any attempted assignment of this Agreement or any of such rights in violation of this Section 6.04 shall be void ab initio and of no effect. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

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Section 6.05. Benefits of Agreement.

Nothing in this Agreement, express or implied, shall give to any Person (other than the parties hereto, the Holders and their permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto, the Holders and their permitted successors and assigns. The Holders shall have no rights hereunder except as are expressly set forth herein. For the avoidance of doubt, no Holder shall have any right to enforce or otherwise assert a claim with respect to this Agreement; all such rights and claims shall only be brought by the Holder Representative on behalf of all such Holders.

Section 6.06. Governing Law.

This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 6.07. Jurisdiction.

Each of the parties hereto (a) consents to submit itself to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, solely if such court lacks subject matter jurisdiction, the United States District Court sitting in the State of Delaware, with respect to any dispute arising out of, relating to or in connection with this Agreement or the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement or the transactions contemplated hereby, in any court other than any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any Action arising out of this Agreement or the transactions contemplated hereby in the chancery courts of the State of Delaware or in any Federal court located in the State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such Legal Proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties hereto hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 6.01 shall be effective service of process for any proceeding arising out of, relating to or in connection with this Agreement or the transactions contemplated hereby.

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Section 6.08. WAIVER OF JURY TRIAL.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 6.09. Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that this Agreement be effected as originally contemplated to the fullest extent possible.

Section 6.10. Counterparts; Effectiveness.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement. This Agreement or any counterpart may be executed and delivered by facsimile, electronic mail (including ..pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com)) or other transmission method, each of which shall be deemed an original. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 6.11. Termination.

This Agreement shall be terminated and of no force or effect, and the parties hereto shall have no liability hereunder (other than to the extent of any obligations which expressly survive or provide for performance following termination), upon the earlier to occur of (a) the payment of all Milestone Payments and (b) the expiration of the Milestone Period. The termination of this Agreement will not affect or limit the right of Holders to receive the Milestone Payments under this Agreement to the extent earned prior to the termination of this Agreement, and the provisions applicable thereto will survive the expiration or termination of this Agreement.

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Section 6.12. Holder Representative.

The Holders hereby irrevocably appoint the Holder Representative as the representative, attorney-in-fact and agent of the Holders for all purposes in connection with the transactions contemplated by this Agreement and any other matters ancillary hereto and in any litigation or arbitration involving this Agreement, the CVR or the matters contemplated hereby. In connection therewith, the Holder Representative is authorized to do or refrain from doing all further acts and things, and to execute all such documents as the Holder Representative shall deem necessary or appropriate, and shall have the power and authority to take such actions and have such rights, roles and responsibilities, and the rights of Holders to act other than through the Holder Representative shall be so limited, in each case by application of the provisions of Section 3.9 of the Merger Agreement with respect to the Company Stockholder Representative to the Holder Representative under this Agreement, the CVR and the matters contemplated hereby, mutatis mutandis.

Section 6.13. Legal Holidays.

In the event that the day on which any Milestone Payment is due shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on or prior to such date need not be made on or prior to such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the last day on which such Milestone Payment is due.

Section 6.14. Construction.

(a) The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section and paragraph references are to the articles, sections and paragraphs of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words describing the singular number shall include the plural and vice versa, words denoting either gender shall include both genders and words denoting natural persons shall include all Persons and vice versa. The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York City, unless otherwise specified or the context otherwise requires. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and the Company and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.

(b) The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

Telix Pharmaceuticals Limited

By:
Name:
Title:

QSAM Biosciences, Inc.

By:
Name:
Title:

David H. Clarke

By:
Name:
Title:

[ ]

By:
Name:
Title:

[Signature Page to Contingent Value Rights Agreement]

ANNEX C

PRELIMINARY ALLOCATION SCHEDULE

C-1

ANNEX D

FORM OF

ACTION BY WRITTEN CONSENT OF

THE MAJORITY VOTING STOCKHOLDERS

QSAM Biosciences, Inc.

February ___, 2024

In accordance with Sections 228, 242 and 251 of the Delaware General Corporation Law (“DGCL”) and the Amended and Restated Certificate of Incorporation (the “Charter”) and the Amended and Restated Bylaws (the “Bylaws”) of QSAM Biosciences, Inc., a Delaware corporation (the “Company”), the undersigned stockholders of the Company (the “Stockholders”), being the holders of at least a majority of the outstanding shares of the Company’s capital stock, hereby consent to the following actions and adopt the following resolutions by written consent, in lieu of a special meeting of stockholders, which resolutions shall have the same force and effect as if duly adopted at a special meeting of the stockholders of the Company held for the purpose of voting on the matters set forth herein. Terms that are capitalized but not defined herein shall have the meaning attributed to them in the Merger Agreement (defined below).

1.	Approval of Agreement and Plan of Merger

WHEREAS: The Stockholders have been presented with and have reviewed the Agreement and Plan of Merger by and among Telix Pharmaceuticals Limited ACN 616 620 369, a public limited company registered under the Laws of the Commonwealth of Australia (“Buyer”), Cyclone Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Buyer (“Merger Sub I”), Cyclone Merger Sub II, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Buyer (“Merger Sub II”, and together with Merger Sub I, the “Merger Subs”), the Company and David H. Clarke, in his capacity as the Company Stockholder Representative, in the form attached hereto as Exhibit A (the “Merger Agreement”);

WHEREAS: Pursuant to the Merger Agreement, each share of Company Capital Stock that is issued and outstanding immediately prior to the First Effective Time (excluding any Cancelled Shares and Dissenting Shares), shall thereupon be cancelled and converted into the right of the holder thereof to receive (a) a number of Buyer Ordinary Shares equal to such share’s Pro Rata Share of the Share Consideration (or cash in lieu thereof), plus (b) a number, equal to the denominator in the ratio for the Reverse Split (as defined below), of contingent value rights (“CVRs”), subject to and in accordance with the CVR Agreement (as defined below), of such CVRs’ pro rata share of an aggregate amount of up to $90,000,000 payable to the holders of CVRs, at the times and subject to the terms and conditions of the CVR Agreement, without interest, in each of cases (a) and (b) as specified in the Merger Agreement, at the respective times and subject to the terms and conditions specified in the Merger Agreement;

WHEREAS: Pursuant to the Merger Agreement, each outstanding and unexercised Company Option shall vest in full as of a date prior to the Closing specified by the parties to the Merger Agreement and each such Company Option that is not exercised by the holder thereof on or prior to the close of regular trading on the Last Exercise Date and that is outstanding and unexercised as of immediately prior to the Closing shall terminate for no consideration and be of no further force or effect;

WHEREAS: Upon the terms and subject to the conditions set forth in the Merger Agreement, Buyer, the Merger Subs and the Company will effect a reorganization in which, as steps in a single, integrated transaction, (a) Merger Sub I will merge with and into the Company, Merger Sub I will cease to exist, and the Company will survive as a direct, wholly owned subsidiary of Buyer (the “First Merger”), and (b) as part of the same overall transaction, the Company will merge with and into Merger Sub II, the Company will cease to exist, and Merger Sub II will survive as a direct, wholly owned subsidiary of Buyer (the “Second Merger” and, collectively or ad seriatim with the First Merger, as appropriate, the “Merger”);

WHEREAS: Upon the terms and subject to the conditions set forth in the Merger Agreement, prior to the Merger, Buyer, the Company, a Rights Agent to be selected by Buyer and the Company and a Holder Representative to be selected by the Company, will enter into the CVR Agreement substantially in the form attached hereto as Exhibit B (the “CVR Agreement”), pursuant to which CVRs representing the right to receive one or more contingent payments of cash and/or Buyer Ordinary Shares upon the achievement of certain milestones (the “CVR Consideration”) will be distributed to the Company’s stockholders pursuant to the Reverse Split; and

WHEREAS: After careful consideration, the Board of Directors of the Company (the “Board”) has approved the terms of the Merger Agreement, including the CVR Agreement and all other exhibits, annexes and schedules attached thereto as well as all related agreements referred to therein (the “Transaction Documents”), and has resolved that the Merger Agreement, the CVR Agreement, the other Transaction Documents, the Merger and the other transactions contemplated by the Merger Agreement (the “Transactions”) are fair, advisable and in the best interests of the Company and its stockholders.

NOW, THEREFORE, BE IT RESOLVED: That the Transactions, including the Merger, are hereby approved and authorized in all respects;

RESOLVED FURTHER: That the form, terms, and provisions of the Merger Agreement, including all exhibits, annexes and schedules attached thereto, the CVR Agreement and the other Transaction Documents, be, and hereby are, determined to be fair, advisable and in the best interest of the Company and its stockholders; and that the Merger Agreement, CVR Agreement and other Transaction Documents be, and hereby is, adopted and approved;

RESOLVED FURTHER: That the officers of the Company (acting singly or jointly) are hereby authorized and directed to execute and deliver such definitive Transaction Documents, on behalf of and in the name of the Company, in each case with such changes as such officers may deem advisable, with their execution and delivery to be conclusive evidence of their approval and authorization;

RESOLVED FURTHER: That the Company be, and hereby is, authorized and empowered to perform all of its obligations under the Transaction Documents;

D-2

RESOLVED FURTHER: That the appointment of David H. Clarke as the Company Stockholder Representative in accordance with and pursuant to Section 3.9 of the Merger Agreement, and as the Holder Representative in accordance with and pursuant to Section 6.12 of the CVR Agreement, in each case as set forth therein, is hereby adopted and approved; and

RESOLVED FURTHER: That the omission from these resolutions of any agreement or other arrangement contemplated by any of the Transaction Documents or any action to be taken in accordance with any requirements of any of the Transaction Documents shall in no manner derogate from the authority of the officers of the Company (acting singly or jointly) to take all actions necessary, desirable, advisable or appropriate to consummate, effectuate, carry out or further the transactions contemplated by and the intent and purposes of the foregoing resolutions.

2.	Reverse Stock Split

WHEREAS: In connection with the Merger and pursuant to the Merger Agreement, the Board has approved a reverse stock split of the Company Common Stock (the “Reverse Split”), pursuant to which (a) all the shares of Common Stock issued or outstanding (including treasury shares) shall be reclassified and combined into a lesser number of fully paid and nonassessable shares of Company Common Stock at a ratio of one share of Company Common Stock for a specified number, which shall be equal to or greater than 1-for-1,000 and equal to or less than 1-for-2,000, of issued or outstanding shares of Company Common Stock, the exact ratio to be determined by the Board in its sole discretion prior to effectuating the Reverse Split, with such Reverse Split to occur prior to the Merger and (b) in accordance with Section 155 of the DGCL, any remaining fractional shares of Company Common Stock held by a holder of Company Common Stock (determined after determining the whole number of shares of Company Common Stock held by such holder, if any) after giving effect to the Reverse Split will be automatically exchanged for (i) an amount of cash equal to such holder’s Pre-Reverse Split Pro Rata Share of the Reverse Split Fractional Share Cashout Amount (to be paid to the holders of such fractional shares after the Closing) and (ii) the right to receive, upon execution of the CVR Agreement, one (1) CVR for each share of Company Common Stock that was converted into such fractional share (and not aggregated into a whole number of shares held by the applicable holder) pursuant to the Reverse Split; and

WHEREAS: The Stockholders find it in the best interest of the Company to conduct the Reverse Split.

NOW THEREFORE BE IT RESOLVED: The undersigned hereby approve the Reverse Split, at a ratio to be equal to or greater than 1-for-1,000 and equal to or less than 1-for-2,000, the exact ratio and effective time to be determined by the Board in its sole discretion prior to the consummation of the Merger;

RESOLVED FURTHER: That upon approval by the stockholders of the Company of the Reverse Split within the range set forth above, and the subsequent approval by the Board of the exact Reverse Split ratio, the Company’s officers are directed to file an Article of Amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended, with the Delaware Secretary of State to effect the Reverse Split, in the form contemplated under the DGCL;

D-3

RESOLVED FURTHER: That each of the officers be, and each of them hereby is, authorized and empowered to take all such further action and to execute, deliver and file all such further agreements, certificates, instruments and documents, in the name and on behalf of the Company, and if requested or required, under its corporate seal; to pay or cause to be paid all expenses; to take all such other actions as they or any one of them shall deem necessary, desirable, advisable or appropriate to consummate, effectuate, carry out or further the transactions contemplated by and the intent and purposes of the foregoing resolutions; and that any and all such actions heretofore or hereafter taken by the officers be, and they hereby are, adopted, affirmed, approved, and ratified in all respects as the acts and deeds of the Company; and

RESOLVED FURTHER: That the omission from this written consent of any agreement or other arrangement contemplated by any of the agreements or instruments described in the foregoing resolutions or any action to be taken in accordance with any requirements of any of the agreements or instruments described in the foregoing resolutions shall in no manner derogate from the authority of the officers to take all actions necessary, desirable, advisable, or appropriate to consummate, effectuate, carry out, or further the transactions contemplated by and the intent and purposes of the foregoing resolutions.

3.	Filings in Connection with the Consummation of the Merger

RESOLVED: That the First Certificate of Merger to effectuate the First Merger substantially in the form attached as Annex E-1 to the Merger Agreement be, and hereby is, adopted and approved; and

RESOLVED FURTHER: That, subject to the satisfaction of the conditions precedent thereto in the Merger Agreement, the other Transaction Documents and of the Merger and the other Transactions, the Company be, and hereby is, authorized to prepare, execute and file with the Secretary of State of the State of Delaware and with any other governmental bodies in other appropriate jurisdictions, all such documents as shall be necessary under the laws of the State of Delaware or any other appropriate jurisdictions to effect the Merger including, without limitation, the filing of the First Certificate of Merger and related documents, and that the officers of the Company (acting singly or jointly) be, and hereby are, authorized and directed, in the name and on behalf of the Company, to execute and file the First Certificate of Merger and related documents with the Secretary of State of the State of Delaware and to take all such actions as any such officer of the Company may deem necessary, appropriate or desirable to fulfill the purpose and intent of this resolution.

4.	Interested Party Transaction

WHEREAS: Pursuant to Section 144(a)(1) of the DGCL, no contract or transaction between the Company and any officer or director of the Company (each such party an “Interested Party,” and each such contract or transaction an “Interested Party Transaction”) shall be void or voidable solely for that reason, or solely because the officer or director is present at or participates in the meeting of the Board which authorized the Interested Party Transaction or solely because the vote of any such director is counted for such purpose, if the material facts as to the director’s or officer’s relationship or interest and as to the Interested Party Transaction are disclosed or are known to the Board or the committee, and the Board or committee in good faith authorizes the Interested Party Transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum;

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WHEREAS: Pursuant to Section 144(a)(2) of the DGCL, no Interested Party Transaction shall be void or voidable solely for that reason, or solely because the officer or director is present at or participates in the meeting of the Board which authorized the Interested Party Transaction or solely because the vote of any director is counted for such purpose, if the material facts as to the relationship or interest and as to the Interested Party Transaction are disclosed or known to the stockholders of the Company and the stockholders of the Company in good faith authorize the Interested Party Transaction;

WHEREAS: Pursuant to Section 144(a)(3) of the DGCL, no Interested Party Transaction shall be void or voidable solely for that reason, or solely because the officer or director is present at or participates in the meeting of the Board which authorized the Interested Party Transaction or solely because the vote of any director is counted for such purpose, if the Interested Party Transaction is fair as to the Company as of the time it is authorized, approved or ratified, by the Board, a committee or the stockholders; and

WHEREAS: Each of the undersigned is aware that (a)(i) C. Richard Piazza, Douglas Baum, Christopher Nelson, and Namrata Chand may receive severance payments in connection with a termination of employment without Cause (as defined in each executive’s employment agreement, as amended (the “Executive Employment Agreements”)) following a change of control of the Company as provided in the respective Executive Employment Agreements, for an aggregate collective amount that shall not exceed $500,000 subject to the finds available to the Company for payment thereof prior to the Effective Time, (ii) C. Richard Piazza, Douglas Baum, Christopher Nelson, and Namrata Chand are entitled, during the term of their employment with the Company, to receive transaction bonuses in the aggregate amount of 5.5% of Net Proceeds in the event of a Major Transaction (as such capitalized terms are defined in the respective Executive Employment Agreements) in accordance with the terms of the Executive Employment Agreements, (iii) Charles Link is entitled to a transaction bonus in the aggregate amount of 0.75% of Net Proceeds in the event of a Major Transaction (as such capitalized terms are defined in Appendix A to that certain written consent of the Board of the Company dated August 21, 2023 (the “Link Appendix”)) in accordance with the terms of the Link Appendix, and (iv) certain employees may receive an employment offer from the Buyer, however the applicable employees and definitive terms of such offers have not been determined as of the date hereof, (b) C. Richard Piazza, Douglas Baum, and Christopher Nelson are executive officers of the Company, Namrata Chand is a key employee of the Company, and Charles Link is an independent director of the Company, and (c) each of the foregoing individuals is an Interested Party with respect to the arrangements arising out of the Merger, and the Merger and the agreements arising out of and related to the Merger Agreement are Interested Party Transactions.

NOW, THEREFORE, BE IT RESOLVED: That the undersigned in good faith, being aware of the material facts as to the relationship or interest of the Interested Parties in the Interested Party Transaction, deem the Interested Party Transactions to be fair, just and reasonable and in the best interests of the Company, the stockholders of the Company, and hereby approve and authorize the Interested Party Transactions.

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5.	Waiver of Notice and Appraisal Rights

RESOLVED: That each undersigned Stockholder hereby waives any and all requirements for any advance notice of the record date or any other matter relating to the matters contemplated by this Action by Written Consent of the Majority Voting Stockholders; and

RESOLVED: That each undersigned stockholder hereby irrevocably and unconditionally waives any dissenters or appraisal rights, and any similar rights, including but not limited to any rights provided under Section 262 of the DGCL, a copy of which is attached hereto as Exhibit C, that undersigned stockholder may have with respect to the Merger Agreement and the Transactions by virtue of the ownership of any capital stock in the Company.

6.	Release of Claims

WHEREAS: Each of the undersigned Stockholders acknowledges that Buyer would not enter into the Merger Agreement or consummate the Merger or other Transactions but for the undersigned Stockholders’ willingness to agree to the following release.

NOW, THEREFORE, BE IT RESOLVED: That each of the undersigned Stockholders acknowledges and agrees on behalf of itself and each of such Stockholder’s trustees, beneficiaries, directors, officers, managers, employees, affiliates, subsidiaries, stockholders, members, partners, agents, representatives, heirs, executors, administrators, estate, predecessors, successors and assigns (each, a “Stockholder Releasing Party”), that each Stockholder Releasing Party hereby unconditionally, irrevocably and forever releases, acquits and discharges the Company, the First Surviving Corporation, the Final Surviving Corporation and Buyer (each a “Company Beneficiary”) and each of such Company Beneficiary’s respective current and former directors, officers, managers, employees, representatives, agents, members, stockholders, parents, affiliates, subsidiaries, predecessors, successors, and assigns (each, a “Company Released Party” and collectively, the “Company Released Parties”) from any and all rights, actions, causes of action, lawsuits, claims, controversies, demands, liabilities, obligations, losses and damages (including reasonable attorneys’ fees and costs incurred or to be incurred) (collectively, “Claims”) that (i) arise out of or are related to the conduct, management or operation of the business and affairs of the Company, or (ii) any act, omission, event, or occurrence relating to, in each case of clauses (i) or (ii) above, (x) the stockholder’s ownership of shares of Company Capital Stock or (y) any rights or interests in any other securities of the Company (including any options to acquire capital stock of the Company), in law or in equity, known or unknown, suspected or unsuspected, matured or unmatured, contingent or vested, of any kind or nature or description whatsoever, from the beginning of time to the First Effective Time, that any Stockholder Releasing Party had, presently has or may hereafter have or claim or assert to have against any Company Released Party, including with respect to any breach of fiduciary duty in connection with the approval of the Merger Agreement and the transactions contemplated thereby that the Stockholder Releasing Party may have against the Company Released Parties; provided, however, that such release shall not apply to (a) claims which may not be waived as a matter of law, or (b) any rights of any Stockholder Releasing Party under (1) the Merger Agreement or CVR Agreement, (2) any agreement entered into by any Stockholder Releasing Party pursuant to the Merger Agreement or (3) any indemnification or exculpation provisions set forth in the Charter or Bylaws of the Company.

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RESOLVED FURTHER: That each of the undersigned Stockholders acknowledges that such Stockholder has read and understands Section 1542 of the Civil Code of the State of California (“Section 1542”), which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

RESOLVED FURTHER: That, effective as of the First Effective Time, each of the undersigned stockholders waives and relinquishes on behalf of each Stockholder Releasing Party any rights and benefits which such Stockholder Releasing Party may have under Section 1542 or any similar statute or common law principle of any jurisdiction;

RESOLVED FURTHER: That each of the undersigned Stockholders acknowledges that such undersigned Stockholder may later discover facts different from, or in addition to, those such undersigned Stockholder now knows or believes to be true with respect to the Claims released pursuant to this Action by Written Consent of the Majority Voting Stockholders, and agrees this release shall be and remain in effect in all respects as a complete release as to all matters released, notwithstanding any such different or additional facts;

RESOLVED FURTHER: That each of the undersigned Stockholders understands and acknowledges the significance and consequence of a waiver of Section 1542, and that such waiver is an essential and material term of this release; and

RESOLVED FURTHER: That each of the undersigned Stockholders acknowledges, covenants and agrees that (a) the Stockholder Releasing Parties have not made or filed any claim or proceeding against any of the Company Released Parties in connection with, based upon or arising out of any released Claim, and (b) the Stockholder Releasing Parties cannot and will not assign to any person any released Claim (or any part thereof).

7.	Omnibus Resolutions

RESOLVED: That the officers of the Company (acting singly or jointly) are hereby authorized and directed to take such other actions, including executing, affixing the Company’s seal to and delivering any and all documents, agreements, certificates and instruments, and paying such monies, in each case in the name and on behalf of the Company, as may be necessary or appropriate to carry out the intent and accomplish the purposes of the foregoing resolutions;

RESOLVED FURTHER: That any action taken by any officer of the Company pursuant to the authority conferred by the Board under any of the foregoing resolutions (including, without limitation, the execution and delivery of any agreement or instrument in the name and on behalf of the Company) shall be deemed to be ratified, confirmed and approved as the acts and deeds of the Company and shall conclusively evidence the due authorization thereof by the Company; and

RESOLVED FURTHER: That this Action by Written Consent of the Majority Voting Stockholders may be signed in two or more counterparts, each of which shall be deemed an original, and all of which shall be deemed one instrument.

8.	Effectiveness

RESOLVED: That each of the undersigned Stockholders has executed this Action by Written Consent of the Majority Voting Stockholders on the date set forth next to his, her or its name. This Action by Written Consent of the Majority Voting Stockholders shall be irrevocable to the fullest extent permitted by the DGCL (subject only to the following sentence) and effective with respect to all shares of capital stock held by each of the undersigned as of the later of (i) immediately following the execution and delivery of the Merger Agreement by the parties thereto and (ii) the execution and delivery of this Action by Written Consent of the Majority Voting Stockholders in accordance with Section 228 of the DGCL. This Written Consent of Stockholders shall be deemed revoked if it has not become effective within 60 days of the date set forth next to the undersigned’s name, in which case this Written Consent of Stockholders shall be deemed null and void ab initio.

[Remainder of page intentionally left blank.]

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ANNEX D

IN WITNESS WHEREOF, the undersigned have signed this Consent effective as of the date set forth below their respective signatures.

STOCKHOLDERS:

By:
Name:
Title:

Date:

[Signature Page to QSAM Stockholder Consent]

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EXHIBIT A

AGREEMENT AND PLAN OF MERGER

See attached.

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EXHIBIT B

FORM OF CVR AGREEMENT

See attached.

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EXHIBIT C

DGCL SECTION 262

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation in a merger, consolidation, conversion, transfer, domestication or continuance to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title (other than, in each case and solely with respect to a converted or domesticated corporation, a merger, consolidation, conversion, transfer, domestication or continuance authorized pursuant to and in accordance with the provisions of § 265 or § 388 of this title):

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for the conversion, transfer, domestication or continuance (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

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(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, transfer, domestication or continuance, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity or the entity resulting from a transfer, domestication or continuance if such entity is a corporation as a result of the conversion, transfer, domestication or continuance, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation, conversion, transfer, domestication or continuance will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title or a transfer, domestication or continuance effected pursuant to § 390 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

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(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger, consolidation, conversion, transfer, domestication or continuance for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation, conversion, transfer, domestication or continuance, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation, conversion, transfer, domestication or continuance shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting, transferring, domesticating or continuing corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation, conversion, transfer, domestication or continuance, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or

(2) If the merger, consolidation, conversion, transfer, domestication or continuance was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent, converting, transferring, domesticating or continuing corporation before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation who is entitled to appraisal rights of the approval of the merger, consolidation, conversion, transfer, domestication or continuance and that appraisal rights are available for any or all shares of such class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting, transferring, domesticating or continuing corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, shall, also notify such stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving, resulting or converted entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, either (i) each such constituent corporation or the converting, transferring, domesticating or continuing corporation shall send a second notice before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance notifying each of the holders of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation that are entitled to appraisal rights of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting, transferring, domesticating or continuing corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

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(3) Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.

(e) Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance. Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person who has complied with the requirements of subsections (a) and (d) of this section, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section, whichever is later.

(f) Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.

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(g) At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation, conversion, transfer, domestication or continuance the shares of the class or series of stock of the constituent, converting, transferring, domesticating or continuing corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation, conversion, transfer, domestication or continuance for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation, conversion, transfer, domestication or continuance, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation, conversion, transfer, domestication or continuance through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.

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(k) Subject to the remainder of this subsection, from and after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation, conversion, transfer, domestication or continuance). If a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, either within 60 days after such effective date or thereafter with the written approval of the corporation, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, an appraisal proceeding in the Court of Chancery shall not be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, as set forth in subsection (e) of this section. If a petition for an appraisal is not filed within the time provided in subsection (e) of this section, the right to appraisal with respect to all shares shall cease.

(l) The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

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ANNEX E-1

CERTIFICATE OF MERGER

of

CYCLONE MERGER SUB I, INC.

a Delaware corporation

with and into

QSAM BIOSCIENCES, INC.

a Delaware corporation

Pursuant to Section 251 of the General Corporation Law of
the State of Delaware

QSAM Biosciences, Inc. does hereby certify as follows:

FIRST: That the constituent corporation Cyclone Merger Sub I, Inc. (“Merger Sub”) was incorporated on [●], 2024, pursuant to the Delaware General Corporation Law (the “DGCL”) and the constituent corporation QSAM Biosciences, Inc. (the “Company”) was incorporated on August 26, 2004 under the name Telecom Sales Network, Inc., pursuant to the DGCL.

SECOND: That an Agreement and Plan of Merger (as it may be amended from time to time in accordance with its terms, the “Merger Agreement”), made and entered into as of [●], 2024, by and among Merger Sub, the Company, and the other parties thereto, setting forth the terms and conditions of the merger of Merger Sub with and into the Company (the “Merger”), has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 251(c) of the DGCL.

THIRD: That the Company shall be the surviving corporation after the Merger (the “Surviving Corporation”) and the name of the Surviving Corporation shall be “Telix QSAM, Inc.”, a Delaware corporation.

FOURTH: That upon effectiveness of the Merger, the Amended and Restated Certificate of Incorporation of the Company, as in effect immediately prior to the effectiveness of the Merger, shall be amended and restated to read, in its entirety, as set forth on Exhibit A attached hereto, and as so amended and restated shall constitute the Second Amended and Restated Certificate of Incorporation of the Surviving Corporation.

FIFTH: That an executed copy of the Merger Agreement is on file at the principal place of business of the Surviving Corporation at the following address:

11700 Exit Five Parkway, Suite 200

Fishers, Indiana 46037

SIXTH: That a copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation.

SEVENTH: That the Merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

(Signature Page Follows)

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IN WITNESS WHEREOF, the Company has caused this Certificate of Merger to be executed in its corporate name as of this [●] day of [●], 2024.

QSAM BIOSCIENCES, INC.

By
Name:
Title:

(Signature Page to Certificate of Merger)

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EXHIBIT A

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TELIX QSAM, INC.

First: The name of the corporation is: Telix QSAM, Inc. (the “Corporation”).

Second: The address of the Corporation’s registered office in the State of Delaware is 800 North State Street, Suite 304, in the City of Dover, County of Kent, 19901. The name of its registered agent at that address is United Corporate Services, Inc.

Third: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporate Law (“DGCL”).

Fourth: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 100 shares of Common Stock, $0.001 par value per share.

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Fifth: In furtherance of and not in limitation of powers conferred by statute, it is further provided:

1. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

2. Election of directors need not be by written ballot.

3. The Board of Directors is expressly authorized to adopt, amend, alter or repeal the By-Laws of the Corporation.

Sixth: Except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

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Seventh:

1. To the fullest extent permitted by the DGCL as the same exists or as may be hereafter amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL or any other law of the State of Delaware is amended after approval by the stockholders of this Article Seventh to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

2. The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor Corporation.

3. Neither any amendment nor repeal of this Article Seventh, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article Seventh, shall eliminate or reduce the effect of this Article Seventh, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article Seventh, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

Eighth: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

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ANNEX E-2

CERTIFICATE OF MERGER

of

TELIX QSAM, INC.

a Delaware corporation

with and into

CYCLONE MERGER SUB II, INC.

a Delaware corporation

Pursuant to Section 251 of the General Corporation Law of
the State of Delaware

Telix QSAM, Inc. does hereby certify as follows:

FIRST: That the constituent corporation Cyclone Merger Sub II, Inc. (“Merger Sub”) was incorporated on [●], 2024, pursuant to the Delaware General Corporation Law (the “DGCL”) and the constituent corporation Telix QSAM, Inc. (the “Company”) was incorporated on August 26, 2004 under the name Telecom Sales Network, Inc., pursuant to the DGCL.

SECOND: That an Agreement and Plan of Merger (as it may be amended from time to time in accordance with its terms, the “Merger Agreement”), made and entered into as of [●], 2024, by and among Merger Sub, the Company, and the other parties thereto, setting forth the terms and conditions of the merger of the Company with and into Merger Sub (the “Merger”), has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 251(c) of the DGCL.

THIRD: That Merger Sub shall be the surviving corporation after the Merger (the “Surviving Corporation”) and the name of the Surviving Corporation shall be “Telix QSAM, Inc.”, a Delaware corporation.

FOURTH: That upon effectiveness of the Merger, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the effectiveness of the Merger, shall be amended and restated to read, in its entirety, as set forth on Exhibit A attached hereto, and as so amended and restated shall constitute the Amended and Restated Certificate of Incorporation of the Surviving Corporation.

FIFTH: That an executed copy of the Merger Agreement is on file at the principal place of business of the Surviving Corporation at the following address:

11700 Exit Five Parkway, Suite 200

Fishers, Indiana 46037

SIXTH: That a copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation.

SEVENTH: That the Merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

(Signature Page Follows)

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IN WITNESS WHEREOF, the Company has caused this Certificate of Merger to be executed in its corporate name as of this [●] day of [●], 2024.

TELIX QSAM, INC.

By
Name:
Title:

(Signature Page to Certificate of Merger)

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EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TELIX QSAM, INC.

First: The name of the corporation is: Telix QSAM, Inc. (the “Corporation”).

Second: The address of the Corporation’s registered office in the State of Delaware is 800 North State Street, Suite 304, in the City of Dover, County of Kent, 19901. The name of its registered agent at that address is United Corporate Services, Inc.

Third: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporate Law (“DGCL”).

Fourth: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 100 shares of Common Stock, $0.001 par value per share.

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Fifth: In furtherance of and not in limitation of powers conferred by statute, it is further provided:

1. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

2. Election of directors need not be by written ballot.

3. The Board of Directors is expressly authorized to adopt, amend, alter or repeal the By-Laws of the Corporation.

Sixth: Except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

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Seventh:

1. To the fullest extent permitted by the DGCL as the same exists or as may be hereafter amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL or any other law of the State of Delaware is amended after approval by the stockholders of this Article Seventh to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

2. The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor Corporation.

3. Neither any amendment nor repeal of this Article Seventh, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article Seventh, shall eliminate or reduce the effect of this Article Seventh, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article Seventh, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

Eighth: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

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ANNEX F

QSAM Biosciences, Inc.

[Date], 2024

CONFIDENTIAL

[Name]

Re: Option Acknowledgement Agreement

Dear [Name]:

As you may be aware, QSAM Biosciences, Inc. (the “Company”) recently entered into an Agreement and Plan of Merger (the “Merger Agreement”) dated [●], 2024 by and among the Company, Telix Pharmaceuticals Limited ACN 616 620 369, a public limited company registered under the Laws of the Commonwealth of Australia (“Buyer”), Cyclone Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Buyer (“Merger Sub I”), Cyclone Merger Sub II, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Buyer (“Merger Sub II”), and David H. Clarke, pursuant to which Merger Sub I will merge with and into the Company, Merger Sub I will cease to exist, and the Company will survive as a direct, wholly owned subsidiary of Buyer, and as part of the same overall transaction, the Company will merge with and into Merger Sub II, the Company will cease to exist, and Merger Sub II will survive as a direct, wholly owned subsidiary of Buyer (the “Merger”).

The Company previously granted you one or more options to purchase common stock of the Company (the “Options”) pursuant to the [Q2Earth, Inc. 2016 Omnibus Equity Incentive Plan, as amended (the “Plan”)]1 and the applicable option agreement(s). By signing this letter agreement, you acknowledge and agree that (i) Exhibit A hereto sets forth a complete list of all outstanding and unexercised Options held by you, the date of grant of each such Option, the number of shares covered by each such Option (which number has been adjusted to reflect any stock split, reverse stock split, or other significant corporate event affecting the Company’s common stock since the date such Option was granted), and the exercise price of each such Option (which price has also been adjusted to reflect any stock split, reverse stock split, or other significant corporate event affecting the Company’s common stock since the date such Option was granted), and (ii) the information set forth on Exhibit A is correct and complete. For the avoidance of doubt, outstanding Options include vested and unvested Options, but do not include expired or exercised Options.

Pursuant to the Merger Agreement and consistent with the terms of the Plan (i) all outstanding Options held by you shall become vested in full and exercisable effective as of the date on which the Company files with the SEC a definitive information statement in accordance with the terms of the Merger Agreement (the “Option Vesting Date”), and (ii) you shall be permitted to exercise outstanding, vested Options on or prior to the close of regular trading on 7th business day following the Option Vesting Date (such date, the “Last Exercise Date”). We will inform you of the actual date of the Option Vesting Date as soon as practicable. Any Options that are not exercised on or prior to the close of regular trading on the Last Exercise Date shall terminate for no consideration and be of no further force or effect as of immediately prior to the consummation of the Merger (the “Closing”) and you shall thereafter have no further rights or interests with respect to any Options.

1 Note: References to the WH Generation Corp 2014 Employees Stock Option Plan and the WHE Generation Corp Founders Stock Option Plan to be added where appropriate.

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You hereby represent and warrant to the Company and acknowledge and agree that: (i) the Options, with respect to the number of shares of Company common stock set forth on Exhibit A, constitute your only rights as of the date of this letter agreement (the “Agreement”) to purchase or acquire shares of the Company’s common stock; (ii) any Options that are not exercised on or prior to the close of regular trading on the Last Exercise Date shall terminate for no consideration and be of no further force or effect as of immediately prior to the Closing, and (iii) at and after the Closing, none of the Company, Buyer or any of their respective affiliates or subsidiaries shall have any obligation or liability of any nature to you with respect to any Options and you shall not retain any title to or interest in the Options or any rights in connection therewith.

This Agreement shall not be construed as creating any contract for continued services between the Company, the Buyer, or any of their respective affiliates and you, and nothing herein contained shall give you the right to be retained as an employee or other service provider of the Company, the Buyer, or any of their respective affiliates.

This Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agreements with respect to the subject matter hereof. This Agreement may be executed in several counterparts, each of which will be deemed an original and all of which will constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic delivery in .pdf format will be sufficient to bind the parties to the terms and provisions of this Agreement.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to contracts made and performed in such State, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than those of the State of Delaware.

This Agreement may not be amended, modified or supplemented except by an instrument in writing signed by the parties hereto and the Buyer. This Agreement shall be binding on the parties and their respective successors and permitted assigns; provided that the Buyer shall be an express third party beneficiary of this Agreement and entitled to enforce this Agreement as if a party hereto.

Please indicate your acceptance of the terms set forth herein by signing and dating this letter agreement and returning it to me by [date].

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date indicated above.

[Name]	QSAM BIOSCIENCES, Inc.

By:
Name:
Title:

Date	Date

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EXHIBIT A

Summary of Outstanding Options

Option Holder Name: _________

Grant Date of Option	Number of Shares of Common Stock Subject to Option	Exercise Price

ANNEX G

LETTER OF TRANSMITTAL

SUBMITTED IN CONNECTION WITH PAYMENT FOR SECURITIES OF

QSAM BIOSCIENCES, INC.

This Letter of Transmittal is being delivered to you in connection with the acquisition of QSAM Biosciences, Inc. (the “Company”) by Telix Pharmaceuticals Limited (the “Buyer”), pursuant to the Agreement and Plan of Merger dated as of [●], 2024 (the “Merger Agreement”), by and among the Buyer, the Company, Cyclone Merger Sub I, Inc., Cyclone Merger Sub II, Inc. and David H. Clarke, solely in his capacity as Company Stockholder Representative (the “Company Stockholder Representative”). Capitalized terms not defined herein are defined in the Merger Agreement.

As a result of the First Merger and the Second Merger, (a) the Final Surviving Corporation has become a wholly owned subsidiary of the Buyer and (b) the outstanding shares of Company Capital Stock (the “Securities”) (other than any Cancelled Shares or Dissenting Shares) have been cancelled and converted into the right to receive the consideration specified in the Merger Agreement (the “Consideration”). To receive payment of the Consideration represented by your Securities, you (the “Undersigned”) must complete and sign this Letter of Transmittal, including the applicable exhibits, and deliver this Letter of Transmittal to Equiniti Trust Company, LLC (the “Exchange Agent”).

In accordance with the Merger Agreement, except as otherwise provided below, the certificates representing your former Securities listed in the Exchange Agent’s form of Letter of Transmittal attached hereto as Attachment 1 are hereby surrendered to be exchanged for the Consideration on the terms set forth in the Merger Agreement and this Letter of Transmittal. By signing and submitting this Letter of Transmittal, you also hereby represent, warrant, covenant and agree as follows:

1. The Undersigned was the legal and beneficial owner of the Securities as of Closing, with good title to the Securities and full power and authority to sell, assign and transfer the Securities, free and clear of all Liens.

2. This Letter of Transmittal constitutes a valid and binding obligation of the Undersigned, enforceable against him, her or it in accordance with its terms.

3. The Undersigned, upon request, will execute and deliver any additional documents deemed reasonably necessary or desirable by the Buyer or Exchange Agent to complete the payment of the Consideration. In such case, the Undersigned acknowledges that the delivery will be effected, and the risk of loss and title to any such items will pass, only upon receipt thereof by the Exchange Agent. All authority conferred or agreed to be conferred in this Letter of Transmittal shall be binding upon the successors, assigns, heirs, executors, administrators and legal representatives of the Undersigned and shall not be affected by, and shall survive, the death or incapacity of the Undersigned. The surrender of Securities hereby is irrevocable.

4. The Undersigned hereby waives any appraisal, dissenters or similar rights which the Undersigned might otherwise have in connection with the Undersigned’s ownership of the Securities under applicable Law in connection with the transactions contemplated by the Merger Agreement.

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5. The Undersigned understands that unless and until the Undersigned submits a properly completed Letter of Transmittal according to the terms herein, no payments of Consideration pursuant to the Merger Agreement shall be made to the Undersigned or its designee and that no interest will accrue on any cash or other payment due. The Undersigned acknowledges and agrees that the Consideration paid in exchange for the Securities shall be (i) issued directly to the Undersigned as the holder of record, despite whether the Company Securities are currently held in street name, and (ii) deemed to have been issued in full satisfaction of all rights pertaining to such Securities.

6. The Undersigned is delivering to the Exchange Agent together with this Letter of Transmittal, or has previously delivered to the Company, a completed and signed accredited investor questionnaire in the form attached hereto as Attachment 2. The statements regarding the Undersigned’s status as set forth in such accredited investor questionnaire are true, accurate and complete in all respects.

7. The Undersigned agrees that, by the execution and delivery of this Letter of Transmittal, the Undersigned shall be, and hereby agrees to be, bound by the provisions of the Merger Agreement, including, without limitation, Article III of the Merger Agreement and the provisions relating to the holdback arrangements, the indemnification provisions set forth in Article XI of the Merger Agreement and all other provisions of the Merger Agreement related to Article XI of the Merger Agreement and applicable to Company stockholders. The Undersigned shall comply with, and be subject to, all of the terms, conditions, covenants, agreements and obligations set forth in the Merger Agreement applicable to the Company stockholders.

8. The Undersigned hereby irrevocably (i) appoints the Company Stockholder Representative as its representative, agent and attorney-in-fact for and on behalf of the Company stockholders to act as the Company Stockholder Representative for the purposes set forth in the Merger Agreement and (ii) acknowledges and agrees to the exculpation and indemnification provisions in favor of the Company Stockholder Representative set forth in the Merger Agreement. Without limiting the foregoing, the Undersigned agrees that the information contained in this Letter of Transmittal may be shared with the Buyer and Company Stockholder Representative in connection with this transaction.

9. The Undersigned understands and agrees that (i) a portion of the Consideration to which it may be entitled under the Merger Agreement will be withheld or has been withheld in the form of (a) the Holdback Shares to secure certain obligations under Article III and Article XI of the Merger Agreement and (b) the Company Stockholder Representative Expense Amount to secure the payment of any Company Stockholder Representative expenses and (ii) the Undersigned shall only be entitled to a portion of such amount (if any) as and when such amount is payable in accordance with the provisions of the Merger Agreement. The Undersigned further acknowledges and agrees he, she or it shall only be entitled to receive Consideration subject to and in accordance with, and only at the times and in the amounts set forth in, the Merger Agreement and the CVR Agreement.

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10. The Undersigned acknowledges and agrees that (a) the Consideration was negotiated in good faith and at arm’s length and (b) the Consideration may have a current or future fair market value per share greater or lesser than the value of the Buyer Ordinary Shares. The Undersigned understands that the Buyer’s future plans, operations and financial transactions may result in the Consideration becoming significantly more or less valuable and that the future per share value of the Consideration could be greater or lesser than the value of the Buyer Ordinary Shares. The Undersigned acknowledges and understands that the Buyer may pursue liquidity events in which shares of capital stock of the Buyer are purchased or sold at prices materially lower than the Buyer Ordinary Shares.

11. The Undersigned understands and acknowledges that the Consideration (i) will not have been registered under the Securities Act of 1933 or qualified under any applicable state securities Laws, (ii) will be subject to such additional restrictions as are set forth in any Lock-up Agreement entered into by the Undersigned (if applicable) and (iii) will be subject to escrow and held on the issuer sponsored subregister and subject to a holding lock for any required holding period under Rule 144 of the Securities Act of 1933, as amended, and, if applicable, for the relevant period set out in any Lock-up Agreement entered into by the Undersigned.

12. This Letter of Transmittal is made with the Undersigned in reliance upon the Undersigned’s representation to the Buyer, which by the Undersigned’s execution of this Letter of Transmittal, the Undersigned hereby confirms, that the Consideration to be acquired by the Undersigned will be acquired for investment for the Undersigned’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Undersigned has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Letter of Transmittal, the Undersigned further represents that the Undersigned does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Consideration. If the Undersigned is a corporation, partnership or other entity, such Undersigned has not been formed for the specific purpose of acquiring the Consideration.

13. The Undersigned understands that no public market now exists for the Consideration in the United States, and that the Buyer has made no assurances that a public market will ever exist for the Consideration in the United States.

14. Effective as of the Closing, the Undersigned, by its delivery of this Letter of Transmittal, hereby forever waives, releases and discharges (and hereby agrees to cause each of its representatives to forever waive, release and discharge) with prejudice the Company or the Final Surviving Corporation from any and all claims, rights (including rights of indemnification, contribution and other similar rights, from whatever source, whether under contract, applicable Law or otherwise), causes of action, protests, suits, disputes, orders, obligations, debts, demands, proceedings, contracts, agreements, promises, liabilities, controversies, costs, expenses, fees (including attorneys’ fees), or damages of any kind, arising by any means (including subrogation, assignment, reimbursement, operation of Law or otherwise), whether known or unknown, suspected or unsuspected, accrued or not accrued, foreseen or unforeseen, or mature or unmature (collectively, “Claims”) related or with respect to, in connection with, or arising out of, directly or indirectly, any event, fact, condition, circumstance, occurrence, act or omission that was in existence (or that occurred or failed to occur) at or prior to the Closing arising out of the Undersigned’s relationship with the Company; provided, however, this Section 12 shall not be construed as releasing and Claims shall not include (a) any rights or Claims available to the Undersigned under the Merger Agreement or any agreement delivered pursuant to the Merger Agreement or in connection with the transactions contemplated by the Merger Agreement, including Claims under this Letter of Transmittal, or (b) the Undersigned’s rights to continuing indemnification under the Company’s or the Final Surviving Corporation’s Organizational Documents (with respect to the Company, as in effect on the date hereof) or included in indemnification agreements with the Company in effect on the date hereof or under any policy of directors’ and officers’ insurance maintained by the Company or (c) any obligation to pay to any Person any wages or benefits arising in the Ordinary Course of Business solely from such Person’s employment with the Company or the Final Surviving Corporation. The Undersigned hereby expressly waives any and all provisions, rights and benefits conferred by §1542 of the California Civil Code (or any similar, comparable or equivalent provision or Law of any applicable jurisdiction) which section provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE THAT IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

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The Undersigned acknowledges and agrees that he, she or it (i) has read and understands this release and has been advised to seek legal counsel prior to delivering this Letter of Transmittal and has had ample opportunity to do so, (ii) has submitted this Letter of Transmittal freely and voluntarily, (iii) does not rely, and has not relied, on any representation or statement not set forth in this release made by the Buyer or any other person with regard to the subject matter, basis or effect of this release or otherwise, and (iv) does not rely, and has not relied, on any representations or warranties made by the Company in the Merger Agreement, which representations and warranties may have been made for the purpose of allocating contractual risk between the parties to the Merger Agreement rather than establishing such matters as facts. The Undersigned waives any and all rights to notice with respect to the Merger, including under the Company’s certificate of incorporation and bylaws, any agreement between the Undersigned and the Company, or applicable Law.

15. Neither the Undersigned, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Consideration.

16. If the Undersigned is not a United States person (as defined by Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended), the Undersigned hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Consideration or any use of this Letter of Transmittal that are applicable to such Undersigned, including (A) the legal requirements within its jurisdiction for the acquisition of the Consideration applicable to such Undersigned, (B) any foreign exchange restrictions with respect to such acquisition applicable to such Undersigned, (C) any governmental or other consents applicable to such Undersigned with respect to such acquisition that may need to be obtained by such Undersigned, and (D) the income tax and other tax consequences applicable to such Undersigned, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Consideration. The Undersigned’s acquisition and continued beneficial ownership of the Consideration will not violate any applicable securities or other laws of the Undersigned’s jurisdiction that are applicable to such Undersigned. For the avoidance of doubt, the Undersigned is not making any representations or warranties as to the actions taken or required to be taken by the Buyer in connection herewith.

17. The Undersigned (either alone or together with its advisors and representatives) has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the Consideration. The Undersigned acknowledges that the Company, on behalf of itself and its stockholders, has (i) had the opportunity to ask questions and receive answers concerning the terms and conditions of the transactions contemplated by the Merger Agreement, (ii) had full access to such other information concerning the transactions contemplated by the Merger Agreement as it has requested and (iii) received and reviewed all information that it believes is necessary or appropriate in connection with the acquisition of the Consideration. The Undersigned is an informed and sophisticated party and has engaged, to the extent the Undersigned deems appropriate, expert advisors experienced in the evaluation of transactions of the type contemplated hereby.

18. This Letter of Transmittal shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the conflicts of law principles thereof.

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ATTACHMENT 1

[See next page]

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LETTER OF TRANSMITTAL

To accompany certificates of common stock, $0.001 par value per share, of QSAM Biosciences, Inc.

The undersigned represents that I (we) have full authority to surrender without restriction the certificate(s) for exchange. You are hereby authorized and instructed to prepare in the name of and deliver to the address indicated below (unless otherwise instructed in the boxes in the following page) a certificate representing shares of Buyer common stock and a check representing a cash payment for shares tendered pursuant to this Letter of Transmittal. Such certificates shall equal_______of a share of common stock per share of common stock tendered and such cash payment shall equal to $_____per share of common stock tendered.

Method of delivery of the certificate(s) is at the option and risk of the owner thereof. *See Instruction 1.*

Mail or deliver this Letter of Transmittal, or a facsimile, together with the certificate(s) representing your shares, to:

EQ

If delivering by hand, express mail, courier, or other expedited service:

Equiniti Trust Company, LLC
55 Challenger Road
Suite # 200
Ridgefield Park, New Jersey 07660
Attn: Reorganization Department

By mail:

Equiniti Trust Company, LLC
Operations Center
Attn: Reorganization Department
P.O. Box 49
Newark, New Jersey 07101

For assistance call (877) 248-6417 or (718) 921-8317

Pursuant to the merger of QSAM Biosciences, Inc. (the "Company") with and into Cyclone Merger Sub I, Inc., a wholly owned subsidiary of Telix Pharmaceuticals Limited (the "Buyer"), the undersigned encloses herewith and surrenders the following certificate(s) representing shares of Company stock:

Name(s) and Address of Registered Holder(s)
If there is any error in the name or address shown below, please make the necessary corrections

DESCRIPTION OF SHARES SURRENDERED
(Please fill in. Attach separate schedule if needed)

Certificate No(s)	Number of Shares
TOTAL SHARES ☞

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☐ **Check this box if your certificate(s) has been lost, stolen, misplaced or mutilated. See Instruction 5.**

SPECIAL PAYMENT INSTRUCTIONS	SPECIAL DELIVERY INSTRUCTIONS
Complete **ONLY** if the check is to be issued in a name which differs from the name on the surrendered certificate(s). Issue to:	Complete **ONLY** if check is to be mailed to some address other than the address reflected above. ***See Instructions 3, 4, 6 and 7*** Mail to:
Name: ______________________	Name: ______________________
Address: ______________________	Address: ______________________
(Please also complete IRS Form W-9 on the reverse AND see instructions regarding signature guarantee. ***See Instructions 3, 4, 6 and 7***)	☐ Please check here if address change is permanent.

YOU MUST SIGN IN THE BOX BELOW AND FILL OUT AND SIGN THE IRS FORM W-9 ATTACHED HERETO

SIGNATURE(S) REQUIRED Signature(s) of Registered Holder(s) or Agent	**SIGNATURE(S) GUARANTEED (IF REQUIRED)** *See Instruction 3.*
Must be signed by the registered holder(s) EXACTLY as name(s) appear(s) on stock certificate(s). If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer for a corporation acting in a fiduciary or representative capacity, or other person, please set forth full title. *See Instructions 2, 3 and 7.*	**Unless the shares are tendered by the registered holder(s) of the common stock,** or for the account of a participant in the Securities Transfer Agent's Medallion Program ("STAMP"), Stock Exchange Medallion Program ("SEMP") or New York Stock Exchange Medallion Signature Program ("MSP") (an "Eligible Institution"), the signature(s) must be guaranteed by an Eligible Institution. *See Instruction 3.*
Registered Holder	Authorized Signature
Registered Holder	Name of Firm
Title, if any	Address of Firm - Please Print
Date: ______________	
Phone No.: ______________	
Email Address: ______________	

INSTRUCTIONS FOR SURRENDERING CERTIFICATES

(Please read carefully the instructions below)

1. ***Method of Delivery***: Your old certificate(s) and the Letter of Transmittal must be sent or delivered to Equiniti Trust Company, LLC (the "Exchange Agent"). *Do not send your certificates to QSAM Biosciences, Inc. or Telix Pharmaceuticals Limited.* The method of delivery of certificates to be surrendered to the Exchange Agent at the address set forth on the front of this Letter of Transmittal is at the option and risk of the surrendering stockholder. Delivery will be deemed effective only when received. If you submit this Letter of Transmittal by facsimile, you must also send or deliver your certificate(s) in order to receive payment. **If the certificate(s) are sent by mail, registered mail with return receipt requested and proper insurance is suggested.**

2. ***Payment in the Same Name***: If the check and stock certificate are issued in the same name as the surrendered certificate is registered, the Letter of Transmittal should be completed and signed exactly as the surrendered certificate is registered. *Do not sign the stock certificate(s).* Signature guarantees are not required if the certificate(s) surrendered herewith are submitted by the registered owner of such shares who has not completed the section entitled "Special Payment Instructions" or are for the account of an Eligible Institution. If any of the shares surrendered hereby are owned by two or more joint owners, all such owners must sign this Letter of Transmittal exactly as written on the face of the certificate(s). If any shares are registered in different names on several certificates, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations. Letters of Transmittal executed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary capacity who are not identified as such in the registration must be accompanied by proper evidence of the signer's authority to act.

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3. ***Payment in Different Name or Address***: If the section entitled "Special Payment Instructions" or "Special Delivery Instructions" is completed, then signatures on this Letter of Transmittal **must be guaranteed by a firm that is a bank, broker, dealer, credit union, savings association or other entity that is an Eligible Institution.** If the surrendered certificates are registered in the name of a person other than the signer of this Letter of Transmittal, or if payment is to be made to a person other than the signer of this Letter of Transmittal, or if the payment is to be made to a person other than the registered owner(s), then the surrendered certificates must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name(s) of the registered owners appear on such certificate(s) or stock power(s), with the signatures on the certificate(s) or stock power(s) guaranteed by an Eligible Institution as provided herein.

4. ***Special Payment and Delivery Instructions***: Indicate the name in which and address to which the check and stock certificate are to be sent if different from the name and/or address of the person(s) signing this Letter of Transmittal. If Special Payment Instructions have been completed, a IRS Form W-9 must also be completed for the person named therein, and that person will be considered the record owner. ***See Instructions 3.***

5. ***Letter of Transmittal Required; Surrender of Certificate(s) (Lost Certificate(s)***: You will not receive your check and stock certificate unless and until you deliver this Letter of Transmittal, properly completed and duly executed, to the Exchange Agent, together with the certificate(s) evidencing your shares and any required accompanying evidence of authority. **If your certificate(s) has been lost, stolen, misplaced or destroyed, contact the Exchange Agent for instructions at (877) 248-6417 or (718) 921-8317 prior to submitting your certificates for exchange.** Any Company stockholder who has lost certificates should make arrangements (which may include the posting of a bond or other satisfactory indemnification and an affidavit of loss) to replace lost certificates. Such arrangements should be made with Exchange Agent.

6. ***IRS Form W-9***. Under the federal income tax law, a non-exempt stockholder is required to provide the Exchange Agent with such stockholder's correct Taxpayer Identification Number ("TIN") on the enclosed IRS Form W-9. If the certificate(s) are in more than one name or are not in the name of the actual owner, consult the enclosed IRS Form W-9 guidelines for additional guidance on which number to report. *Failure to provide the information on the form may subject the surrendering stockholder to 24% backup withholding on the payment of any cash*. The surrendering stockholder must check the box in Part 4 if a TIN has not been issued and the stockholder has applied for a number or intends to apply for a number in the near future. If a TIN has been applied for and the Exchange Agent is not provided with a TIN before payment is made, the Exchange Agent will withhold 24% on all payments to such surrendering stockholders of any cash consideration due for their former shares. Please review the enclosed Guidelines for Certification of Taxpayer Identification Number on IRS Form W-9 for additional details on what Taxpayer Identification Number to give the Exchange Agent.

7. ***Stock Transfer Taxes.*** If payment is to be made to any person other than the registered holder, or if surrendered certificates are registered in the name of any person other than the person(s) signing the Letter of Transmittal, the amount of any stock transfer taxes (whether imposed on the registered holder or such person) payable as a result of the transfer to such person will be deducted from the payment for such securities if satisfactory evidence of the payment of such taxes, or exemption therefrom, is not submitted. Except as provided in this Instruction 7, it will not be necessary for transfer tax stamps to be affixed to the certificates listed in the Letter of Transmittal.

All questions as to the validity, form and eligibility of any surrender of certificates will be determined by the Exchange Agent and the Buyer and such determination shall be final and binding. Exchange Agent and the Company reserve the right to waive any irregularities or defects in the surrender of any certificates. A surrender will not be deemed to have been made until all irregularities have been cured orwaived.

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Form **W-9**

(Rev. October 2018)
Department of the Treasury
Internal Revenue Service

Request for Taxpayer Identification Number and Certification

▶Go to *www.irs.gov/FormW9* for instructions and the latest information.

Give Form to the requester. Do not send to the IRS.

Print or type.
See Specific Instructions on page 3.

1 Name (as shown on your income tax return). Name is required on this line; do not leave this line blank.

2 Business name/disregarded entity name, if different from above

3 Check appropriate box for federal tax classification of the person whose name is entered on line 1. Check only **one** of the following seven boxes.

☐ Individual/sole proprietor or single-member LLC ☐ C Corporation ☐ S Corporation ☐ Partnership ☐ Trust/estate

☐ Limited liability company. Enter the tax classification (C=C corporation, S=S corporation, P=Partnership) ▸

Note: Check the appropriate box in the line above for the tax classification of the single-member owner. Do not check LLC if the LLC is classified as a single-member LLC that is disregarded from the owner unless the owner of the LLC is another LLC that is **not** disregarded from the owner for U.S. federal tax purposes. Otherwise, a single-member LLC that is disregarded from the owner should check the appropriate box for the tax classification of its owner.

☐ Other (see instructions) ▸

4 Exemptions (codes apply only to certain entities, not individuals; see instructions on page 3):

Exempt payee code (if any)

Exemption from FATCA reporting code (if any)

(Applies to accounts maintained outside the U.S.)

5 Address (number, street, and apt. or suite no.) See instructions.

Requester's name and address (optional)

6 City, state, and ZIP code

[redacted]ist account number(s) here (optional)

Taxpayer Identification Number (TIN)

Enter your TIN in the appropriate box. The TIN provided must match the name given on line 1 to avoid backup withholding. For individuals, this is generally your social security number (SSN). However, for a resident alien, sole proprietor, or disregarded entity, see the instructions for Part I, later. For other entities, it is your employer identification number (EIN). If you do not have a number, see *How to get a TIN*, later.

Note: If the account is in more than one name, see the instructions for line 1. Also see *What Name and Number To Give the Requester* for guidelines on whose number to enter.

Social security number

or

Employer identification number

Part II Certification

Under penalties of perjury, I certify that:

1. The number shown on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me); and
2. I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding; and
3. I am a U.S. citizen or other U.S. person (defined below); and
4. The FATCA code(s) entered on this form (if any) indicating that I am exempt from FATCA reporting is correct.

Certification instructions. You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return. For real estate transactions, item 2 does not apply. For mortgage interest paid, acquisition or abandonment of secured property, cancellation of debt, contributions to an individual retirement arrangement (IRA), and generally, payments other than interest and dividends, you are not required to sign the certification, but you must provide your correct TIN. See the instructions for Part II, later.

Sign Here **Signature of U.S. person** ▸ **Date** ▸

General Instructions

Section references are to the Internal Revenue Code unless otherwise noted.

Future developments. For the latest information about developments related to Form W-9 and its instructions, such as legislation enacted after they were published, go to *www.irs.gov/FormW9*.

Purpose of Form

An individual or entity (Form W-9 requester) who is required to file an information return with the IRS must obtain your correct taxpayer identification number (TIN) which may be your social security number (SSN), individual taxpayer identification number (ITIN), adoption taxpayer identification number (ATIN), or employer identification number (EIN), to report on an information return the amount paid to you, or other amount reportable on an information return. Examples of information returns include, but are not limited to, the following.

• Form 1099-INT (interest earned or paid)

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• Form 1099-DIV (dividends, including those from stocks or mutual funds)

• Form 1099-MISC (various types of income, prizes, awards, or gross proceeds)

• Form 1099-B (stock or mutual fund sales and certain othertransactions by brokers)

• Form 1099-S (proceeds from real estate transactions)

• Form 1099-K (merchant card and third party network transactions)

• Form 1098 (home mortgage interest), 1098-E (student loan interest), 1098-T (tuition)

• Form 1099-C (canceled debt)

• Form 1099-A (acquisition or abandonment of secured property)

Use Form W-9 only if you are a U.S. person (including a resident alien), to provide your correct TIN.

If you do not return Form W-9 to the requester with a TIN, you might be subject to backup withholding. See What is backup withholding, *later.*

Cat. No. 10231X

Form **W-9** (Rev. 10-2018)

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IMPORTANT TAX INFORMATION

Under current U.S. federal income tax law, a Stockholder who tenders Company stock certificates that are accepted forexchange may be subject to backup withholding. In order to avoid such backup withholding, the Stockholder must providethe Exchange Agent with such Stockholder's correct taxpayer identification number and certify that such Stockholder is notsubject to such backup withholding by completing the IRS Form W-9 provided herewith. In general, if a Stockholder is anindividual, the taxpayer identification number is the Social Security number of such individual. If the Exchange Agent is not provided with the correct taxpayer identification number, the Stockholder may be subject to a $50 penalty imposed by the Internal Revenue Service. For further information concerning backup withholding and instructions for completing the IRS Form W-9 (including how to obtain a taxpayer identification number if you do not have one and how to complete the IRS Form W-9 if the Company stock certificates are held in more than one name), consult the enclosed Guidelines for Certification of Taxpayer Identification Number on IRS Form W-9.

Certain Stockholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order to satisfy the Exchange Agent that a foreign individual qualifies as an exempt recipient, such Stockholder must submit a statement, signed under penalties of perjury, attesting to that individual's exempt status, on a properly completed Form W-8BEN, or successor form. Such statements can be obtained from the Exchange Agent.

Failure to complete the IRS Form W-9 will not, by itself, cause the Company stock certificates to be deemed invalidly tendered, but may require the Exchange Agent to withhold a portion of the amount of any payments made pursuant to the merger. Backup withholding is not an additional federal income tax. Rather, the federal income tax liability of a person subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment oftaxes, a refund may be obtained provided that the required information is furnished to the Internal Revenue Service.

NOTE: FAILURE TO COMPLETE AND RETURN THE IRS FORM W-9 MAY RESULT IN BACKUP WITHHOLDING OF A PORTION OF ANY PAYMENTS MADE TO YOU PURSUANT TO THE MERGER. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON IRS FORM W-9 FOR ADDITIONAL DETAILS.

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Form W-9 (Rev. 10-2018) Page 2

By signing the filled-out form, you:

1. Certify that the TIN you are giving is correct (or you are waiting for a number to be issued),

2. Certify that you are not subject to backup withholding, or

3. Claim exemption from backup withholding if you are a U.S. exempt payee. If applicable, you are also certifying that as a U.S. person, your allocable share of any partnership income from a U.S. trade or business is not subject to the withholding tax on foreign partners' share of effectively connected income, and

4. Certify that FATCA code(s) entered on this form (if any) indicating that you are exempt from the FATCA reporting, is correct. See *What is FATCA reporting*, later, for further information.

Note: If you are a U.S. person and a requester gives you a form other than Form W-9 to request your TIN, you must use the requester's form if it is substantially similar to this Form W-9.

Definition of a U.S. person. For federal tax purposes, you are considered a U.S. person if you are:

- An individual who is a U.S. citizen or U.S. resident alien;
- A partnership, corporation, company, or association created or organized in the United States or under the laws of the United States;
- An estate (other than a foreign estate); or
- A domestic trust (as defined in Regulations section 301.7701-7).

Special rules for partnerships. Partnerships that conduct a trade or business in the United States are generally required to pay a withholding tax under section 1446 on any foreign partners' share of effectively connected taxable income from such business. Further, in certain cases where a Form W-9 has not been received, the rules under section 1446 require a partnership to presume that a partner is a foreign person, and pay the section 1446 withholding tax. Therefore, if you are a U.S. person that is a partner in a partnership conducting a trade or business in the United States, provide Form W-9 to the partnership to establish your U.S. status and avoid section 1446 withholding on your share of partnership income.

In the cases below, the following person must give Form W-9 to the partnership for purposes of establishing its U.S. status and avoiding withholding on its allocable share of net income from the partnership conducting a trade or business in the United States.

- In the case of a disregarded entity with a U.S. owner, the U.S. owner of the disregarded entity and not the entity;
- In the case of a grantor trust with a U.S. grantor or other U.S. owner, generally, the U.S. grantor or other U.S. owner of the grantor trust and not the trust; and
- In the case of a U.S. trust (other than a grantor trust), the U.S. trust (other than a grantor trust) and not the beneficiaries of the trust.

Foreign person. If you are a foreign person or the U.S. branch of a foreign bank that has elected to be treated as a U.S. person, do not use Form W-9. Instead, use the appropriate Form W-8 or Form 8233 (see Pub. 515, Withholding of Tax on Nonresident Aliens and Foreign Entities).

Nonresident alien who becomes a resident alien. Generally, only a nonresident alien individual may use the terms of a tax treaty to reduce or eliminate U.S. tax on certain types of income. However, most tax treaties contain a provision known as a "saving clause." Exceptions specified in the saving clause may permit an exemption from tax to continue for certain types of income even after the payee has otherwise become a U.S. resident alien for tax purposes.

If you are a U.S. resident alien who is relying on an exception contained in the saving clause of a tax treaty to claim an exemption from U.S. tax on certain types of income, you must attach a statement to Form W-9 that specifies the following five items.

1. The treaty country. Generally, this must be the same treaty under which you claimed exemption from tax as a nonresident alien.

2. The treaty article addressing the income.

3. The article number (or location) in the tax treaty that contains the saving clause and its exceptions.

4. The type and amount of income that qualifies for the exemption from tax.

5. Sufficient facts to justify the exemption from tax under the terms of the treaty article.

Example. Article 20 of the U.S.-China income tax treaty allows an exemption from tax for scholarship income received by a Chinese student temporarily present in the United States. Under U.S. law, this student will become a resident alien for tax purposes if his or her stay in the United States exceeds 5 calendar years. However, paragraph 2 of the first Protocol to the U.S.-China treaty (dated April 30, 1984) allows the provisions of Article 20 to continue to apply even after the Chinese student becomes a resident alien of the United States. A Chinese student who qualifies for this exception (under paragraph 2 of the first protocol) and is relying on this exception to claim an exemption from tax on his or her scholarship or fellowship income would attach to Form W-9 a statement that includes the information described above to support that exemption.

If you are a nonresident alien or a foreign entity, give the requester the appropriate completed Form W-8 or Form 8233.

Backup Withholding

What is backup withholding? Persons making certain payments to you must under certain conditions withhold and pay to the IRS 24% of such payments. This is called "backup withholding." Payments that may be subject to backup withholding include interest, tax-exempt interest, dividends, broker and barter exchange transactions, rents, royalties, nonemployee pay, payments made in settlement of payment card and third party network transactions, and certain payments from fishing boat operators. Real estate transactions are not subject to backup withholding.

You will not be subject to backup withholding on payments you receive if you give the requester your correct TIN, make the proper certifications, and report all your taxable interest and dividends on your tax return.

Payments you receive will be subject to backup withholding if:

1. You do not furnish your TIN to the requester,

2. You do not certify your TIN when required (see the instructions for Part II for details),

3. The IRS tells the requester that you furnished an incorrect TIN,

4. The IRS tells you that you are subject to backup withholding because you did not report all your interest and dividends on your tax return (for reportable interest and dividends only), or

5. You do not certify to the requester that you are not subject to backup withholding under 4 above (for reportable interest and dividend accounts opened after 1983 only).

Certain payees and payments are exempt from backup withholding. See *Exempt payee code*, later, and the separate Instructions for the Requester of Form W-9 for more information.

Also see *Special rules for partnerships*, earlier.

What is FATCA Reporting?

The Foreign Account Tax Compliance Act (FATCA) requires a participating foreign financial institution to report all United States account holders that are specified United States persons. Certain payees are exempt from FATCA reporting. See *Exemption from FATCA reporting code*, later, and the Instructions for the Requester of Form W-9 for more information.

Updating Your Information

You must provide updated information to any person to whom you claimed to be an exempt payee if you are no longer an exempt payee and anticipate receiving reportable payments in the future from this person. For example, you may need to provide updated information if you are a C corporation that elects to be an S corporation, or if you no longer are tax exempt. In addition, you must furnish a new Form W-9 if the name or TIN changes for the account; for example, if the grantor of a grantor trust dies.

Penalties

Failure to furnish TIN. If you fail to furnish your correct TIN to a requester, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

Civil penalty for false information with respect to withholding. If you make a false statement with no reasonable basis that results in no backup withholding, you are subject to a $500 penalty.

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Form W-9 (Rev. 10-2018) Page 3

Criminal penalty for falsifying information. Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

Misuse of TINs. If the requester discloses or uses TINs in violation of federal law, the requester may be subject to civil and criminal penalties.

Specific Instructions

Line 1

You must enter one of the following on this line; **do not** leave this line blank. The name should match the name on your tax return.

If this Form W-9 is for a joint account (other than an account maintained by a foreign financial institution (FFI)), list first, and then circle, the name of the person or entity whose number you entered in Part I of Form W-9. If you are providing Form W-9 to an FFI to document a joint account, each holder of the account that is a U.S. person must provide a Form W-9.

a. **Individual.** Generally, enter the name shown on your tax return. If you have changed your last name without informing the Social Security Administration (SSA) of the name change, enter your first name, the last name as shown on your social security card, and your new last name.

Note: ITIN applicant: Enter your individual name as it was entered on your Form W-7 application, line 1a. This should also be the same as the name you entered on the Form 1040/1040A/1040EZ you filed with your application.

b. **Sole proprietor or single-member LLC.** Enter your individual name as shown on your 1040/1040A/1040EZ on line 1. You may enter your business, trade, or "doing business as" (DBA) name on line 2.

c. **Partnership, LLC that is not a single-member LLC, C corporation, or S corporation.** Enter the entity's name as shown on the entity's tax return on line 1 and any business, trade, or DBA name on line 2.

d. **Other entities.** Enter your name as shown on required U.S. federal tax documents on line 1. This name should match the name shown on the charter or other legal document creating the entity. You may enter any business, trade, or DBA name on line 2.

e. **Disregarded entity.** For U.S. federal tax purposes, an entity that is disregarded as an entity separate from its owner is treated as a "disregarded entity." See Regulations section 301.7701-2(c)(2)(iii). Enter the owner's name on line 1. The name of the entity entered on line 1 should never be a disregarded entity. The name on line 1 should be the name shown on the income tax return on which the income should be reported. For example, if a foreign LLC that is treated as a disregarded entity for U.S. federal tax purposes has a single owner that is a U.S. person, the U.S. owner's name is required to be provided on line 1. If the direct owner of the entity is also a disregarded entity, enter the first owner that is not disregarded for federal tax purposes. Enter the disregarded entity's name on line 2, "Business name/disregarded entity name." If the owner of the disregarded entity is a foreign person, the owner must complete an appropriate Form W-8 instead of a Form W-9. This is the case even if the foreign person has a U.S. TIN.

Line 2

If you have a business name, trade name, DBA name, or disregarded entity name, you may enter it on line 2.

Line 3

Check the appropriate box on line 3 for the U.S. federal tax classification of the person whose name is entered on line 1. Check onlyone box on line 3.

IF the entity/person on line 1 is a(n) . . .	THEN check the box for . . .
•Corporation	Corporation
•Individual •Sole proprietorship, or •Single-member limited liability company (LLC) owned by an individual and disregarded for U.S. federal tax purposes.	Individual/sole proprietor or single-member LLC
•LLC treated as a partnership for U.S. federal tax purposes, •LLC that has filed Form 8832 or 2553 to be taxed as a corporation, or •LLC that is disregarded as an entity separate from its owner but the owner is another LLC that is not disregarded for U.S. federal tax purposes.	Limited liability company and enter the appropriate tax classification. (P= Partnership; C= C corporation; or S= S corporation)
•Partnership	Partnership
•Trust/estate	Trust/estate

Line 4, Exemptions

If you are exempt from backup withholding and/or FATCA reporting, enter in the appropriate space on line 4 any code(s) that may apply to you.

Exempt payee code.

- Generally, individuals (including sole proprietors) are not exempt from backup withholding.
- Except as provided below, corporations are exempt from backup withholding for certain payments, including interest and dividends.
- Corporations are not exempt from backup withholding for payments made in settlement of payment card or third party network transactions.
- Corporations are not exempt from backup withholding with respect to attorneys' fees or gross proceeds paid to attorneys, and corporations that provide medical or health care services are not exempt with respect to payments reportable on Form 1099-MISC.

The following codes identify payees that are exempt from backup withholding. Enter the appropriate code in the space in line 4.

1—An organization exempt from tax under section 501(a), any IRA, or a custodial account under section 403(b)(7) if the account satisfies the requirements of section 401(f)(2)

2—The United States or any of its agencies or instrumentalities

3—A state, the District of Columbia, a U.S. commonwealth or possession, or any of their political subdivisions or instrumentalities

4—A foreign government or any of its political subdivisions, agencies, or instrumentalities

5—A corporation

6—A dealer in securities or commodities required to register in the United States, the District of Columbia, or a U.S. commonwealth or possession

7—A futures commission merchant registered with the Commodity Futures Trading Commission

8—A real estate investment trust

9—An entity registered at all times during the tax year under the Investment Company Act of 1940

10—A common trust fund operated by a bank under section 584(a)

11—A financial institution

12—A middleman known in the investment community as a nominee or custodian

13—A trust exempt from tax under section 664 or described in section 4947

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Form W-9 (Rev. 10-2018) Page 4

The following chart shows types of payments that may be exempt from backup withholding. The chart applies to the exempt payees listed above, 1 through 13.

IF the payment is for . . .	THEN the payment is exempt for . . .
Interest and dividend payments	All exempt payees except for 7
Broker transactions	Exempt payees 1 through 4 and 6 through 11 and all C corporations. S corporations must not enter an exempt payee code because they are exempt only for sales of noncovered securities acquired prior to 2012.
Barter exchange transactions and patronage dividends	Exempt payees 1 through 4
Payments over $600 required to be reported and direct sales over $5,000[1]	Generally, exempt payees 1 through 5[2]
Payments made in settlement of payment card or third party network transactions	Exempt payees 1 through 4

[1] See Form 1099-MISC, Miscellaneous Income, and its instructions.

[2] However, the following payments made to a corporation and reportable on Form 1099-MISC are not exempt from backup withholding: medical and health care payments, attorneys' fees, gross proceeds paid to an attorney reportable under section 6045(f), and payments for services paid by a federal executive agency.

Exemption from FATCA reporting code. The following codes identify payees that are exempt from reporting under FATCA. These codes apply to persons submitting this form for accounts maintained outside of the United States by certain foreign financial institutions. Therefore, if you are only submitting this form for an account you hold in the United States, you may leave this field blank. Consult with the person requesting this form if you are uncertain if the financial institution is subject to these requirements. A requester may indicate that a code is not required by providing you with a Form W-9 with "Not Applicable" (or any similar indication) written or printed on the line for a FATCA exemption code.

A—An organization exempt from tax under section 501(a) or any individual retirement plan as defined in section 7701(a)(37)

B—The United States or any of its agencies or instrumentalities

C—A state, the District of Columbia, a U.S. commonwealth or possession, or any of their political subdivisions or instrumentalities

D—A corporation the stock of which is regularly traded on one or more established securities markets, as described in Regulations section 1.1472-1(c)(1)(i)

E—A corporation that is a member of the same expanded affiliated group as a corporation described in Regulations section 1.1472-1(c)(1)(i)

F—A dealer in securities, commodities, or derivative financial instruments (including notional principal contracts, futures, forwards, and options) that is registered as such under the laws of the United States or any state

G—A real estate investment trust

H—A regulated investment company as defined in section 851 or an entity registered at all times during the tax year under the Investment Company Act of 1940

I—A common trust fund as defined in section 584(a)

J—A bank as defined in section 581

K—A broker

L—A trust exempt from tax under section 664 or described in section 4947(a)(1)

M—A tax exempt trust under a section 403(b) plan or section 457(g) plan

Note: You may wish to consult with the financial institution requesting this form to determine whether the FATCA code and/or exempt payee code should be completed.

Line 5

Enter your address (number, street, and apartment or suite number). This is where the requester of this Form W-9 will mail your information returns. If this address differs from the one the requester already has on file, write NEW at the top. If a new address is provided, there is still a chance the old address will be used until the payor changes your address in their records.

Line 6

Enter your city, state, and ZIP code.

Part I. Taxpayer Identification Number (TIN)

Enter your TIN in the appropriate box. If you are a resident alien and you do not have and are not eligible to get an SSN, your TIN is your IRS individual taxpayer identification number (ITIN). Enter it in the social security number box. If you do not have an ITIN, see *How to get a TIN* below.

If you are a sole proprietor and you have an EIN, you may enter either your SSN or EIN.

If you are a single-member LLC that is disregarded as an entity separate from its owner, enter the owner's SSN (or EIN, if the owner has one). Do not enter the disregarded entity's EIN. If the LLC is classified as a corporation or partnership, enter the entity's EIN.

Note: See *What Name and Number To Give the Requester*, later, for further clarification of name and TIN combinations.

How to get a TIN. If you do not have a TIN, apply for one immediately. To apply for an SSN, get Form SS-5, Application for a Social Security Card, from your local SSA office or get this form online at *www.SSA.gov*. You may also get this form by calling 1-800-772-1213. Use Form W-7, Application for IRS Individual Taxpayer Identification Number, to apply for an ITIN, or Form SS-4, Application for Employer Identification Number, to apply for an EIN. You can apply for an EIN online by accessing the IRS website at *www.irs.gov/Businesses* and clicking on Employer Identification Number (EIN) under Starting a Business. Go to *www.irs.gov/Forms* to view, download, or print Form W-7 and/or Form SS-4. Or, you can go to *www.irs.gov/OrderForms* to place an order and have Form W-7 and/or SS-4 mailed to you within 10 business days.

If you are asked to complete Form W-9 but do not have a TIN, apply for a TIN and write "Applied For" in the space for the TIN, sign and date the form, and give it to the requester. For interest and dividend payments, and certain payments made with respect to readily tradable instruments, generally you will have 60 days to get a TIN and give it to the requester before you are subject to backup withholding on payments. The 60-day rule does not apply to other types of payments. You will be subject to backup withholding on all such payments until you provide your TIN to the requester.

Note: Entering "Applied For" means that you have already applied for a TIN or that you intend to apply for one soon.

Caution: A disregarded U.S. entity that has a foreign owner must use the appropriate Form W-8.

Part II. Certification

To establish to the withholding agent that you are a U.S. person, or resident alien, sign Form W-9. You may be requested to sign by the withholding agent even if item 1, 4, or 5 below indicates otherwise.

For a joint account, only the person whose TIN is shown in Part I should sign (when required). In the case of a disregarded entity, the person identified on line 1 must sign. Exempt payees, see *Exempt payee code*, earlier.

Signature requirements. Complete the certification as indicated in items 1 through 5 below.

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Form W-9 (Rev. 10-2018) Page 5

1. Interest, dividend, and barter exchange accounts opened before 1984 and broker accounts considered active during 1983. You must give your correct TIN, but you do not have to sign the certification.

2. Interest, dividend, broker, and barter exchange accounts opened after 1983 and broker accounts considered inactive during 1983. You must sign the certification or backup withholding will apply. If you are subject to backup withholding and you are merely providing your correct TIN to the requester, you must cross out item 2 in the certification before signing the form.

3. Real estate transactions. You must sign the certification. You may cross out item 2 of the certification.

4. Other payments. You must give your correct TIN, but you do not have to sign the certification unless you have been notified that you have previously given an incorrect TIN. "Other payments" include payments made in the course of the requester's trade or business for rents, royalties, goods (other than bills for merchandise), medical and health care services (including payments to corporations), payments to a nonemployee for services, payments made in settlement of payment card and third party network transactions, payments to certain fishing boat crew members and fishermen, and gross proceeds paid to attorneys (including payments to corporations).

5. Mortgage interest paid by you, acquisition or abandonment of secured property, cancellation of debt, qualified tuition program payments (under section 529), ABLE accounts (under section 529A),IRA, Coverdell ESA, Archer MSA or HSA contributions or distributions, and pension distributions. You must give your correct TIN, but you do not have to sign the certification.

What Name and Number To Give the Requester

For this type of account:	Give name and SSN of:
1. Individual	The individual
2. Two or more individuals (joint account) other than an account maintained by an FFI	The actual owner of the account or, if combined funds, the first individual on the account[1]
3. Two or more U.S. persons (joint account maintained by an FFI)	Each holder of the account
4. Custodial account of a minor (Uniform Gift to Minors Act)	The minor[2]
5. a. The usual revocable savings trust (grantor is also trustee)	The grantor-trustee[1]
b. So-called trust account that is not a legal or valid trust under state law	The actual owner[1]
6. Sole proprietorship or disregarded entity owned by an individual	The owner[3]
7. Grantor trust filing under Optional Form 1099 Filing Method 1 (see Regulations section 1.671-4(b)(2)(i)(A))	The grantor*

For this type of account:	Give name and EIN of:
8. Disregarded entity not owned by an individual	The owner
9. A valid trust, estate, or pension trust	Legal entity[4]
10. Corporation or LLC electing corporate status on Form 8832 or Form 2553	The corporation
11. Association, club, religious, charitable, educational, or other tax-exempt organization	The organization
12. Partnership or multi-member LLC	The partnership
13. A broker or registered nominee	The broker or nominee
14. Account with the Department of Agriculture in the name of a public entity (such as a state or local government, school district, or prison) that receives agricultural program payments	The public entity
15. Grantor trust filing under the Form 1041 Filing Method or the Optional Form 1099 Filing Method 2 (see Regulations section 1.671-	The trust

[1] List first and circle the name of the person whose number you furnish. If only one person on a joint account has an SSN, that person's number must be furnished.

[2] Circle the minor's name and furnish the minor's SSN.

[3] You must show your individual name and you may also enter your business or DBA name on the "Business name/disregarded entity" name line. You may use either your SSN or EIN (if you have one), but theIRS encourages you to use your SSN.

[4] List first and circle the name of the trust, estate, or pension trust. (Do not furnish the TIN of the personal representative or trustee unless the legal entity itself is not designated in the account title.) Also see *Special rules for partnerships,* earlier.

***Note:** The grantor also must provide a Form W-9 to trustee of trust.

Note: If no name is circled when more than one name is listed, the number will be considered to be that of the first name listed.

Secure Your Tax Records From Identity Theft

Identity theft occurs when someone uses your personal information such as your name, SSN, or other identifying information, without your permission, to commit fraud or other crimes. An identity thief may use your SSN to get a job or may file a tax return using your SSN to receive a refund.

To reduce your risk:

- Protect your SSN,
- Ensure your employer is protecting your SSN, and
- Be careful when choosing a tax preparer.

If your tax records are affected by identity theft and you receive a notice from the IRS, respond right away to the name and phone number printed on the IRS notice or letter.

If your tax records are not currently affected by identity theft but you think you are at risk due to a lost or stolen purse or wallet, questionable credit card activity or credit report, contact the IRS Identity Theft Hotline at 1-800-908-4490 or submit Form 14039.

For more information, see Pub. 5027, Identity Theft Information for Taxpayers.

Victims of identity theft who are experiencing economic harm or a systemic problem, or are seeking help in resolving tax problems that have not been resolved through normal channels, may be eligible for Taxpayer Advocate Service (TAS) assistance. You can reach TAS by calling the TAS toll-free case intake line at 1-877-777-4778 or TTY/TDD 1-800-829-4059.

Protect yourself from suspicious emails or phishing schemes. Phishing is the creation and use of email and websites designed to mimic legitimate business emails and websites. The most common act is sending an email to a user falsely claiming to be an established legitimate enterprise in an attempt to scam the user into surrendering private information that will be used for identity theft.

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The IRS does not initiate contacts with taxpayers via emails. Also, the IRS does not request personal detailed information through email or ask taxpayers for the PIN numbers, passwords, or similar secret access information for their credit card, bank, or other financial accounts.

If you receive an unsolicited email claiming to be from the IRS, forward this message to *phishing@irs.gov*. You may also report misuse of the IRS name, logo, or other IRS property to the Treasury Inspector General for Tax Administration (TIGTA) at 1-800-366-4484. You can forward suspicious emails to the Federal Trade Commission at *spam@uce.gov* or report them at *www.ftc.gov/complaint*. You can contact the FTC at *www.ftc.gov/idtheft* or 877-IDTHEFT (877-438-4338).If you have been the victim of identity theft, see *www.IdentityTheft.gov* and Pub. 5027.

Visit *www.irs.gov/IdentityTheft* to learn more about identity theft and how to reduce your risk.

Privacy Act Notice

Section 6109 of the Internal Revenue Code requires you to provide your correct TIN to persons (including federal agencies) who are required to file information returns with the IRS to report interest, dividends, or certain other income paid to you; mortgage interest you paid; the acquisition or abandonment of secured property; the cancellation of debt; or contributions you made to an IRA, Archer MSA, or HSA. The person collecting this form uses the information on the form to file information returns with the IRS, reporting the above information. Routine uses of this information include giving it to the Department of Justice for civil and criminal litigation and to cities, states, the District of Columbia, and U.S. commonwealths and possessions for use in administering their laws. The information also may be disclosed to other countries under a treaty, to federal and state agencies to enforce civil and criminal laws, or to federal law enforcement and intelligence agencies to combat terrorism. You must provide your TIN whether or not you are required to file a tax return. Under section 3406, payers must generally withhold a percentage of taxable interest, dividend, and certain other payments to a payee who does not give a TIN to the payer.Certain penalties may also apply for providing false or fraudulent information.

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ANNEX H

QSAM BIOSCIENCES, INC.

CERTIFICATE OF ACCREDITED INVESTOR STATUS

The undersigned is an “accredited investor,” as that term is defined in Regulation D under the Securities Act of 1933, as amended (the “Securities Act”). The undersigned has initialed the box(es) below indicating the basis on which he/she/it is representing his/her/its status as an “accredited investor” (please check all that apply):

______ A natural person whose individual net worth, or joint net worth with my spouse or spousal equivalent, at this time exceeds $1,000,000 (not including my personal residence);

______ A natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with my spouse or spousal equivalent in excess of $300,000 in each of those years and have a reasonable expectation of reaching the same income level in the current year;

______ A trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the QSAM securities, whose purchase is directed by a person who has such knowledge and experience in financial and business matters that he/she is capable of evaluating the merits and risks of a prospective investment;

______ A director or executive officer of QSAM Biosciences, Inc.

______ A “family office,” as defined in rule 202(a)(11)(G)–1 under the Investment Advisers Act of 1940 (17 CFR 275.202(a)(11)(G)–1):

(i) With assets under management in excess of $5,000,000,

(ii) That is not formed for the specific purpose of acquiring QSAM securities, and

(iii) Whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment;

______ A “family client,” as defined in rule 202(a)(11)(G)–1 under the Investment Advisers Act of 1940 (17 CFR 275.202(a)(11)(G)–1)), of a family office meeting the requirements in the immediately preceding paragraph and the prospective investment in QSAM is directed by such family office pursuant to paragraph (iii) above; or

______ An entity in which all of the equity holders are “accredited investors”.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Accredited Investor Status effective as of the date below and represents that the information provided herein is complete and accurate.

By:

Name of Stockholder (Individual/Entity)

If an entity, name and title of the authorized representative

Date:

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